Exhibit 10.2

Execution Version

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

BY AND BETWEEN

Raser Technologies, Inc.,

AS CONTRACTOR

AND

Thermo No. 1 BE-01, LLC

AS OWNER

Dated as of

August 31, 2008

EPC Agreement

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LIST OF SCHEDULES

Schedule A:	[Reserved]
Schedule B:	Project Schedule
Schedule C:	Owner-Supplied Assets; Owner Construction Agreements
Schedule D:	Prove-Out
Schedule E:	Project Budget
Schedule F:	Milestones
Schedule G:	Insurance Requirements
Schedule H:	Project Design Book
Schedule I:	Equity Base Case Model
Schedule J:	Confidentiality Agreement
Schedule Z:	Definitions Annex

LIST OF EXHIBITS

Exhibit A-1:	Form of Lien Release
Exhibit A-2:	Form of Conditional Lien Waiver
Exhibit A-3:	Form of Final Lien Release
Exhibit B:	Form of Milestone Progress Report
Exhibit C:	Form of Geothermal Resource and Energy Assessment Certificate
Exhibit D:	Form of Facility Substantial Completion Certificate
Exhibit E:	Form of Final Completion Certificate
Exhibit F:	Form of Notice of Facility Substantial Completion
Exhibit G:	Form of Notice of Final Completion
Exhibit H:	Form of EPC Funding Request
Exhibit I:	Form of EPC Payment Request
Exhibit J:	Form of Independent Engineer Funding Certificate
Exhibit K:	Form of Independent Engineer Payment Certificate
Exhibit Z-A:	Form of Schedule Z Amendment

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ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT, dated as of August 31, 2008 (the “Effective Date”), by and between Thermo No. 1 BE-01, LLC, a Delaware limited liability company (“Owner”), and Raser Technologies, Inc., a Delaware corporation (“Contractor”).

RECITALS

WHEREAS, Owner has the rights to the Facility Site and intends to develop and construct the Facility on the Facility Site; and

WHEREAS, the Facility, in general, will consist of fifty (50) PureCycle© 225 System geothermal power system turbines and other related equipment, machinery and assets necessary to make the Facility operational, and the Facility will be interconnected with the PacifiCorp 24.9 kV transmission line that runs along Thermo Road in Beaver County, Utah; and

WHEREAS, pursuant to this Agreement, Owner agrees to engage Contractor to provide all engineering, procurement, construction, drilling, wellfield development and management services to or on behalf of Owner with respect to the development and construction of the Facility, and Contractor agrees to provide such services, in each case, in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

1.1.1 Unless the context otherwise requires, capitalized terms used but not otherwise defined herein shall have the respective meanings specified in Schedule Z attached hereto.

1.1.2 The Parties hereto agree that Schedule Z attached hereto shall be deemed amended upon entering into an amendment agreement in the form attached hereto as Exhibit Z-A, whereupon execution of which by each Party hereto and thereto in connection with the amendment, modification, revision or restatement of any Schedule Z Document attached hereto shall be removed and replaced by such amended, modified, revised or restated form of Schedule Z.

Section 1.2 Interpretation.

1.2.1 The words “Engineering, Procurement and Construction Agreement”, “this Agreement”, “herein”, “hereunder”, “hereof”, “hereby”, or other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.

1.2.2 Unless the context requires otherwise, in this Agreement (a) words singular or plural in number shall be deemed to include the other and pronouns having a masculine, feminine or neuter gender shall be deemed to include the other, (b) any reference to any Person shall include its permitted successors and assigns, (c) any reference to Governmental Authority shall include any Person succeeding to its functions and capacities, (d) any reference to any Article, Section, Exhibit or Schedule shall mean and refer to the Article or Section contained in or the Exhibit or Schedule attached to this Agreement, (e) Exhibits and Schedules attached hereto are part of this Agreement, (f) all the agreements, documents, exhibits, schedules and other instruments defined or referenced herein shall mean such agreements, documents, exhibits, schedules and other instruments as the same may from time to time be amended, revised, modified or supplemented or the terms and conditions thereof waived to the extent permitted by, and in accordance with the terms thereof and of the other Operative Documents, (g) the words “include” and “including” shall mean to include, without limitation, (h) all times are Eastern Standard Time or Eastern Daylight Time, as the case may be, and (i) all amounts to be paid hereunder are referenced in Dollars and are to be paid by wire transfer in immediately available funds.

ARTICLE II

CONTRACTOR’S WORK AND OTHER OBLIGATIONS

Section 2.1 Notice to Proceed.

At any time after the date hereof, Owner may deliver to Contractor a written notice directing Contractor to commence performance of the Work, and Contractor shall thereupon commence full performance of the Work.

Section 2.2 Work to be Performed.

Subject to the terms and conditions of this Agreement, Contractor shall perform and provide all Services, Equipment and Materials and Support, in each case, that are necessary or appropriate to design, engineer and construct the Facility and otherwise complete the Project, in each case (a) in accordance with the Project Schedule, (b) in compliance with the Project Standards, (c) in compliance with the requirements and specifications of the Project Design Book, (d) in compliance with the terms and conditions hereof and (e) in a manner so as to achieve the Project Objectives (collectively, the “Work”). Contractor shall be solely and exclusively responsible for (x) all Work to be performed or provided hereunder and (y) completion of the Project. Without limiting the generality of this Section 2.2, “Work” includes the following:

2.2.1 Work In General. Contractor has reviewed the Project Design Book and has identified the portions of the Facility that comprise the EPC Assets and the Owner-Supplied Assets, and Contractor confirms that, collectively, the EPC Assets and Owner-Supplied Assets will comprise the entirety of the Facility and that the Facility, upon Final Completion, will be capable of achieving the Project Objectives. For the avoidance of doubt but without limiting any obligations set forth herein, “Work” hereunder includes any and all Services, Equipment and Materials and Support specified or otherwise described in the Project Design Book. Contractor shall perform or provide (i) the Services, Equipment and Materials and Support that are necessary or appropriate to design, engineer, procure and construct the EPC Assets and (ii) the Services and Support that are necessary or appropriate to direct, oversee or otherwise manage the designing, expediting, provisioning, engineering, procurement and construction of the Owner-Supplied Assets.

2.2.2 Project Design Book. Title to the Project Design Book will pass to Owner upon execution of this Agreement. Until delivery of the Project Design Book to the Owner pursuant to Section 6.2.7, Contractor shall maintain the Project Design Book and shall update and revise the Project Design Book based upon equipment selection and final design of the Facility, taking into account any permitted change orders or any other events or conditions affecting the final design of the Facility. As a condition to Final Completion, Contractor shall provide to Owner electronic and hard copies of the Project Design Book together with final copies of all documents, diagrams and drawings referenced therein (including the “as-built” drawings of the Facility).

2.2.3 Cooperation. Contractor will cooperate and coordinate with Owner and the Independent Engineer, the Interconnection Service Provider, federal, state and local agencies and any other Person in connection with the Work.

2.2.4 Certification of Work. Contractor will ensure that all Work hereunder requiring certification shall be certified by professional engineers or other Persons properly licensed and qualified to perform such certification in the jurisdiction in which such Work is to be performed or the any other jurisdiction where such certification is required in connection with the performance of any Work.

2.2.5 Construction Management. The Contractor will direct, oversee and otherwise manage the Work in accordance with this Agreement.

2.2.6 Inspection of Equipment and Materials. Contractor shall inspect or cause to be inspected all Equipment and Materials to be integrated or incorporated with or into the Facility (including Equipment and Materials comprising the Owner-Supplied Assets), as are customarily inspected in connection with work of the same nature as the Work, or as otherwise necessary in connection with the Work, including inspecting the Work in progress at intervals appropriate to the stage of construction, fabrication or shipment on or off the Facility Site as necessary to determine that such Work is proceeding in compliance with the Project Standards, the Project Design Book and Project Schedule. Contractor shall reject those items or Work not in compliance with the requirements of the Project Standards and the Project Design Book. Contractor shall cause any item or Work that is rejected by Contractor pursuant to the immediately preceding sentence to be corrected (whether by repair, replacement or otherwise), including through the exercise of any rights of Owner on Owner’s behalf under any Owner Construction Agreements, so that such item or Work is in compliance with the requirements of this Agreement, including the Project Design Book. Owner, the Independent Engineer and a representative of the Administrative Lender shall each have the option of being present at all inspections at the Facility Site and, in the event that the progress and quality of the Work are not proceeding in accordance with this Agreement and the Project Schedule, shall be entitled to make recommendations to Contractor for the purpose of remedying any defects or deficiencies in work; provided, that Contractor shall have no obligation to take or refrain from taking any action based on such recommendation. Contractor will notify Owner, the Independent Engineer and the Administrative Lender of testing or inspection of the Facility not less than seven (7) days in advance of such testing or inspection. No inspection performed or failed to be performed by Owner or the Independent Engineer shall be deemed a waiver of any of Contractor’s obligations hereunder or be construed as an approval or acceptance of the Work for any purpose hereunder.

2.2.7 Integration and Incorporation of Equipment and Materials. Contractor shall direct, oversee or otherwise manage the integration and incorporation of the EPC Assets and the Owner-Supplied Assets comprising the Facility and provide any and all Services, Equipment and Materials and Support relating thereto, and Contractor shall ensure that the workmanship with respect to such integration and incorporation complies with the Project Standards and the Project Design Book.

2.2.8 Clearance and Preparation of Facility Site. Contractor shall have inspected the Facility Site and represents upon execution of this Agreement that the Facility Site is sufficient and suitable for Contractor to perform the Work in accordance with this Agreement. Contractor shall be responsible for clearing the Facility Site and otherwise preparing the Facility Site in connection with the Project, if necessary, including the removal of surface and sub-surface obstructions, if any.

2.2.9 [RESERVED].

2.2.10 Materials and Equipment. Contractor shall pay all royalties, import duties, license fees or other amounts, if any, in connection with the construction and procurement of any Materials and Equipment comprising the Facility; provided, that, except as otherwise provided herein with respect to an Owner Construction Agreement Shortfall, the Owner shall pay, at Contractor’s direction, any such amounts due in connection with Owner Construction Agreements as provided in Article V.

2.2.11 Procurement of Labor, Personnel and Other Services. Contractor shall procure, and, with respect to Owner-Supplied Assets, shall direct, oversee and otherwise manage the procurement of all labor, personnel, manufacturing and related services necessary or appropriate to perform or provide the Work, construct the Facility and complete the Project. Contractor shall pay all amounts, if any, levied, imposed, due and otherwise payable in connection with the procurement of all labor, personnel, manufacturing and related services hereunder, including as provided in Section 2.2.13 hereof; provided, that, except as otherwise provided herein with respect to an Owner Construction Agreement Shortfall, the Owner shall pay, at Contractor’s direction, any such amounts due in connection with Owner Construction Agreements as provided in Article V. Contractor shall be responsible for all labor, personnel, manufacturing and related services procured by or at the direction of the Contractor, including any Subcontractors or pursuant to any Construction Document. Contractor shall hire professional engineers licensed, certified and qualified, as applicable to the relevant task, to perform the design, technical, engineering or similar services required for the Work, and other personnel licensed, certified or qualified to provide or perform any other Work hereunder.

2.2.12 Owner-Supplied Assets; Owner Construction Agreements.

2.2.12.1 In General; Nature of Owner Construction Agreements. Contractor acknowledges that Owner has or shall directly enter into the Owner Construction Agreements for the provision, procurement and construction of those Services and Equipment and Materials comprising the Owner-Supplied Assets. Nonetheless, Contractor further acknowledges and agrees that the subject matter of the Owner Construction Agreements is, or shall be deemed, “Work” to be provided or performed by Contractor hereunder and, therefore, Contractor and Owner agree that, except as expressly stated herein or as Owner otherwise directs, Contractor shall act on behalf of Owner with respect to all Owner Construction Agreements to the same extent and in the same manner as if such Owner Construction Agreements were Subcontracts with Contractor for all purposes hereunder. Contractor shall ensure that any Work performed or provided in connection with such Owner Construction Agreements shall be provided or performed in compliance with all requirements applicable to Work provided or performed hereunder.

2.2.12.2 Execution and Delivery of Owner Construction Agreements. As of the date hereof, the Owner Construction Agreements that have been duly executed and delivered by the parties thereto are set forth in Schedule C attached hereto; such Owner Construction Agreements have been reviewed and negotiated at Owner’s direction by the Contractor. Subject to Section 2.2.12.6, on and after the date hereof, Owner hereby grants Contractor the continuing authority to negotiate, on Owner’s behalf, all Owner Construction Agreements, or amendments or replacements thereto, with respect to the Owner-Supplied Assets; provided, that (i) Contractor shall negotiate such Owner Construction Agreements, or amendments or replacements thereto, in good faith and exercise reasonable care in connection with the foregoing, (ii) Contractor shall negotiate such Owner Construction Agreements, or amendments or replacements thereto, bearing in mind the Budget Commitment, (iii) all Owner Construction Agreements, or amendments or replacements thereto, shall be executed and delivered by Owner once fully negotiated by Contractor.

2.2.12.3 Responsibilities and Rights under Owner Construction Agreements. Contractor shall, on behalf of Owner, fully perform all duties, responsibilities and obligations and exercise all rights, including with respect to rights to damages and warranties, of the Owner under the Owner Construction Agreements until Final Completion, except for obligations of the Owner to make payments due thereunder; provided, that Contractor shall act in good faith and exercise reasonable care in connection with the foregoing; provided, further, that, notwithstanding anything else to the contrary herein, Contractor shall (i) pay, and otherwise be solely responsible for the payment of, any Owner Construction Agreement Shortfall, and (ii) pay any and all amounts in connection with the Drilling Services with amounts set forth in the Drilling Account; provided, further, on the Effective Date hereof, Owner shall reimburse Contractor for any amounts incurred on behalf of Owner in connection with Owner Construction

Agreements. If on any date that an Owner Construction Agreement Shortfall exists Owner has actually received any Capital Investment Proceeds and such Capital Investment Proceeds have not been allocated to any other cost or expense of Owner, then Contractor shall have the right to direct Owner to apply any unallocated amount of Capital Investment Proceeds to satisfy Contractor’s obligations hereunder with respect to any Owner Construction Agreement Shortfall. Contractor shall administer and direct payments under the Owner Construction Agreements as provided in Article V hereof. If Contractor fails in any material respect to perform any duties, responsibilities or obligations or exercise any rights under the Owner Construction Agreements as may be reasonably necessary or appropriate in connection with the Work, then Owner reserves the right to perform such duties, responsibilities or obligations or exercise such rights. For the avoidance of doubt and notwithstanding anything else to the contrary herein, any and all amounts paid to or received, including constructive receipt by Owner by means of setoff or retention of payments with respect to the exercise of Owner’s rights under any Owner Construction Agreement shall be the sole and exclusive property of Owner; provided, that if Contractor has incurred out-of-pocket costs and expenses relating to making Owner whole with respect to the subject matter of any claim giving rise to (or that could give rise to) any recovery under any Owner Construction Agreement, then Owner shall assign its rights under such Owner Construction Agreement to recover such out-of-pocket costs and expenses from the counter-party to such Owner Construction Agreement so long as (i) no Credit Agreement Event of Default has occurred and is continuing at such time, (ii) Owner has otherwise been made whole with respect thereto prior to such assignment and (iii) (a) Contractor shall only be assigned such rights to the extent necessary to permit it to recover its out-of-pocket costs and expenses and (b) for the avoidance of doubt, any recovery by Contractor of amounts in excess of such out-of-pocket costs and expenses, if any, shall be immediately paid to Owner.

2.2.12.4 Consideration for Obligations. Contractor hereby acknowledges and agrees that the Contract Price, as may be adjusted hereby, to be paid by the Owner to the Contractor encompasses adequate and full consideration for Contractor’s obligations hereunder with respect to any Owner Construction Agreements, including with respect to those obligations set forth in this Section 2.2.12.

2.2.12.5 Cooperation. Contractor and Owner will cooperate with each other (i) to ensure that each of the Contractor and Owner has correct and complete copies of all Owner Construction Agreements and all other information relating to the Owner-Supplied Assets, and (ii) without limiting the obligations of Contractor hereunder, in the performance of all duties, responsibilities and obligations and exercise of all rights under the Owner Construction Agreements.

2.2.12.6 Contractor Authority. Owner hereby grants to Contractor authority to act on behalf of Owner, as agent, in connection with performing any obligation under or exercising any rights, including with respect to rights to damages and warranties, with respect to the Owner Construction Agreements as required pursuant to this Section 2.2.12; provided, that such authority, including the nature and extent thereof, shall solely be that which is necessary or appropriate for the purpose of performing Contractor’s obligations with respect to the Owner Construction Agreements hereunder; provided, further, that, upon and during the continuance of Contractor Event of Default, Owner may, at any time and in its sole discretion, revoke or otherwise limit such authority of Contractor granted hereby.

2.2.13 Taxes. As part of the Work, Contractor shall be responsible for the administration and payment of all Sales Taxes. Contractor shall also be responsible for the administration and payment of: (a) all gross receipts and excise taxes, that are properly payable by Contractor in performance of the Work, (b) all payroll and other related employment compensation Taxes for Contractor’s employees; (c) all federal, state, and other Taxes which may be assessed on Contractor’s income; (d) all engineering and business license costs; and (e) all other Taxes, duties and fees of any kind, in each case that are properly payable by Contractor in the performance of the Work (collectively, the “Contractor’s Taxes”). The Contract Price shall not be increased or otherwise affected as a result of any Sales Taxes or Contractor’s Taxes; provided, that Contractor shall be reimbursed in accordance with Section 3.3 for all Sales Taxes paid by Contractor with respect to Equipment and Materials. Contractor shall furnish to the appropriate taxing authorities all required information and reports in connection with all Contractor’s Taxes and Sales Taxes. Contractor shall provide assistance as reasonably requested by Owner or its tax consultant(s), in confirming eligibility and qualification for exemptions from Sales Taxes (and any other exemptions) to the relevant Governmental Authority. After Facility Substantial Completion or within thirty (30) days of a request therefor, Contractor shall provide Owner with information regarding quantities, descriptions, and costs of property installed at the Facility, together with all other information that may affect the Taxes of Owner, in connection with the preparation of tax returns, satisfying regulatory requirements or as otherwise required in connection with Financing Documents or with obtaining exemption from or rebate of Sales Taxes. Contractor agrees to use commercially reasonable efforts to participate in Sales Tax exemption or rebate programs identified by Owner and to pass the Sales Tax savings or rebate through to Owner to the extent that such costs underlying the rebate are included in the Project Budget. Contractor shall use commercially reasonable efforts to minimize Sales Taxes and cooperate with Owner in its efforts to minimize Sales Taxes.

2.2.14 Governmental Approvals. Contractor shall obtain and maintain, for itself and on behalf of Owner, any and all Governmental Approvals (and any renewal or replacement of the same) required or otherwise necessary or appropriate for the performance of the Work, the construction of the Facility, the completion of the Project and which may otherwise be necessary or appropriate in connection with the transactions contemplated by this Agreement. Contractor shall pay any and all fees, costs and expenses in connection with the foregoing. All such Governmental Approvals shall, to the extent permitted by Applicable Law, be in the name of Owner, and otherwise Contractor shall take all action and do all things necessary or appropriate to permit the prompt transfer of all such Governmental Approvals to Owner in the event this Agreement is terminated or Contractor is otherwise limited or prohibited from performing or otherwise satisfying its obligations hereunder. Contractor shall provide copies of all such

Governmental Approvals (and any renewals or replacements of the same) to Owner promptly upon obtaining them.

2.2.15 Storage and Related Matters. Contractor shall oversee, manage or provide for the transportation, receipt, storage, expediting and maintenance of any Equipment and Materials, including any Hazardous Materials, in connection with the provision or performance of any Work hereunder as necessary or appropriate. During the construction of the Facility, Contractor shall warehouse or otherwise provide appropriate storage facilities, whether temporary or permanent, in accordance with manufacturers’ recommendations for any Equipment and Materials comprising the Facility and/or required for completion of the Project, including any Hazardous Materials. The foregoing matters shall be provided or performed by Contractor in compliance with the Project Standards.

2.2.16 Utilities. Contractor shall obtain and maintain, for itself and on behalf of Owner, any and all utilities required or otherwise necessary or appropriate for the performance of the Work, the construction of the Facility and the completion of the Project and any and all other utilities which may be necessary or appropriate in connection with the transactions contemplated by this Agreement. Contractor shall pay any and all fees, costs and expenses in connection with the foregoing during the term of this Agreement. All such utilities shall, to the extent permitted by Applicable Law, be in the name of Owner, and otherwise Contractor shall take all action and do all things necessary or appropriate to permit the prompt transfer of all such utilities to Owner in the event this Agreement is terminated or Contractor is otherwise limited or prohibited from performing or otherwise satisfying its obligations hereunder.

2.2.17 Start-Up and Initial Operation. The Work includes the start-up of the Facility and its components, the calibration of controls and equipment and initial operation of the Facility through Facility Substantial Completion. Contractor shall provide Interconnection Service Provider with such prior notice as required by the Interconnection Service Provider, such notice to be delivered simultaneously to Owner, for start-up and the performance of the Prove-Outs and synchronization for the Facility with the utility grid. Owner, the Independent Engineer and a representative of the Administrative Lender may observe and verify the synchronization procedures. For the avoidance of doubt and notwithstanding the foregoing, Work shall include all Work necessary or appropriate to achieve Final Completion in accordance with the requirements hereof.

2.2.18 Prove-Out. Contractor shall perform, and re-perform as necessary, the Prove-Outs in accordance with Article VII, and shall promptly provide Owner with a written report of the results thereof.

2.2.19 Clean-Up and Waste Disposal. Prior to Final Completion, Contractor will remove the waste materials, rubbish, Contractor’s tools, construction equipment, machinery, surplus materials, rubbish, waste materials and other debris or waste from the Facility and the Facility Site and such removal shall be conducted in accordance with the Project Standards. Contractor will leave the Facility and the Facility Site in a clean and useable condition.

2.2.20 Safety Precautions. Contractor shall initiate, maintain and supervise reasonable safety precautions and programs in connection with the performance of the Work and in accordance with the Project Standards, including taking reasonable precautions for the safety of, and providing reasonable protection to prevent damage, injury or loss to (i) Persons employed by Contractor or Subcontractors or any other contractors at the Facility Site in connection with the Work and other Persons at the Facility Site who may be affected thereby, (ii) supplies, materials, equipment and other components to be incorporated into the Facility in storage on the Facility Site, or under the care, custody or control of Contractor or any Subcontractor, and (iii) other property at the Facility Site or adjacent thereto. In emergencies affecting the safety or protection of Persons or the Work or property at the Facility Site, Contractor, without special instruction or authorization from Owner, shall act reasonably to prevent damage, injury, or loss.

2.2.21 Security. Contractor shall be responsible for the security of the Facility and the Facility Site at all times prior to Facility Substantial Completion. All security shall be conducted in accordance with the Project Standards.

2.2.22 Hazardous Materials. Contractor will immediately notify Owner of any known spills, emissions or other releases of Hazardous Materials in violation of Project Standards that occur on the Facility Site or in connection with the Work. Contractor will be responsible for removing from the Facility Site and areas adjacent thereto, and for properly disposing of, in compliance with Applicable Laws and Governmental Approvals, Hazardous Materials brought onto or released, generated or accumulated at the Facility Site by Contractor, any Subcontractor or any other Person under the direction, oversight or management of the Contractor in the course of performing the Work.

2.2.23 Protection of Property, Materials and Equipment. If in the performance of the Work, any of Contractor’s Personnel, any Subcontractor or any other Person under the direction, oversight or management of the Contractor directly or indirectly causes any damage to any property, then Contractor will or will cause the immediate repair, rebuilding or other restoration of the same or otherwise make whole such damage in a manner reasonably acceptable to the owner thereof.

2.2.24 Operating and Maintenance and Vendor Equipment Manuals. Prior to Facility Substantial Completion, Contractor will prepare and deliver to Owner the manuals for the start-up, operation and maintenance of the Facility in accordance with the Project Standards and any manuals from Contractor’s vendors that have been provided to Contractor (such manuals, the “O&M Manuals”).

2.2.25 Other Work. As part of the Work, Contractor shall perform or provide any other Services, Equipment and Materials or any Support, including any actions or items not specifically described in this Agreement, if it reasonably may be inferred in accordance with applicable standards hereunder that such additional work or item is contemplated as part of this Agreement or are necessary or appropriate to perform the Work and achieve Facility Substantial Completion and Final Completion in accordance with Article VI.

Section 2.3 Project Schedule, Progress Reports, Meetings; Books and Records.

2.3.1 Contractor will perform the Work in accordance with the Project Schedule; provided, that if (i) the progress of the Project departs from the Project Schedule or (ii)

Contractor fails to achieve (x) any Milestone when required to be achieved in accordance with the Project Schedule, (y) Facility Substantial Completion by the Guaranteed Final Completion Date or (z) Final Completion by the Guaranteed Final Completion Date, then, in each case, Contractor shall take all actions, or refrain from taking any actions, necessary and appropriate so as to cause (a) the progress of the Project to become in compliance with the Project Schedule, (b) such Milestone to be achieved as soon as possible after the date upon which it was required to be achieved in accordance with the Project Schedule, (c) Facility Substantial Completion to be achieved as soon as possible after the Guaranteed Final Completion Date, and (d) Final Completion to be achieved as soon as possible after the Guaranteed Final Completion Date.

2.3.2 Within five (5) Business Days after the end of each calendar month, Contractor shall submit to Owner a Milestone Progress Report in the form attached hereto as Exhibit B of actual progress of the Work, covering progress through the date of each Milestone Payment Request. The Milestone Progress Report shall include (i) a detailed description of the Work, including Contractor’s and all Subcontractors’ activities and engineering, manufacturing, construction and testing progress as compared with the Project Schedule (and, at the request of Owner, an updated schedule), (ii) description and evaluation of problems and deficiencies in the Work performed hereunder, including an explanation and evaluation, in reasonably sufficient detail, of any factors that have had or are anticipated to have a material effect on the Project Schedule and the remedies in effect or planned and (iii) any other information pertaining to the Work reasonably requested by Owner.

2.3.3 During the performance of the Work and until Final Completion, Contractor, Owner and the Independent Engineer shall meet with the Contractor no less frequently than monthly to review the progress of the Work.

Section 2.4 Standards of Performance.

2.4.1 Contractor shall be responsible for construction means, methods, techniques, sequences, procedures and safety and security programs in connection with the performance of the Work. Contractor shall perform, or cause to be performed, all Work in accordance and in compliance, in all respects, with the Project Standards.

2.4.2 Contractor shall retain care, custody and control of and bear the responsibility to repair or correct any loss, destruction or damage of or to the Facility or any component thereof until care, custody and control of the Facility or any component thereof is transferred to Owner in accordance with Article VI or until this Agreement is terminated; provided, that in connection with any Casualty Event, Owner shall make available to Contractor the proceeds or funds available for Restoration Work in accordance with the Credit Agreement to the extent that such Casualty Event does not result in the termination of this Agreement. In addition, Owner shall not be liable for losses to any of Contractor’s materials, equipment or supplies as a result of any event other than the gross negligence or direct action of Owner.

2.4.3 Notwithstanding anything else to the contrary herein, Contractor shall perform or provide, or cause to be performed or provided, all Work in a manner and with the purpose, and take all action and do all things necessary or appropriate, so as to permit the prompt transfer of care, custody and control of the Facility, the Facility Site, Subcontracts and any

Government Approvals held in the name of Contractor to Owner in the event this Agreement is terminated or Contractor is otherwise limited or prohibited from providing, performing or otherwise satisfying its obligations hereunder, including with respect to insurance, utilities, leases of any real or personal property, warranties, Governmental Approvals or any other matter.

Section 2.5 Title to the Facility.

2.5.1 Other than as to the Owner-Supplied Assets, as to which title shall at all times be vested in and as to which risk of loss shall at all times be borne by Owner, title to and risk of loss of all Equipment and Materials comprising the Facility shall vest in Owner upon the earliest of (a) the installation of such Equipment and Materials into the permanent Facility Site and (b) payment therefor by Owner pursuant to Section 5.1 hereof. Title to water, soil, rock, gravel, sand, minerals, timber and any other resources developed or obtained in the excavation or the performance by Contractor of the Work and the right to use said items or dispose of the same is expressly vested in and reserved by Owner.

2.5.2 Contractor shall retain title in its standard drawing details, designs, specifications, databases, computer software and any other proprietary property used in connection with the Work; provided, that Owner shall at all times (including after any termination of this Agreement), have the right to retain copies thereof and is hereby granted a perpetual, irrevocable, royalty free and non-exclusive license to use such drawings, designs, specifications, databases, computer software and any other information of Contractor to the extent such items are necessary or appropriate for and used in the full and complete operation and maintenance of the Facility in accordance with the Project Objectives, whether now existing or hereafter developed or acquired. In the event the Owner or Contractor or both obtain copyrights or other legal entitlements to any inventions or patents derived in connection with the Work, the provisions of this paragraph shall not entitle the non-obtaining Party to any rights thereto or in connection therewith, but shall entitle the non-obtaining Party to use such inventions or patents for its own purposes, which purposes in the case of Owner, shall be limited to the operation and maintenance of the Facility, without the obligation to compensate or otherwise coordinate with, or obtain the approval of, the other Party.

Section 2.6 Subcontractors.

2.6.1 Payments to Subcontractors. Contractor shall require all Subcontractors to provide timely invoices for all Work performed under any Subcontracts. Upon receipt of such invoices, Contractor shall promptly pay all amounts then due unless such amounts are being contested by Contractor in good faith, in which event Contractor shall promptly seek to resolve any dispute relating thereto. To the extent reasonably practicable, Contractor shall require all Subcontracts to state that Subcontractors will provide notice to the Owner and the Administrative Lender of any failure of Contractor to timely pay any invoices, and further provide that Administrative Lender shall have an opportunity to cure any failure by Contractor to pay such invoices when due prior to the termination of any Work to be provided or performed pursuant to any Subcontracts.

2.6.2 No Privity with Owner. Owner shall not be deemed by virtue of this Agreement or otherwise to have any contractual obligation to or relationship with any

Subcontractor until such time as any Subcontract or rights thereunder are assigned to Owner. To the extent reasonably practicable, Contractor shall include a clause to this effect in each Subcontract with Subcontractors. Contractor shall be solely responsible for all fees, costs and expenses due and payable to each Subcontractor for services, equipment, material or supplies in connection with the Work.

2.6.3 Subcontracts and other Documents. Contractor will provide Owner with copies of all Subcontracts or other contract, agreements or documents relating to the Facility.

2.6.4 Subcontractor Warranties; Warranties Under Owner Construction Agreements. Contractor will use commercially reasonable efforts to procure from all Subcontractors providing any Services and Equipment and Materials comprising the Facility, warranties with respect to such Services and Equipment and Materials for a period of no less than twelve (12) months after Facility Substantial Completion and for a further twelve (12) months after any warranty repair with respect to the subject of the repair; provided, that Contractor shall procure Subcontractor warranties for the longest duration commercially reasonably available without exceeding the Contract Price. Contractor will obtain and maintain all such warranties in full force and effect until assignment to Owner, and Contractor will enforce such warranties itself and/or on behalf of Owner as well as any warranties under the Owner Construction Agreements as provided in Article IX. Subject to the provisions of Section 2.2.12.3 and Section 9.3.2, the cost to Contractor of any services performed by Contractor in connection therewith including any work necessary to assist in the enforcement of claims against or correction of any Work provided or performed by a Subcontractor (or any contractor or supplier under an Owner Construction Agreement) is included in the Contract Price. On or prior to Facility Substantial Completion, or upon the earlier termination of this Agreement or upon Owner’s reasonable determination that Contractor is not enforcing any Subcontractor or Owner Construction Agreement warranties in the best interest of Owner, Contractor will assign its rights under all such Subcontractor warranties to Owner, and Owner shall have the right to enforce its rights under such warranties and the Owner Construction Agreements. Contractor will secure such assignment from each Subcontractor, and Contractor will deliver to Owner copies of all related Subcontracts. Neither Contractor, nor any of Contractor’s Personnel shall take any action that could release, void, impair or waive any Subcontractor warranties.

2.6.5 Assignment of Subcontracts. To the extent reasonably practicable, each Subcontract and purchase order shall provide that, upon notification to the Subcontractor from Owner that (a) this Agreement has been terminated, (b) Contractor’s right to proceed with the Work has been terminated, (c) Owner will thereafter be assuming Contractor’s rights and obligations under such Subcontract, or (d) Contractor has become insolvent or Contractor has otherwise become subject to bankruptcy proceedings, whether voluntary or involuntary, then, if Owner requests that such Subcontractor continue the Work being performed or provided by such Subcontractor, such Subcontractor shall continue to perform its responsibilities under such Subcontract for the benefit of Owner and shall recognize Owner as being vested with all the rights and responsibilities of Contractor under such Subcontract. Notwithstanding the foregoing, it is specifically understood and agreed (and, to the extend reasonably practicable, each Subcontract shall acknowledge) that no Subcontractor shall have any right to look to Owner for the performance of Contractor’s obligations under any Subcontract unless and until such Subcontractor has received such notice from Owner.

2.6.6 Insurance.

2.6.6.1 Contractor’s Insurance. Contractor shall obtain, maintain and keep in force throughout the term of this Agreement, including paying all amounts with respect thereto, such insurance coverage as is required by Applicable Law to be obtained and maintained by Contractor and is reasonable or customary to be obtained and maintained by Contractor in connection with the Project, as set forth on Schedule G hereto.

2.6.6.2 Subcontractor’s Insurance. Contractor shall require its Subcontractors to obtain, maintain and keep in force throughout the time during which they are engaged by Contractor such insurance coverage as are required in their Subcontracts with Contractor and by Applicable Law and as are reasonable and customary for the Work to be performed under such Subcontract.

ARTICLE III

OWNER OBLIGATIONS

Section 3.1 Facility Real Estate Rights and Access to Facility Site.

Owner will secure and maintain at its own expense all Real Estate Rights, and Owner will secure and furnish to Contractor reasonable ingress, egress and access to the Facility Site as necessary for Contractor to perform the Work, including area sufficient for the laydown and storage of construction equipment and Equipment and Materials.

Section 3.2 Cooperation.

Owner shall cooperate with Contractor in the fulfillment of Contractor’s obligations hereunder, and shall execute and deliver any and all instruments, filings, certificates or other documents necessary or appropriate in connection with the foregoing.

Section 3.3 Taxes.

3.3.1 Owner shall administer and pay Taxes imposed by any taxing authority on Owner or required to be collected or paid by Owner, including Taxes: (i) that constitute property taxes, real or personal, assessed on the Equipment and Materials, Facility and Facility Site, (ii) that are measured by the sale of electricity or byproducts from the Facility, and (iii) upon the gross receipt, income or net income of Owner.

3.3.2 With respect to Sales Taxes, Owner shall: (i) furnish to Contractor all exemption certificates, information and reports required to be submitted to appropriate taxing authorities in connection with Sales Tax exemptions or rebates necessary for Contractor to perform its obligations or exercise its rights with respect to Sales Tax rebates and exemptions pursuant to Section 2.2.13, and (ii) reimburse Contractor for the full amount of Sales Taxes properly paid by Contractor in accordance with this Agreement (recognizing Contractor’s obligation to seek and obtain Sales Tax exemptions as described in Section 2.2.13).

Section 3.4 Owner’s Insurance.

Owner shall obtain, maintain and keep in force throughout the term of this Agreement, including paying all amounts with respect thereto, such insurance coverage as is required by Applicable Law to be obtained and maintained by Owner and is reasonable or customary to be obtained and maintained by Owner in connection with the Project, as set forth on Schedule G hereto.

Section 3.5 Owner’s Right to Cure.

Upon written notice to Contractor from Owner regarding Contractor’s failure to perform or other comply with any obligation hereunder, if Contractor fails to remedy, correct or otherwise cure such failure promptly, but no longer than within five (5) calendar days of such notice by Owner, Owner shall have the right, but not the obligation, to remedy, correct or otherwise cure such failure by any means Owner deems, in its sole discretion, necessary or appropriate; provided, that Owner may only exercise such right if Contractor’s failure could reasonably be excepted to result in (i) a material increase in the aggregate cost and expense of the Project, (ii) a material departure from the Project Schedule, (iii) integration or incorporation of Equipment and Materials with or into the Facility that are materially non-compliant with the requirements of the Project Design Book, (iv) completion of the Facility in a manner that is materially non-compliant with the Project Design Book, (v) failure to achieve any Project Objective and (vi) a material increase in any risk of loss or credit risk to Owner. Owner’s exercise of rights under this Section 3.5 will be in accordance with the Project Standards and the Project Design Book and shall be without prejudice to any other remedy Owner may have hereunder, and the exercise of Owner’s rights under this Section 3.5 shall not relieve Contractor of its obligations under this Agreement. All costs and expenses related to such actions of Owner will be for the account of Contractor, and Contractor shall either promptly reimburse such amounts to Owner or to the extent that such costs do not exceed the remaining unpaid Contract Price, such amounts may deducted from the Contract Price. Notwithstanding anything else to the contrary herein, during any period when UTC is exercising its rights under the UTC Step-In Agreement, Owner shall cooperate with UTC, and not otherwise interfere, frustrate or hinder UTC, with respect to the exercise by UTC of its rights under the UTC Step-In Agreement.

ARTICLE IV

OWNER’S RIGHT TO INSPECT THE WORK

Section 4.1 Owner’s Right to Attend Contractor Inspections.

Contractor will notify Owner of any testing to or inspections of the Work or any portion thereof seven (7) days in advance of such testing or inspection. Owner, the Independent Engineer, the Geothermal Engineer and a representative of the Administrative Lender may be present at such inspections and testing on or off the Facility Site; provided, that with respect to the Independent Engineer and the Geothermal Engineer, the foregoing rights shall be limited to the rights necessary to perform their obligations in connection herewith. No inspection performed or failed to be performed by Owner hereunder will be deemed a waiver of any of Contractor’s obligations under this Agreement or be construed as an approval or acceptance of the Work or any portion thereof. In the event that the progress and quality of the Work are not proceeding in accordance with the Project Schedule, Owner will be entitled to make recommendations to Contractor for the purpose of remedying such deficiencies; provided, that Contractor shall have no obligation to take or refrain from taking any action based on such recommendation. Contractor shall use commercially reasonable efforts to restore compliance with the Project Schedule as soon as practicable thereafter.

Section 4.2 Inspection and Re-Performance.

Owner, the Independent Engineer, the Geothermal Engineer and a representative of the Administrative Lender will have the right to have access to and inspect the Work, wherever located and at any stage during the Project Schedule; provided, that with respect to the Independent Engineer and the Geothermal Engineer, the foregoing rights shall be limited to the rights necessary to perform their obligations in connection herewith. Owner may reject any Work that does not comply with this Agreement or the Project Design Book. If Owner’s inspection reveals any such non-compliance or any other defects in any portion of Work, then Contractor will promptly correct or cause the relevant Subcontractor to correct such defective Work.

ARTICLE V

PRICE AND PAYMENT

Section 5.1 Payment.

5.1.1 Contract Price. Subject to the other terms and conditions hereof, Owner shall pay Contractor the Contract Price in accordance with this Article V in consideration for Contractor’s performance of the Work and its other obligations hereunder; provided, that the Contract Price shall be subject to adjustment as expressly set forth herein.

5.1.2 Milestone Payments.

5.1.2.1 EPC Funding Request. Upon the Effective Date and, thereafter, once every calendar quarter with five (5) calendar days notice, Contractor shall prepare and submit to Owner an EPC Funding Request for the Milestones that Contractor has achieved and reasonably expects to achieve during the calendar quarter immediately following the Effective Date, with respect to the EPC Funding Request submitted on the Effective Date, and for the Milestones that Contractor reasonably expects to achieve, with respect to the EPC Funding Request submitted on the Effective Date and any subsequent EPC Funding Request, during the calendar quarter to which such EPC Funding Request relates, as specified therein; provided, that any such EPC Funding Request shall be accompanied by a duly executed Independent Engineer Funding Certificate. On the Effective Date, with respect to the EPC Funding Request submitted on the Effective Date, and within five (5) Business Days from receipt of such EPC Funding Request, with respect to any subsequent EPC Funding Request, Owner shall make funds available funds to pay such Milestone Payments in accordance with the terms and conditions of the Account and Security Agreement.

5.1.2.2 EPC Payment Request. Subject to Section 5.3 and the other provisions of this Section 5.1, upon the Effective Date and, thereafter, no fewer than three (3) Business Days prior to any Milestone Payment becoming due hereunder, Contractor shall submit to Owner an EPC Payment Request setting forth the Milestones achieved by Contractor to which such Milestone Payment relates and for which payment was not previously made by Owner; provided, that, with respect to the component of any Milestone Payment attributable to any Subcontracts encompassed by Section 5.4, (i) all amounts due under such Subcontracts with respect to such Milestone shall have been paid by Contractor, as supported by attached invoices with respect to such Subcontracts that have been duly and properly marked or stamped as “Paid in Full” or similarly marked, or (ii) the related EPC Payment Request shall (x) specify the payment instructions for Owner to pay such Subcontracts directly, (y) the amounts to be paid to Contractor pursuant to such EPC Payment Request shall be reduced by, on a dollar-for-dollar basis, the amount to be paid in connection with such Subcontracts and (z) the Subcontractors relating to such Subcontracts shall provide a Conditional Lien Waiver with respect to the Work underlying such Subcontract; provided, further, that each EPC Payment Request, other than the EPC Payment delivered on the Effective Date, shall meet the requirements for disbursement under the EPC Payment Request and shall have been preceded within at least one calendar month by a duly executed Independent Engineer Payment Certificate. Subject to the other terms and conditions hereof, Owner shall pay any Milestone Payment pursuant to the EPC Payment Request, with respect to the EPC Payment Request submitted on the Effective Date, on the Effective Date and, with respect to any other EPC Payment Request, within three (3) days of receipt of such other EPC Payment Request. In the event that such day is not a Business Day, then such invoiced amounts shall be paid no later than the next following Business Day. Any payments received ten (10) calendar days after the date specified for payment in the applicable EPC Payment Request shall accrue interest to Contractor’s account at the Prime Rate plus 2.0% per year after the expiration of such period.

5.1.3 Contingency Amount. In any EPC Funding Request submitted by Contractor to Owner, Contractor shall set forth the portion of the Contingency Amount that Contractor reasonably estimates it will draw during the period to which such EPC Funding Request relates. On the Effective Date, with respect to the EPC Funding Request submitted on the Effective Date, and within five (5) Business Days from receipt of such EPC Funding Request, Owner shall make funds available to pay such amounts. Any EPC Payment Request, including the EPC Payment Request submitted on the Effective Date, may request the payment of amounts in excess of the Milestone Payments covered thereby; provided, that (i) such EPC Payment Request reasonably states the basis thereof, (ii) the amount so requested shall not exceed the Available Contingency Amount as of the date of such EPC Payment Request, and (iii) the aggregate of all such requests for amounts shall not exceed the Contingency Amount. For the avoidance of doubt, such Contingency Amount may be used for any purpose, including payments under Owner Construction Agreements.

Section 5.2 Direct Payments by Owner

5.2.1 Owner Construction Agreements. In any EPC Funding Request submitted by Contractor to Owner, Contractor shall set forth payments (or reasonable estimates thereof) that, with respect to the EPC Funding Request submitted on the Effective Date, have become due and been paid or that are expected to become due thereafter and, with respect to any other subsequent EPC Funding Request, are to become due under any Owner Construction Agreements (including in respect of Drilling Services) during the calendar quarter to which such EPC Funding Request relates as specified therein. On the Effective Date, with respect to the EPC Funding Request submitted on the Effective Date, and within five (5) Business Days from receipt of such EPC Funding Request, with respect to any other subsequent EPC Funding Request, Owner shall make funds available to pay such amounts. Upon the Effective Date and, thereafter, no fewer than three (3) Business Days prior to any amount becoming due under any Owner Construction Agreement, Contractor shall submit to Owner an EPC Payment Request setting forth (i) the amount to be paid by Owner (the “Owner Construction Agreement Payment”), (ii) the Owner Construction Agreement to which such Owner Construction Agreement Payment relates, (iii) the related services performed under such Owner Construction Agreement, and (iv) instructions for payment of such amounts directly to the counterparty under such Owner Construction Agreement. Subject to the other terms and conditions hereof, Owner shall pay any Owner Construction Agreement Payment in accordance with the corresponding EPC Payment Request directly to the counterparty and any Owner Construction Agreement Shortfall shall be paid directly by Contractor to the counterparty under the applicable Owner Construction Agreement in accordance with the applicable Owner Construction Agreement.

5.2.2 Payments for Amounts Due Under Site Documents. In any EPC Funding Request submitted by Contractor to Owner for the periods ending on December 31, 2008, Contractor shall set forth payments (or reasonable estimates thereof) that, with respect to the EPC Funding Request submitted on the Effective Date, have become due and been paid or that are expected to become due under any Site Documents during the calendar quarter to which such EPC Funding Request relates as specified therein. On the Effective Date, with respect to the EPC Funding Request submitted on the Effective Date, and within five (5) Business Days from receipt of any subsequent EPC Funding Request, Owner shall make funds available to pay such amounts. Upon the Effective Date and, thereafter, no fewer than three (3) Business Days prior to any amount becoming due under any Site Document, Contractor shall submit to Owner an EPC Payment Request setting forth (i) the amount to be paid by Owner (the “EPC Site Document Payment”), (ii) the Site Document to which such payment relates, and (iii) instructions for payment of such amounts directly to the counterparty under such Site Document. Subject to the other terms and conditions hereof, Owner shall pay any EPC Site Document Payment in accordance with the corresponding EPC Payment Request directly to the counterparty.

5.2.3 Payments for Other Amounts Due From Owner. In any EPC Funding Request submitted by Contractor to Owner for the periods ending on December 31, 2008, Contractor shall set forth payments (or reasonable estimates thereof) that, with respect to the EPC Funding Request submitted on the Effective Date, have become due and been paid or are expected to become due thereafter and, with respect to any other subsequent EPC Funding Request, are to become due under any other document or agreement relating to the Facility, the Facility Site and the Project, which are otherwise specifically contemplated in the Project

Budget, during the calendar quarter to which such EPC Funding Request relates. On the Effective Date, with respect to the EPC Funding Request submitted on the Effective Date, and within five (5) Business Days from receipt of such EPC Funding Request, Owner shall make funds available to pay such amounts. Upon the Effective Date and, thereafter, no fewer than three (3) Business Days prior to any amount becoming due under such document or agreement, Operator shall submit to Owner an EPC Payment Request setting forth (i) the amount to be paid by Owner (the “EPC Other Payment”), (ii) the document or agreement to which such payment relates, and (iii) instructions for payment of such amounts directly to the counterparty under such other document or agreement. Subject to the other terms and conditions hereof, Owner shall pay any EPC Other Payment in accordance with the corresponding EPC Payment Request directly to the counterparty.

Section 5.3 Reductions to Milestone Payments.

5.3.1 Owner shall reduce the amount due with respect to any EPC Payment Request, including the final EPC Payment Request, as follows:

5.3.1.1 If Owner or the Independent Engineer reasonably determine that Contractor has not completed any Milestone in whole or in part with respect to a EPC Payment Request, then the amount due with respect to such EPC Payment Request shall be reduced by the amount of the EPC Payment associated with such Milestone that has not been completed.

5.3.1.2 If, without prejudice to any other rights Owner may have, Owner reasonably determines that a reduction is necessary or appropriate in order to protect Owner from any loss or otherwise recover costs incurred by Owner due to: (a) non-compliant or incomplete Work with respect to such Milestone by Contractor or any of Contractor’s Personnel, (b) claims filed by third parties arising out of or in connection with Contractor’s performance of the Work, (c) failure of Contractor to make payments to Subcontractors; (d) damage to Owner to the extent caused by Contractor or any of Contractor’s Personnel, (e) Liens arising out of or in connection with the performance of the Work by Contractor or any of Contractor’s Personnel filed against either the Facility or the Facility Site (which liens do not result from Owner’s failure to make any payment due to Contractor hereunder or any other act or omission of Owner, in each case, as a result of a Funding Failure), (f) failure by Contractor to maintain, or cause its Subcontractors to maintain, the insurance required by this Agreement, (g) clean-up or waste disposal relating to the Facility and Facility Site to the extent caused by Contractor or any of Contractor’s Personnel, or (h) the exercise of Owner’s rights pursuant to Section 3.5, then the amount due with respect to such EPC Payment Request shall be reduced by the amount so determined by Owner.

5.3.1.3 If Contractor owes any amount hereunder to Owner, then the amount due with respect to such EPC Payment Request shall be reduced by such amount owed by Contractor.

5.3.1.4 If Contractor has failed to pay any amount of an Owner Construction Agreement Shortfall then existing, then the amount due with respect to such EPC Payment Request or any future EPC Payment Request shall be reduced by such amount until such amount has been paid or satisfied by Contractor.

5.3.2 In the event of any withholding as provided above, Owner shall deliver to Contractor, not later than the due date for the Milestone Payment, a notice specifying the justification for any reduction in the Milestone Payment.

Section 5.4 Lien Waivers.

5.4.1 Lien Waivers. As a condition to payment hereunder, Contractor shall obtain, and each EPC Payment Request and each Request for Owner Construction Agreement Payment must be accompanied by, (a) a Lien Release applicable to Work and Equipment and Materials integrated or incorporated with or into the Facility with respect to which Owner has already made payment, (b) a Conditional Lien Waiver that is applicable to Work and Equipment and Materials integrated or incorporated with or into the Facility to which such EPC Payment Request or Request for Owner Construction Agreement Payment relates, and (c) any other information, documentation or certification that Owner (or the Administrative Lender) reasonably requests in connection with any Liens or such waivers and releases. The foregoing documents must be executed by Contractor and by each Subcontractor or counterparty under an Owner Construction Agreement (including Contractor’s affiliates) whose aggregate Subcontract or Owner Construction Agreement price is greater than five percent (5%) of the Contract Price and whose Work or Equipment and Materials are integrated or incorporated with or into the Facility as referenced in clause (a) or (b) of this Section 5.4.1.

5.4.2 Full Lien Release. As a condition to final payment hereunder, Contractor’s EPC Payment Request for the final payment hereunder, including pursuant to Section 5.7, or under any Owner Construction Agreement must be accompanied by a Final Lien Release executed by Contractor and by each Subcontractor or counterparty under an Owner Construction Agreement (including Contractor’s affiliates) and any other information, documentation or certification that Owner reasonably requests in connection with any liens or such waivers and releases.

5.4.3 Form of Waivers and Releases. The lien waivers and releases required from Contractor, Subcontractors or counterparty under an Owner Construction Agreement under this Section 5.4 must be in the form and substance as set forth in Exhibits A-1, A-2 and A-3.

Section 5.5 Application of Payments.

Amounts received by Contractor in respect of each EPC Payment Request shall be applied, first, to pay any amount due with respect to an Owner Construction Agreement Shortfall, second, to satisfy all outstanding amounts owed under any Subcontracts, third, to satisfy all outstanding amounts owed with respect to Governmental Approvals and insurance, fourth, to satisfy all outstanding amounts owed with respect to Subcontractors, suppliers or other vendors, fifth, to satisfy all outstanding amounts owed with respect to any other obligation of Contractor hereunder and, lastly, to Contractor for performance of its obligations hereunder.

Section 5.6 Effect of Early Termination.

If this Agreement is terminated at any time before Final Completion in accordance with this Agreement, Owner shall not be obligated to make further payments to Contractor hereunder other than as provided in Article XIII.

Section 5.7 Underrun Bonus.

Upon Final Completion and after receipt of all invoices of any Person with respect to any Work, then Owner shall pay to Contractor one-half of the sum of (i) the Contingency Amount minus (ii) the aggregate amount of any Contingency Amounts requested and received by Contractor pursuant to Section 5.1.3 (the “Underrun Bonus”).

Section 5.8 Payment or Use Not Acceptance.

No payment to Contractor or any use of the Facility by Owner shall constitute an acceptance of any of the Work furnished by Contractor or shall relieve Contractor of any of its obligations or liabilities hereunder.

ARTICLE VI

COMPLETION AND ACCEPTANCE OF THE WORK

Section 6.1 Turbine Substantial Completion.

6.1.1 Criteria. Subject to the other requirements of this Section 6.1, each Turbine comprising the Facility will individually achieve “Turbine Substantial Completion” when each of the following conditions has been met with respect to such Turbine:

6.1.1.1 Completion of Turbine Work. Contractor has completed or has caused to be completed all work with respect to such Turbine to permit such Turbine to be capable of operating safely in accordance with the Prudent Practices, including without threat of penalty, assessment or fine to Owner with respect to Applicable Laws or Governmental Approvals;

6.1.1.2 Power Generation. The Turbine is capable of generating electricity on a sustained and continuous basis at economic levels of output;

6.1.1.3 Governmental Approvals. The Owner has all Governmental Approvals required to operate the Turbine and deliver electricity generated by such Turbine to the Delivery Point;

6.1.1.4 Synchronization. Such Turbine has been synchronized with the utility grid; and

6.1.1.5 Punch-List. Contractor shall have prepared punch list items with respect to such Turbine to be included in the Punch-List to be prepared and approved in accordance with Section 6.2.5.

6.1.2 Confirmation of Turbine Substantial Completion. For purposes of Section 6.1.1, all Turbines comprising the Facility will be considered to achieve Turbine Substantial Completion on or prior to the Required Turbine Substantial Completion Date; provided, that the Owner, at any time on or prior to the Facility Substantial Completion Date, may request an opinion of independent tax counsel, selected by Owner in its sole discretion and paid for by Owner, addressing, at least at a “should” level of certainty, the number of Turbines comprising the Facility that were Placed in Service by the Required Turbine Substantial Completion Date for purposes of qualifying for production tax credits under section 45 of the Code. In connection with the foregoing, the Owner shall instruct such independent tax counsel to provide a draft of the opinion to counsel selected by Contractor and to consider in good faith comments received from such counsel, such comments to delivered to the independent tax counsel within five (5) days of receipt of any draft opinion from the independent tax counsel.

6.1.3 Transfer of Possession and Control of the Turbine to Owner. Upon Turbine Substantial Completion with respect to any Turbine, care, custody, control, and operation and maintenance of such Turbine shall be transferred to Owner. Following such transfer to Owner and through Final Completion, Contractor and its Subcontractors shall have reasonable access to the Turbine and Facility Site so as to complete any Work still remaining to be performed hereunder with respect to such Turbine. Owner shall and shall cause its operations and maintenance contractor to cooperate with Contractor in connection with Contractor’s performance of such Work; provided, that Contractor and its Subcontractors shall comply with the reasonable instructions of Owner’s operations and maintenance contractor with respect to conduct and actions at the Facility Site.

Section 6.2 Facility Substantial Completion.

6.2.1 Criteria. Subject to the other requirements of this Section 6.2 and Section 6.4, the Facility will achieve “Facility Substantial Completion” when each of the following conditions has been met:

6.2.1.1 Completion of Work. Contractor has completed or has caused to be completed all Work that is necessary or appropriate to cause the Facility to be capable of operating safely in accordance with the Prudent Practices, including without threat of penalty, assessment or fine to Owner with respect to Applicable Laws or Governmental Approvals;

6.2.1.2 SCADA System. The SCADA system has been installed and fully tested, and is functioning properly with respect to the Turbines;

6.2.1.3 Synchronization. The Facility has been synchronized with the utility grid and the Facility is capable of Delivering energy generated by the Facility to the Delivery Point;

6.2.1.4 Capacity Prove-Out. Actual Capacity Rating equals or exceeds the Target Capacity Rating, as demonstrated in connection with the Capacity Prove-Out conducted pursuant to Section 7.2; provided, however, that if a Buy-Down Trigger Event occurs and Contractor pays and Owner receives Buy-Down Liquidated Damages, then this condition shall be deemed satisfied; provided, that notwithstanding the foregoing, Actual Capacity Rating is at least equal to or exceeds the Minimum Capacity Rating;

6.2.1.5 Availability Prove-Out. Actual Availability Rating equals or exceeds the Target Availability Rating, as demonstrated in connection with the Availability Prove-Out conducted pursuant to Section 7.1; provided, however, that if a Buy-Down Trigger Event occurs and Contractor pays and Owner receives Buy-Down Liquidated Damages, then this condition shall be deemed satisfied;

6.2.1.6 Turbine Substantial Completion. Actual PIS Turbines equals the Target Turbine Substantial Completion Quantity; provided, however, that if a Buy-Down Trigger Event occurs and Contractor pays and Owner receives Buy-Down Liquidated Damages, then this condition shall be deemed satisfied;

6.2.1.7 Subcontracts and Lien Waivers. Contractor has delivered to Owner, in form and substance reasonably satisfactory to Owner, (a) copies of all Subcontracts as required under Section 2.6.3; (b) written assignments of the Subcontractor warranties, as required under Section 2.6.4; (c) the lien releases and waivers as are required under Section 5.4;

6.2.1.8 Geothermal Resources. The Geothermal Engineer shall have delivered a Geothermal Resource and Energy Assessment Certificate, or update thereto, to Owner and the Administrative Lender;

6.2.1.9 Punch-List. A final Punch-List shall have been prepared and approved in accordance with Section 6.2.5; and

6.2.1.10 Other Work. Contractor has performed or provided all other Work except for that which is necessary to achieve Final Completion.

6.2.2 Notice and Report of Facility Substantial Completion. When Contractor believes that it has achieved Facility Substantial Completion, Contractor shall deliver the Notice of Facility Substantial Completion to Owner, the Independent Engineer and the Administrative Lender, which Notice of Facility Substantial Completion shall be confirmed by the Independent Engineer in accordance with Section 6.2.3. The Notice of Facility Substantial Completion shall contain sufficient detail to enable Owner and the Independent Engineer to determine whether the Facility has achieved Facility Substantial Completion.

6.2.3 Achievement of Facility Substantial Completion. Owner and the Independent Engineer shall review and inspect the Facility within seven (7) days of receipt of the Notice of Facility Substantial Completion and within five (5) Business Days of such seven (7) day inspection period, the Independent Engineer shall either (a) deliver to Contractor, with a copy to Owner and the Administrative Lender, a Facility Substantial Completion Certificate stating that Contractor has achieved Facility Substantial Completion in accordance with Section 6.2.1, or (b) notify Contractor in writing that the criteria for Facility Substantial Completion have not been achieved, stating the reasons therefor. If the Independent Engineer certifies that such requirements have been met, the date of Contractor’s Notice of Facility Substantial Completion shall be deemed the date of Facility Substantial Completion. If the Independent Engineer notifies Contractor that Facility Substantial Completion has not been met, Contractor will promptly undertake such action or work as necessary to achieve such requirements and shall then issue another Notice of Facility Substantial Completion to Owner stating that Contractor believes that such requirements have been achieved. Such procedure shall be repeated until the Facility achieves Facility Substantial Completion.

6.2.4 [Reserved.]

6.2.5 Punch-List. Upon the earlier of (i) ten (10) days prior to a then-scheduled Facility Substantial Completion Date and (ii) the Guaranteed Final Completion Date, Contractor will deliver to Owner and the Independent Engineer a draft Punch-List, including those items identified pursuant to Section 6.1.1.5, and the proposed schedule for achieving Final Completion. Owner’s Authorized Representative and Contractor’s Authorized Representative will meet within five (5) days thereafter and consult in good faith to agree upon a final Punch-List to be delivered pursuant to Section 6.2.1.9, which final Punch-List shall be subject to the prior approval of the Independent Engineer prior to delivery hereunder, such approval not to be unreasonably withheld, conditioned or delayed. Thereafter the final Punch-List may be amended from time to time upon mutual agreement of the Owner’s Authorized Representative and Contractor’s Authorized Representative acting in good faith, which amendment shall be subject to the prior approval of the Independent Engineer, such approval not to be unreasonably withheld, conditioned or delayed.

6.2.6 Transfer of Possession and Control of the Facility to Owner. Upon the earlier of (i) the Facility Substantial Completion Date and (ii) the Required Turbine Substantial Completion Date, care, custody, control, and operation and maintenance of the Facility shall be transferred to Owner (other than Turbines that have already been transferred pursuant to Section 6.1.3). Following such transfer to Owner and through Final Completion, Contractor and its Subcontractors shall have reasonable access to the Facility and Facility Site so as to complete any Work still remaining to be performed hereunder to reach Final Completion, including the Punch-List items and warranty work. Owner shall and shall cause its operations and maintenance contractor to cooperate with Contractor in connection with Contractor’s performance of such Work; provided, that Contractor and its Subcontractors shall comply with the reasonable instructions of Owner’s operations and maintenance contractor with respect to conduct and actions at the Facility Site.

6.2.7 Delivery of the Documents. No later than the earlier of (i) thirty (30) days after the Facility Substantial Completion Date and (ii) the Guaranteed Final Completion Date, Contractor will provide to Owner (a) the Project Design Book and the documents referenced therein, (b) the Turnover Package, (c) the final O&M Manuals and (d) any other documents or information created or developed during the construction phase of the Facility and that are within the possession of Contractor and which are necessary or appropriate to operate and maintain the Facility.

Section 6.3 Final Completion.

6.3.1 The Facility shall achieve “Final Completion” when each of the following conditions has been met:

6.3.1.1 Facility Substantial Completion. Contractor has achieved Facility Substantial Completion;

6.3.1.2 Phase 1 Update. Contractor has delivered an update to the Phase I Environmental Site Assessment dated January 14, 2008 issued by Earth Touch, Inc. and entitled, “Phase I Environmental Site Assessment of a Proposed Geothermal Power Plant Property Located near the Town of Minersville, in Unincorporated Beaver County, Utah” which complies with ASTM Standard 1527-05; and

6.3.1.3 Other Work. Contractor has (a) completed or resolved with Owner all Punch-List items in accordance with this Agreement and (b) all other obligations of Contractor under this Agreement required to have been completed on or before Final Completion shall be completed

6.3.2 Notice and Report of Final Completion. When Contractor believes that it has achieved Final Completion, Contractor shall deliver a Notice of Final Completion to Owner, the Independent Engineer and the Administrative Lender, which Notice of Final Completion shall be confirmed by the Independent Engineer in accordance with Section 6.3.3. The Notice of Final Completion shall contain sufficient detail to enable Owner and the Independent Engineer to reasonably determine whether Contractor has achieved such requirements.

6.3.3 Achievement of Final Completion. Owner and the Independent Engineer shall review and inspect the Facility within seven (7) days after receipt of the Notice of Final Completion and within five (5) Business Days of such seven (7) day inspection period, the Independent Engineer shall either (a) deliver to Contractor, with a copy to the Owner and Administrative Lender, the Final Completion Certificate stating that Contractor has achieved Final Completion in accordance with Section 6.3.1, or (b) notify Contractor in writing that the criteria for Final Completion have not been achieved, stating the reasons therefor. If the Independent Engineer certifies that such requirements have been met, the date of Contractor’s Notice of Final Completion shall be deemed the date of Final Completion. If the Independent Engineer notifies Contractor that Final Completion has not been met, Contractor will promptly undertake such action or work as necessary to achieve such requirements and shall then issue another Notice of Final Completion to Owner stating that Contractor believes that such requirements have been achieved. Such procedure shall be repeated until the Facility achieves Final Completion.

Section 6.4 Buy-down.

6.4.1 If Facility Substantial Completion has not been achieved as of the Guaranteed Final Completion Date because (i) the Actual Capacity Rating is less than the Target Capacity Rating but equal to or more than the Minimum Capacity Rating, (ii) the Actual Availability Rating is less than the Target Availability Rating, or (iii) the number of Turbines that have achieved Turbine Substantial Completion is less than the Target Turbine Substantial Completion Quantity (each condition, a “Buy-Down Trigger Event”), then:

6.4.1.1 Owner shall recalculate the Equity Base Case Model in accordance with Section 6.4.2;

6.4.1.2 Contractor shall pay to Owner the Buy-Down Liquidated Damages as determined pursuant to such recalculation of the Equity Base Case Model; provided, that the amount payable pursuant to this Section 6.4.1.2 shall be reduced, on a dollar-for-dollar basis by, without duplication, by the amount of (in order of priority) of (i) liquidated damages that are actually or constructively received by Owner in connection with any “Mechanical Completion Delay Penalties” or “Performance Penalties” under the UTC Purchase Agreement, or the amount of liquidated damages that are constructively received by Owner in the form of an offset to or reduction in amounts that would otherwise be due and payable pursuant to the UTC Purchase Contract by the date on which Buy-Down Liquidated Damages are payable by Contractor pursuant to this Section 6.4.1.2, (ii) the Development Account Overage as of the Guaranteed Final Completion Date, as determined prior to any reallocation or transfer of the amounts referenced in clause (i) of this Section 6.4.1.2 or clause (ii) of this Section 6.4.1.2 from the Construction Account and the Drilling Account, respectively, in connection with a Buy Down Trigger Event, and (iii) the Applied Drilling Escrow Amount; provided, further, that, for the avoidance of doubt, the foregoing reductions shall not otherwise affect the amount determined to be the Buy-Down Liquidated Damages for any purpose under the Operative Documents;

6.4.1.3 Facility Substantial Completion shall be deemed to occur for all purposes hereunder upon actual receipt or constructive receipt by Owner of such Buy-Down Liquidated Damages.

6.4.2 Recalculation of Equity Base Case Model. The Original Equity Base Case Model shall be recalculated upon the occurrence of a Buy-Down Trigger Event by substituting the Target Facility Characteristics used in connection with the calculation of such Original Equity Base Case Model with the Actual Facility Characteristics so as to achieve the Target Economics, updating the Original Equity Base Case Model also with respect to any other relevant data points for which more current information is then available but not with respect to Fixed Tax Assumptions. The Recalculated Equity Base Case Model shall be run on a basis consistent with the methodologies used to run the Original Equity Base Case Model.

6.4.3 Payment. Buy-Down Liquidated Damages shall be due and payable by the Contractor on the Guaranteed Final Completion Date. Any payment of Buy-Down

Liquidated Damages should be made in immediately available funds by wire transfer in accordance with the requirements of the Account and Security Agreement.

Section 6.5 Completion Certificates.

6.5.1 Independent Engineer. The Independent Engineer shall be entitled, in connection with its delivery of a Completion Certificate, to review all data, records or other documentation, and to undertake, upon reasonable notice to Contractor (and subject to appropriate restrictions with respect to safety as Contractor reasonably shall determine and in a manner that does not unduly interfere with the normal operations of the Facility), visits to the Facility and Facility Site, in each case as it deems necessary to enable it to verify the matters to be addressed by the relevant Completion Certificate. Owner and Contractor each agree to cooperate, and to cause others to cooperate, with any reasonable request by the Independent Engineer in furtherance of the review and inspection contemplated by this Article VI. Contractor shall pay all fees, costs and expenses with respect to the Independent Engineer, including with respect to its review and inspection of the Facility and the delivery of the Completion Certificates hereunder.

6.5.2 Expert. If the Independent Engineer shall have refused to issue any Completion Certificate after performing its review and inspection contemplated by Section 6.2.3 and Section 6.3.3 and Contractor disputes the appropriateness of such refusal, Contractor and the Owner agree to refer such dispute to a nationally recognized engineering consultant with experience in providing services of the nature to be provided hereunder and the expertise to determine whether such Completion Certificate should have been delivered by the Independent Engineer (the “Expert”), but who has no interest in the outcome of the matters referenced therein. If Contractor and Owner cannot mutually agree upon the identity of the Expert within five (5) Business Days, then on such 10th Business Day, each of Contractor and Owner shall appoint a Person, who shall not be a director, officer, employee, contractor, advisor or Affiliate of the Contractor, the Owner, the Independent Engineer or any Financing Party, and such Persons shall, within five (5) Business Days thereof, agree upon a Person to be appointed as the Expert hereunder. Such appointment shall be final and binding on Contractor and Owner. In the event such Persons fail to agree upon a Person to be appointed as the Expert within such five (5) Business Day period, Contractor and Owner agree to promptly request that the American Arbitration Association promptly appoint the Expert hereunder. Contractor and Owner each agree to cooperate with the Expert in order to assist the Expert with its verification of the matters to be addressed by each Completion Certificate. The Expert shall be entitled to the same rights relating to its review and inspection as granted to the Independent Engineer pursuant to this Section 6.5.2. The Party that does not prevail shall pay all fees, costs and expenses with respect to the Expert, including with respect to its review and inspection of the Facility and the delivery of the Completion Certificates hereunder. Within five (5) Business Days of the Expert’s receipt of all information necessary or appropriate for the performance of its responsibilities hereunder, the Expert shall make its determination in writing as to whether the relevant Completion Certificate should have been issued and each of Contractor and Owner agree to be bound by the determination of the Expert. If the Expert determines that the Completion Certificate should have been issued, then the requirements of Section 6.2.3 or Section 6.3.3, as the case may be, shall be deemed to have been satisfied with respect to the relevant Completion Certificate. Any person appointed as an Expert hereunder shall be acting solely in its capacity as such and not as an arbitrator between Contractor and Owner.

ARTICLE VII

PROVE-OUTS

Section 7.1 Availability Prove-Out.

Contractor shall perform, and re-perform, the prove-out described in Part D-2 of Schedule D as the “Availability Prove-Out” (the “Availability Prove-Out”) until Facility Substantial Completion is achieved in accordance herewith. During any such Availability Prove-Out, the Facility shall be (i) in full compliance with the requirements of the Project Standards, the Project Design Book, the Off-Take Documents and the terms and conditions hereof and (ii) capable of Delivering energy generated by the Facility to the Delivery Point.

Section 7.2 Capacity Prove-Out.

Contractor shall perform, and re-perform, the prove-out described in Part D-1 of Schedule D as the “Capacity Prove-Out” (the “Capacity Prove-Out”) until Facility Substantial Completion is achieved in accordance herewith. During any such Capacity Prove-Out, the Facility shall be (i) in full compliance with the requirements of the Project Standards, the Project Design Book, the Off-Take Documents and the terms and conditions hereof and (ii) capable of Delivering energy generated by the Facility to the Delivery Point.

Section 7.3 Re-Setting of Facility.

Promptly after the completion of any Prove-Out, Contractor shall perform whatever work is necessary, including re-setting of equipment and repairs of damage or modifications to the Facility caused by such Prove-Out, to return the Facility to the appropriate operating control settings and configurations for the Facility as constructed for its intended purpose.

Section 7.4 Output During Prove-Out.

At all times when Contractor conducts start-up, Prove-Outs, other operations of the Facility or repair and maintenance as required hereunder, Owner shall arrange for the disposition of the Facility’s output of electricity in such manner as Owner shall determine. Any output of electricity generated by the Facility at any time, and the proceeds from the sale thereof, shall be the property of Owner.

ARTICLE VIII

LIMITATION OF LIABILITY

Section 8.1 Consequential Damages.

Except for damages payable as provided in Sections 6.4 and 13.2, in no event shall either Party (or their Subcontractors, employees and affiliates) be liable to the other Party (or its Subcontractors, employees and affiliates) under this Agreement for special, indirect, incidental or consequential damages, including replacement power, fuel costs, loss of or default under business contracts, lost revenues or lost profits arising out of or in connection with the performance of the Work whether or not any such liability is claimed in contract (including breach) law, equity, tort or otherwise and shall apply irrespective of negligence, fault or strict liability of contract or other person releases. The foregoing limitation shall not limit the liability of either Party in cases of fraud or willful misconduct. Furthermore, the Parties hereby expressly agree that any claims of third parties for which Contractor has an indemnification obligation under Article XII shall not be deemed to be special, indirect, incidental or consequential damages. To the extent that the damages payable under Sections 6.4 or 13.2 are determined to be invalid and unenforceable, Owner shall have the right to exercise any available remedy at law or in equity in respect of Contractor’s failure to satisfy its obligations under Sections 6.4 and 13.2, notwithstanding anything else to the contrary herein.

ARTICLE IX

WARRANTIES AND GUARANTIES

Section 9.1 Warranties.

Contractor warrants that, for the duration of the Warranty Period, the Work and Equipment and Materials comprising the Facility (including the Owner-Supplied Assets) (a) will be free from defects in design, engineering, workmanship and materials, (b) will be new when purchased and integrated or incorporated with or into the Facility, (c) performed or provided in accordance with the Project Standards and the terms and conditions set forth herein and (d) conform in all respects to the Project Design Book (the “Warranty”).

Section 9.2 Warranty Period.

Subject to Section 9.4, the Warranty will remain in full force and effect for a period beginning on the date of Final Completion and ending one (1) year thereafter (such period, the “Warranty Period”).

Section 9.3 Repair of Defects.

If Owner or Contractor discovers that the Work, the Equipment and Materials comprising the Facility (including the Owner-Supplied Assets) or any part thereof fails to meet the Warranty, Owner will notify Contractor of such failure promptly upon discovery, but no later than the end of the Warranty Period, and such notice shall include the reasonable basis and evidence that such deficiency is Contractor’s responsibility hereunder (a “Warranty Claim”). Upon receipt of such notice, or upon Contractor’s own discovery thereof, Contractor shall promptly (a) cure such failure in accordance with the requirements of the Project Design Book such that the subject matter of the Warranty Claim meets or exceeds the requirements of this Agreement and (b) perform such tests as Owner may reasonably require to demonstrate the cure of such failure and that the subject matter of the Warranty Claim meets or exceeds the requirements of this Agreement. The Parties acknowledge that the expiration of the Warranty Period is only applicable to the Warranty and will have no effect on any Subcontractor warranties assigned to Owner that may be of longer duration or any warranties provided pursuant to any Owner Construction Agreement.

9.3.1 Contractor shall coordinate repairing, replacing or re-performing any of the Work pursuant to this Article IX with Owner and any counter-party to an Owner Construction Agreement so as to minimize any adverse effect on the operation of the Facility, including the ability of Owner to meets its obligations and exercise its rights under any agreement for the sale of electric energy from the Facility.

9.3.2 In connection with any Warranty Claim, Contractor shall, on behalf of Owner, promptly (a) enforce any and all rights Owner has in respect of the event giving rise to the Warranty Claim under (i) any Owner Construction Agreement or any warranty covering the Owner-Supplied Assets and (ii) any warranty or any Subcontract assigned to Owner hereunder and (b) make and pursue claims under any insurance coverage applicable (if any) to the event giving rise to the Warranty Claim; provided, that if Contractor has incurred out-of-pocket costs and expenses relating to making Owner whole with respect to the subject matter of any Warranty Claim giving rise to (or that could give rise to) any recovery under any such warranty or insurance coverage, then Owner shall assign its rights under such warranty or insurance coverage to recover such out-of-pocket costs and expenses from the warranty provider so long as (i) no Credit Agreement Event of Default has occurred and is continuing at such time, (ii) Owner has otherwise been made whole with respect to such Warranty Claim or insurance coverage prior to such assignment and (iii) (a) Contractor shall only be assigned such rights to the extent necessary to permit it to recover its out-of-pocket costs and expenses and (b) for the avoidance of doubt, any recovery by Contractor of amounts in excess of such out-of-pocket costs and expenses, if any, shall be immediately paid to Owner.

Section 9.4 Warranty Period Extension.

9.4.1 Extension for Corrected Work. Any Work re-performed and any Equipment and Materials comprising the Facility that is reworked, repaired or replaced in satisfaction of Contractor’s obligations in connection with the Warranty will be re-warranted by Contractor pursuant to the same Warranty set forth in Section 9.1, and Contractor will have the same obligations and rights in relation thereto as set forth in Section 9.3, for a period equal to longer of (a) one (1) year from the date such re-performance, rework, repair or replacement is completed or (b) the remaining period under the Warranty Period.

Section 9.5 No Liens or Encumbrances.

Contractor warrants and guarantees that good title to the Facility and the Services and Equipment and Materials comprising the Facility (including the Owner-Supplied Assets), together with any and all improvements and materials placed on the Facility Site, shall be transferred, conveyed or otherwise delivered to Owner hereunder free and clear of any Liens resulting from the action or inaction of Contractor (other than as a result of the failure of Owner to perform its obligations hereunder due to a Funding Failure). In the event of any failure to comply with the requirements of this Section 9.5, Contractor promptly (a) shall at its own cost defend Owner’s title, rights and interests to the Facility and such Services and Equipment and Materials, or any other improvements or materials placed, on the Facility Site, and (b) shall remove and discharge any such Lien; provided, that if Contractor is unable to so promptly remove and discharge any such encumbrance, Contractor, at its own cost, shall provide to Owner in lieu thereof a bond or other collateral, in form and substance satisfactory to Owner and the Administrative Lender, to fully indemnify Owner against any loss resulting from such Liens.

Section 9.6 Limitation of Warranty.

9.6.1 THE WARRANTIES EXPRESSLY PROVIDED IN THIS ARTICLE IX ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF ANY KIND RELATING TO THE WORK OR THE EQUIPMENT AND MATERIALS, WHETHER EXPRESS OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE).

9.6.2 NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.6 SHALL IN ANY WAY RELEASE, DETRACT FROM OR LIMIT CONTRACTOR’S OTHER OBLIGATIONS AND LIABILITIES HEREUNDER.

ARTICLE X

CHANGES

Section 10.1 Changes.

Neither Owner nor Contractor shall be permitted to change, revise, modify or otherwise amend the Work to be performed hereunder, including as any change that may affect the Contract Price or the Project Schedule, in each case, without the prior written consent of the Administrative Lender, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE XI

FORCE MAJEURE

Section 11.1 Excused Performance.

If either Party is rendered wholly or partly unable to perform its obligations under this Agreement because of a Force Majeure event, that Party will be excused from whatever performance hereunder is affected by such Force Majeure Event; provided, that:

11.1.1 the affected Party, within thirty-six (36) hours after knowing of the occurrence of the Force Majeure Event, gives the other Party written notice describing the particulars of the occurrence;

11.1.2 the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;

11.1.3 no obligations of either Party that arose before the occurrence causing the suspension of performance are excused as a result of the occurrence;

11.1.4 the affected Party uses reasonable efforts to overcome or mitigate the effects of such occurrence and promptly provides information regarding its recovery plan to the other Party as reasonably requested; and

11.1.5 at the earliest possible time that the non-performing Party is able to resume performance of its obligations hereunder, that Party shall give the other Party written notice to that effect and shall promptly resume such performance.

11.1.6 The Force Majeure Event, or any additional Force Majeure Event, shall not permit the affected Party to extend performance hereunder, for any other reason whatsoever, for more than an aggregate of 42 calendar days.

Section 11.2 Burden of Proof.

The Party claiming that a Force Majeure event has occurred will have the burden of proof as to whether such Force Majeure event has occurred.

ARTICLE XII

INDEMNIFICATION

Section 12.1 Contractor’s Indemnity.

Notwithstanding anything else to the contrary herein, Contractor hereby assumes liability for, and shall indemnify, defend and hold harmless Owner Indemnitees from and against all Claims of every kind and nature, including reasonable attorneys’ fees and expenses that may be imposed on, incurred by or asserted against any Owner Indemnitee and in any way relating to, arising out of or in connection with (i) the negligence, recklessness or willful misconduct by Contractor’s Personnel or the performance or provision of the Work, (ii) the breach by Contractor of any representations, warranties, covenants or other agreements contained in this Agreement, (iii) any violation of Applicable Law or Governmental Approvals by Contractor’s Personnel, (iv) the injury or death of natural Persons or Casualty Event or the physical loss of or damage to any Property of any Person, including Owner, due to the negligence, recklessness or willful misconduct of Contractor’s Personnel in the performance or provision of the Work, (iv) any Environmental Claim directly or indirectly relating to, arising out of or in connection with the actual or alleged existence, generation, use, collection, treatment, storage, transportation, recovery, removal, disposal or Release of any Hazardous Materials at or from the Facility, Facility Site or other adjacent area, in each case, due to the negligence, recklessness or willful misconduct of Contractor’s Personnel or the performance or provision of the Work.

Section 12.2 Owner’s Indemnity.

Notwithstanding anything else to the contrary herein, Owner hereby assumes liability for, and shall indemnify, defend and hold harmless Contractor Indemnitees from and against all Claims of every kind and nature, including reasonable attorneys’ fees and expenses that may be imposed on, incurred by or asserted against any Contractor Indemnitee and in any way relating to, arising out of or in connection with Contractor’s entry into and performance of this Agreement; provided, that such Claims do not relate to or otherwise give rise to a right of indemnification by Owner Indemnitees pursuant to Section 12.1.

Section 12.3 Recovery.

12.3.1 Insurance. Each Party hereby agrees that with respect to any Claim for which insurance required to be obtained hereunder would be applicable, it shall use commercially reasonable efforts to recover insurance proceeds with respect thereto.

12.3.2 No Duplication of Recovery. To prevent double recovery hereunder, (i) if an indemnified Party previously has been indemnified by an indemnifying Party hereunder and, thereafter, the indemnified Party actually receives the proceeds of any judgment, insurance, bond, surety or other recovery, then the indemnified Party shall reimburse the indemnifying Party for payments or costs incurred by the indemnifying Party to the extent that the proceeds of any such judgment, insurance, bond, surety or other recovery by the indemnified Party would cause the indemnified Party to receive double recovery with respect to the Claim giving rise to the indemnifying Party’s obligations hereunder and (ii) if an indemnified Party has not yet been indemnified by an indemnifying Party hereunder (or has been indemnified only in part) and the indemnified Party actually receives the proceeds of any judgment, insurance, bond, surety or other recovery, then the aggregate amount of indemnification for which an indemnifying Party shall be liable for hereunder (or the remaining amount of indemnification for which the indemnifying Party shall be liable) shall be reduced to the extent that the proceeds of any such judgment, insurance, bond, surety or other recovery by the indemnified Party would cause the indemnified Party to receive double recovery with respect to the Claim giving rise to the indemnifying Party’s obligations hereunder.

Section 12.4 Notice.

Each Party shall promptly notify the other Party of any Claims, including Third Party Claims, in respect of which it is or may be entitled to indemnification under this Article XII. Such notice shall be given as soon as reasonably practicable after the relevant Party becomes aware of such Claims.

Section 12.5 Defense of Third Party Claims.

12.5.1 The indemnifying Party shall be entitled, in its sole discretion, to assume and control the defense of any Third Party Claim with counsel of its selection; provided, that (a) such Party gives prompt notice of its intention to do so to the indemnified Party and reimburses the relevant indemnitees for the reasonable costs and expenses incurred by such indemnitees prior to the assumption by the indemnifying Party of such defense and (b) such counsel is reasonably acceptable to the indemnitees.

12.5.2 Unless and until the indemnifying Party acknowledges in writing its obligation to indemnify the relevant indemnitees and assumes control of the defense of any Third Party Claim in accordance with this Section 12.5, the indemnitees shall have the right, but not the obligation, to contest, defend and litigate, with counsel of its own selection, any Third Party Claim alleged or asserted against the indemnitees in respect of, resulting from, related to or arising out of any matter for which it is entitled to be indemnified hereunder, and the reasonable costs thereof shall be subject to the indemnification obligations of the indemnifying Party hereunder.

12.5.3 Following the acknowledgement of the indemnification and the assumption of the defense by the indemnifying Party, the relevant indemnitees shall have the right to employ separate counsel and such counsel may participate in the proceeding or resolution of such Third Party Claim, but the fees and expenses of such counsel shall be at the sole cost and expense of such indemnitees, when and as incurred, unless (a) the employment of counsel by such indemnitees has been authorized in writing by the indemnifying Party, (b) the indemnitees shall have reasonably concluded that there is a potential conflict of interest between the indemnifying Party and the indemnitees in the conduct of the defense of such action, (c) the indemnitees shall have concluded that counsel selected by the indemnifying Party is not reasonably acceptable or (d) the indemnitees shall have reasonably concluded and specifically notified the indemnifying Party either that there may be specific defenses available to it that are different from or additional to those available to the indemnifying Party or that such Third Party Claim creates an inherent or potential conflict of interest.

ARTICLE XIII

TERMINATION

Section 13.1 Termination.

13.1.1 [RESERVED]

13.1.2 Termination upon Contractor’s Material Breach. If a Contractor Event of Default occurs, then Owner may, without prejudice to any other right or remedy Owner may have hereunder, at any time terminate this Agreement, such termination becoming effective upon notice to Contractor. In the event of termination under this Section 13.1.2, then (i) in the case of a Contractor Event of Default based on Sections 13.1.2.1, 13.1.2.2, 13.1.2.3, 13.1.2.4, and 13.1.2.5, Owner shall pay to Contractor the Owner Termination Payment in accordance with Section 13.2, and (ii) in the case of a Contractor Event of Default based on Section 13.1.2.6, Contractor shall pay to Owner the Contractor Termination Payment in accordance with Section 13.2. For purposes hereof, a “Contractor Event of Default” will be deemed to have occurred if:

13.1.2.1 Contractor suspends or abandons the Work (other than as allowed hereunder).

13.1.2.2 Any Bankruptcy of Contractor.

13.1.2.3 Contractor: (i) consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to another entity; or (ii) the consummation of any transaction the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) Contractor’s capital stock.

13.1.2.4 Contractor fails to make payment to Subcontractors or any other third party to whom payment is due and payable in connection with the Work after Contractor has received payment hereunder related to such Work.

13.1.2.5 Contractor breaches any other obligation under this Agreement and such breach continues beyond any cure period therefor specified herein, or if no such period is specified in connection therewith, thirty (30) days of written notice.

13.1.2.6 Facility Substantial Completion has not been achieved as of the Guaranteed Final Completion Date and the Actual Capacity Rating is less than the Minimum Capacity Rating.

13.1.3 Termination and Suspension Upon Owner’s Material Breach. If an Owner Event of Default occurs, then Contractor may, without prejudice to any other right or remedy Contractor may have hereunder, at any time terminate this Agreement, such termination becoming effective upon notice to Owner. In the event of termination under this Section 13.1.3, Owner shall pay to Contractor the Owner Termination Payment in accordance with Section 13.2. For purposes hereof, a “Owner Event of Default” will be deemed to have occurred if:

13.1.3.1 Owner fails to make a payment to Contractor when due after either a Financing Conversion Date or a Financing Expiration Date occurs and Owner has failed to cure such breach within ten (10) Business Days after receiving notice of such breach from Contractor.

13.1.3.2 Owner fails to make any payment to Contractor when due as a result of a Funding Failure and Owner has failed to cure such breach within ten (10) Business Days after receiving notice of such breach from Contractor.

13.1.3.3 A Bankruptcy of Owner occurs and such Bankruptcy occurs other than as a result of a Bankruptcy of Contractor or Contractor’s Affiliates.

13.1.3.4 Owner breaches any obligation hereunder after either a Financing Conversation Date or Financing Expiration Date occurs; provided, that such breach is not cured after (i) Contractor has provided written notice to Owner of such breach and (ii) Owner has failed to cure such breach for thirty (30) days.

13.1.4 Termination Upon Casualty Event. If a Casualty Event occurs that is a Total Loss, this Agreement shall terminate automatically; provided, that no Owner Termination Payment shall be due and payable by Owner hereunder, and no Owner Termination Payment shall be due from Contractor to Owner.

Section 13.2 Calculation of Termination Payment.

13.2.1 Termination Payment by Owner. In the event of termination hereof pursuant to Section 13.1, other than Section 13.1.4, then, subject to the other terms and conditions of this Article XIII, a termination payment, calculated as set forth below as of the Termination Payment Date (without duplication of any component thereof) (the “Owner Termination Payment”), shall be paid (i) if the result of such calculation is positive, by Owner to Contractor and (ii)if the result of such calculation is negative, by Contractor to Owner. The Owner Termination Payment shall be calculated as follows:

13.2.1.1 In the event of termination hereof pursuant to Section 13.1.3, the Owner Termination Payment shall consist of the sum of:

(i) any Milestone Payments due to Contractor in accordance with Section 5.1 that have not yet been paid by Owner through the effective date of termination, subject to any reduction as provided in Section 5.3 and excluding any amount requested, but not paid, pursuant to Section 5.1.3; provided, that the amount of Owner Construction Agreement Shortfall shall be determined as of the effective date of termination without reference to any amounts paid by Owner with respect thereto; plus

(ii) Contractor’s actual out-of-pocket costs and expenses reasonably incurred in connection with the performance of the Work prior to the effective date of termination but solely with respect to Work that is or was not encompassed by a Milestone Payment previously paid by Owner hereunder, or which is to be paid pursuant to clause (i) hereof, by Owner to Contractor; plus

(iii) all costs reasonably incurred by Contractor to implement termination hereof.

13.2.1.2 In the event of termination hereof pursuant to Section 13.1.2 (other than Section 13.1.2.6), the Owner Termination Payment shall consist of the sum of:

(i) Contractor’s actual out-of-pocket costs and expenses reasonably incurred in connection with the performance of the Work prior to the effective date of termination but solely with respect to Work that is or was not encompassed by a Milestone Payment previously paid by Owner hereunder; plus

(ii) all costs reasonably incurred by Contractor to implement termination hereof; minus

(iii) the amount of any Cost Overrun, as of the Termination Payment Date, reasonably incurred by Owner to complete the Work in accordance with the Project Standards; minus

(iv) the amount of any Owner Construction Agreement Shortfall existing as of the effective date of termination; provided, that the amount of Owner Construction Agreement Shortfall shall be determined as of the effective date of termination without reference to any amounts paid by Owner with respect thereto; minus

(v) subject to Section 13.3.3.1, the amount of Buy-Down Liquidated Damages that would have been payable hereunder if this Agreement had not been terminated in accordance with this Article XIII and based on the Actual Facility Characteristics as of the Termination Payment Date.

13.2.2 Termination Payment by Contractor. In the event of termination hereof pursuant to Section 13.1.2.6, then, subject to the other terms and conditions of this Article XIII, Contractor shall pay to Owner a termination payment (the “Contractor Termination Payment”) equal to the sum of:

(i) the aggregate amount of Debt outstanding under the Credit Agreement as of the Termination Payment Date, plus accrued and unpaid interest and penalties; plus

(ii) the Capital Account of the Class A Investors, plus a return on the use of the capital at the Target IRR for the period to the Termination Payment Date; plus

(iii) fees, costs and expenses of the Financing Parties and the Class A Investors in connection with the termination hereof and the payment of the Contractor Termination Payment.

13.2.3 Conditions to Payment. As a condition precedent to any payment of any Owner Termination Payment, Contractor shall:

13.2.3.1 execute and deliver all such documents and take all such reasonable actions, including the assignment of all Contractor’s rights, as Owner may require for the purpose of fully vesting in Owner (or Owner’s designees) all rights, title and interests of Contractor in and to all Services, Equipment and Materials and all other goods, services, subcontracts, purchase orders, warranties, guarantees and other agreements relating to the Work or the Project;

13.2.3.2 execute and deliver, or cause the execution and delivery, to Owner waivers and releases, in the form attached as Exhibits A-1, A-2 and A-3 required to establish that the Facility, the Services, the Equipment and Materials and the Facility Site, and any interests, estates or improvements related thereto, are free from any Liens arising out of or in connection with performance of the Work for which payment has been made by Owner hereunder, whether as a Milestone Payment or other payment;

13.2.3.3 deliver to Owner reasonably satisfactory evidence that all Subcontractors have been fully paid with the proceeds of any Milestone Payments through the effective date of termination;

13.2.3.4 within thirty (30) days of any termination of this Agreement pursuant to Section 13.1, submit to Owner all invoices and other documentation as is sufficient to permit a recognized independent certified public accounting firm, promptly selected and paid for by Contractor, and reasonably acceptable to Owner, to verify and otherwise reasonably substantiate the calculation of the Owner Termination Payment and any components thereof; and

13.2.3.5 deliver to Owner any other information reasonably requested by Owner in connection with the Work or completion of the Project.

13.2.4 Sole and Exclusive Remedy.

13.2.4.1 Payment of the Owner Termination Payment by Owner shall be the sole and exclusive liability of Owner, and the sole and exclusive remedy of Contractor, with respect to termination of this Agreement pursuant to Article XIII. In no event shall Owner have any further liability to Contractor in any such event for any other actual damages or for incidental, indirect, consequential or other damages, notwithstanding the actual amount of damages the Contractor may have sustained or otherwise incurred.

13.2.4.2 Except for liquidated damages payable pursuant to Section 6.4, payment of the Contractor Termination Payment by Contractor shall be the sole and exclusive liability of Contractor, and the sole and exclusive remedy of Owner, with respect to termination of this Agreement pursuant to this Article XIII. In no event shall Contractor have any further liability to Owner in any such event for any other actual damages or for incidental, indirect, consequential or other damages, notwithstanding the actual amount of damages the Contractor may have sustained or otherwise incurred.

13.2.5 [RESERVED].

13.2.6 Payment of Termination Payment.

13.2.6.1 Owner Termination Payment. Subject to Section 13.2.3, within thirty (30) days of the date upon which the Facility commences normal operations and the Facility is determined to be complete by the Independent Engineer (such date, the “Termination Payment Date”), Owner or Contractor, as the case may be, shall pay the entire Owner Termination Payment to Contractor or Owner, as the case may be.

13.2.6.2 Contractor Termination Payment. Contractor shall pay the entire Contractor Termination Payment to Owner within ten (10) calendar days of the Guaranteed Final Completion Date.

Section 13.3 Consequences of Termination.

Upon receipt of written notice from Owner of termination of this Agreement pursuant to Section 13.1:

13.3.1 Contractor will (a) cease Work as directed by Owner in the notice, (b) take any actions necessary or appropriate, or that Owner may reasonably direct, for the protection, preservation and transfer of custody of the Facility, the Services and Equipment and Materials comprising the Facility or any other equipment, materials or other items that are at the Facility Site or are being stored outside the Facility Site by Contractor for the purposes of performing or providing the Work (in whatever stage of completion), (c) assign to Owner the Subcontracts and the Subcontractor warranties pursuant to Section 2.6, (d) enter into no further Subcontracts or purchase orders in connection with the Project, (e) convey, transfer or otherwise deliver to Owner all documentation relating to the Facility, including the Project Design Book, as may be updated through the effective date of termination, and (f) cease performing any obligations or responsibilities under the Owner Construction Agreements or exercising any rights under the Owner Construction Agreements, acknowledging that Contractor’s right granted pursuant to Section 2.2.12.6 are and have been terminated.

13.3.2 Owner may (a) take title to and possession of the Facility and any or all Services and Equipment and materials comprising the Facility and any other equipment, materials or other items remaining at the Facility Site, and (b) succeed to the rights of Contractor in any or all Subcontracts entered into by Contractor with respect to the Work by providing notice to the applicable Subcontractors, and shall be required to compensate such Subcontractors only for compensation becoming due and payable to such parties under the terms of their Subcontracts with Contractor from and after the date Owner elects to succeed to the interests of Contractor in such Subcontracts; provided, that payment of amounts then due to Contractor shall not be a pre-condition to Owner’s rights hereunder.

13.3.3 All sums claimed by such Subcontractors to be due and owing for Work performed prior to such date shall constitute debts between Contractor and the affected Subcontractors, and Owner shall in no way be liable for such sums; provided, however, that Owner may, at its election, pay any sums owed to such Subcontractors and Contractor shall reimburse Owner for such sums on demand if Owner has previously paid Contractor the amounts due hereunder related to such Subcontracts.

13.3.3.1 Upon termination hereof, if an Owner Termination Payment is determined in accordance with Section 13.2.1.2, then the amounts specified in clauses (iii) and (v) thereof shall only be included in the calculation of Owner Termination Payment to the extent that Owner shall have completed the Facility in accordance with the Project Standards and the Project Design Book. For the avoidance of doubt, notwithstanding the foregoing, the Owner shall not be required to complete construction of the Facility if Owner otherwise would not be permitted to complete such construction pursuant to the requirements of any Operative Documents.

Section 13.4 [Reserved.]

Section 13.5 Surviving Obligations.

Termination or completion of this Agreement shall not relieve Contractor or Owner of: (i) any obligation hereunder that arose prior to such termination or that expressly or by implication survives termination or completion hereof, and, except as otherwise provided in any provision of this Agreement expressly limiting the liability of either Party (such limitations which shall survive termination and completion), shall not relieve either Party of any obligations or liabilities under the terms hereof for loss or damage to the other Party arising out of or caused by acts or omissions of such Party prior to the completion or effectiveness of such termination or arising out of such termination, (ii) its obligations as to portions of the Work already performed or of obligations assumed by either Party prior to the effective date of termination, (iii) Contractor’s obligations to pay liquidated damages hereunder, (iv) each Party’s obligations pursuant to this Article XIII, and (v) in the case of a termination pursuant to Section 13.1.2 giving rise to a calculation of an Owner Termination Payment, Section 6.4 will also survive.

ARTICLE XIV

REPRESENTATIONS AND WARRANTIES

Section 14.1 Representations and Warranties of Contractor.

Contractor hereby represents and warrants to Owner as follows:

14.1.1 Due Organization of Contractor. Contractor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Utah and in any other jurisdiction in which the transaction of its business makes such qualification necessary.

14.1.2 Due Authorization of Contractor; Binding Obligation. Contractor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Contractor have been duly authorized by the necessary corporate action on the part of Contractor; this Agreement has been duly executed and delivered by Contractor and is the valid and binding obligation of Contractor enforceable in accordance with its terms.

14.1.3 Non-Contravention. The execution, delivery and performance of this Agreement by Contractor and the consummation of the transactions contemplated hereby do not and will not contravene the certificate of incorporation or by-laws of Contractor and do not and will not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Contractor is a party or by which it or any of its properties is bound or affected.

14.1.4 Regulatory Approvals. Governmental or other authorizations, approvals, orders or consents required in connection with the execution, delivery and performance of this Agreement by Contractor have been obtained or will be obtained in due course.

Section 14.2 Representation and Warranties of Owner.

Owner hereby represents and warrants to Contractor as follows:

14.2.1 Due Organization of Owner. Owner is a limited liability company duly organized and validly existing and in good standing under the laws of Delaware and has the requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Utah.

14.2.2 Due Authorization of Owner; Binding Obligation. Owner has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement by Owner have been duly authorized by the necessary corporate actions on the part of Owner; this Agreement has been duly executed and delivered by Owner and is the valid and binding obligation of Owner enforceable in accordance with its terms.

14.2.3 Non-Contravention. The execution, delivery and performance of this Agreement by Owner and the consummation of the transactions contemplated hereby do not and will not contravene the articles of incorporation of Owner and do not and will not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Owner is a party or by which it or any of its properties is bound or affected.

ARTICLE XV

DISPUTE RESOLUTION

Section 15.1 Applicability of Resolution Procedures.

Except for matters requiring immediate injunctive relief, all claims, disputes or other matters in question between the Parties arising out of or relating in any way to this Agreement (“Disputes”) will be resolved pursuant to this Article XV.

Section 15.2 Management Discussions.

The Parties agree to make a diligent, good-faith attempt to resolve all Disputes. If the Authorized Representatives of the Parties are unable to resolve a Dispute arising under this Agreement within ten (10) calendar days after notice from one Party to the other, such Dispute will be submitted promptly to the senior executive officers of the Parties, who will meet, in person or by telephone, not later than five (5) calendar days after the date such Dispute was submitted to them. In the event that the officers cannot resolve the Dispute within such five (5) day period, then, unless otherwise agreed, the Parties will refer such Dispute to arbitration proceedings in accordance with Section 15.3.

Section 15.3 Arbitration.

15.3.1 Any disputes arising under this Agreement that cannot be settled amicably by the Parties shall be resolved in accordance with the construction industry rules and procedures of the American Arbitration Association, and judgment upon any award may be entered in any court having jurisdiction. The arbitration shall be conducted in New York, New York before a single arbitrator appointed by the American Arbitration Association. No arbitrator shall be a past or present employee or agent of, or consultant or counsel to, either Party or any affiliate of either Party, or shall have contracted for any services with either Party within five (5) years of the commencement of arbitration unless such restriction is waived in writing by the other Party. Any arbitration commenced hereunder shall be completed within sixty (60) days of the appointment of the arbitrator, absent agreement of the Parties to an extension of such period. The Parties shall not be entitled to discovery; provided, that the arbitrator may permit document discovery upon a showing of good cause. All direct testimony may be offered by way of affidavit. The Party submitting an affidavit shall make the affiant available for cross-examination before the arbitrator.

15.3.2 The Parties shall each bear their respective costs and expenses relating to the arbitration and shall share the costs of the arbitrator and fees payable to American Arbitration Association, unless the arbitrator determines on motion of one Party that one or the other Party should bear a greater portion or all of the costs of the arbitration.

Section 15.4 Obligations Continue.

Notwithstanding the existence of any Dispute hereunder, the Parties will continue to perform their respective obligations under this Agreement unless the Parties otherwise mutually agree in writing; provided, that Contractor is being paid on a current basis pursuant to Schedule F.

ARTICLE XVI

MISCELLANEOUS

Section 16.1 Authorized Representatives.

In order to secure effective cooperation and to deal on a prompt and orderly basis with the various scheduling and administrative issues that may arise in connection with the rights and obligations of the Parties hereunder, each Party shall appoint its own Authorized Representative and notify the other Party in writing of such representative’s name, address, facsimile and telephone number upon execution of this Agreement. Either Party may, at any time, change the designation of its Authorized Representative, provided such Party shall promptly notify the other Party in writing of such change. Each Party’s Authorized Representative shall be authorized to administer, but not modify or amend, this Agreement on behalf of such Party and agree upon procedures and provide such information as is necessary for coordinating the efforts of the Parties.

Section 16.2 Assignments.

It is expressly understood and agreed that this Agreement is personal to Contractor, and that Contractor will have no right, power or authority to assign or delegate this Agreement or any portion herein, either voluntarily or involuntarily, or by operation of law, without the prior written consent of Owner. Owner may make a collateral assignment of this Agreement to the Collateral Agent in connection with the financing of the Project. Owner shall have the right to assign this Agreement as collateral for any financing or refinancing of the Project, in connection with any financing or refinancing of the Project by Owner. Any purported assignment hereof in violation of the foregoing shall be void ab initio.

Section 16.3 Governing Law; Jurisdiction.

This Contract shall in all respects be governed by and construed in accordance with the laws the State of New York, without giving effect to any choice of law rules thereof which may permit or require the application of the laws of another jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York in the county of New York or of the United States of America in the Southern District of New York and hereby waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue in an such action or proceeding in any such court.

Section 16.4 Severability.

If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

Section 16.5 Notices.

All notices permitted or required to be given under this Agreement shall be in writing and shall be deemed duly given when sent by confirmed facsimile transmission, by overnight courier or by personal delivery. All notices shall be delivered or sent to the Parties at their respective address(es) or number(s) shown below or to such other address(es) or number(s) as a Party may designate by prior written notice given in accordance with this provision to the other Party:

If to Owner:

Thermo No. 1 BE-01, LLC

5152 North Edgewood Drive

Provo, Utah 84604

Facsimile: 801-374-3314

Attention: Steven R. Brown

If to Contractor:

Raser Technologies, Inc.

5152 North Edgewood Drive

Provo, Utah 84604

Facsimile: 801-374-3314

Attention: Steven R. Brown

Section 16.6 Article and Section Headings.

The Article and Section headings herein have been inserted for convenience of reference only and shall not in any manner affect the construction, meaning or effect of anything herein contained nor govern the rights and liabilities of the Parties.

Section 16.7 Survival.

The terms and provisions set forth in Articles XII, XIII, XV and XVI shall survive any termination of this Agreement.

Section 16.8 Remedies.

Except as expressly set forth herein, each Party shall be free to pursue all its rights at law or in equity or otherwise to enforce its rights under this Agreement.

Section 16.9 Entire Agreement.

The UTC Step-In Agreement and this Agreement contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede any and all prior and contemporaneous written and oral agreements, proposals, negotiations, understandings and representations pertaining to the subject matter hereof. In the event of a conflict between the foregoing agreements, this Agreement shall govern.

Section 16.10 Amendments; Waivers.

No term, provision or condition of this Agreement may be amended, modified or waived except by an instrument duly executed and delivered by a duly authorized officer of the Party against which enforcement is sought. The waiver of any term, condition or provision hereof shall be limited to, unless expressly stated otherwise, specific facts or circumstances for which waiver shall have been granted and such waiver shall not be construed as, or otherwise constitute, a general waiver of any term, condition or provision hereof. Except as may be specifically agreed in writing, the failure of Owner or Contractor to insist in any one or more instances upon the strict performance of any one or more of the provisions of this Agreement or to exercise any right herein contained or provided hereunder, shall not be construed as, or constitute in any way, whether express or implied, a waiver, modification or relinquishment of the performance of such provision or right(s), or of the right to subsequently demand such strict performance or exercise such right(s), and such rights shall continue unchanged and remain in full force and effect.

Section 16.11 Financing Documents.

Contractor hereby acknowledges and agrees for the benefit of the Lenders that it understands and is aware of the restrictions or limitations on Owner’s rights hereunder, and Contractor further acknowledges and agrees that any action taken by Owner hereunder in violation of the requirements of the Financing Documents or hereof shall be void or voidable ab initio. If in connection with any assignment hereof any Financing Party requests Contractor to consent to or acknowledge in writing such an assignment, Contractor shall do so promptly, with such acknowledgment and consent agreement to include such terms and conditions as are mutually and reasonably agreed upon by Contractor, Owner and the Financing Parties.

Section 16.12 Third Party Rights.

Except with respect to the rights of the Administrative Lender on behalf of the Lenders, as provided for herein, this Agreement and all rights hereunder are intended for the sole benefit of the Parties and, to the extent expressly provided, for the benefit of the Owner Indemnitees and Contractor Indemnitees, and shall not imply or create any rights on the part of, or obligations to, any other Person.

Section 16.13 Owner’s Obligations Non-Recourse.

The Parties acknowledge that Owner has entered into this Agreement entirely on its own behalf, and in no manner on behalf of its affiliates, and that Contractor shall not have any recourse against any of Owner’s affiliates, partners, parents, joint venturers, vendors, shareholders, officers or directors for any reason.

Section 16.14 Relationship of the Parties.

16.14.1 Independent Contractor. Except with respect to Contractor’s obligations pursuant to Section 2.2.12, Contractor has been retained by Owner as an independent contractor to design, engineer and construct the Facility on behalf of Owner, as more specifically described herein.

16.14.2 No Partnership. Nothing contained or implied in this Agreement shall:

16.14.2.1 constitute or be deemed to constitute either Party to this Agreement as the partner of the other Party for any purpose whatsoever; or

16.14.2.2 create or be deemed to create any partnership between either Party and the other Party.

16.14.3 No Affiliate Status. Notwithstanding the foregoing, neither Owner nor Contractor shall be deemed to be an Affiliate of the other one for purposes of this Agreement.

16.14.4 Power to Bind. Except as expressly set forth herein or as otherwise agreed to in writing by the Parties from time to time, neither Owner nor Contractor shall by virtue of this Agreement have the power or authority to enter into any agreement or undertaking for or to act on behalf of or otherwise to bind the other Party as to any matter or thing to be done in relation to the Facility or to the provision or performance of the Work.

Section 16.15 Counterparts.

This Contract may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 16.16 Time of the Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 16.17 Further Assurances.

The Parties shall execute and deliver such documents and take such additional action as may be required in good faith to carry out the purposes of this Agreement and preserve the rights and benefits of the Parties as contemplated herein.

Section 16.18 Confidentiality.

The Parties agree to comply with the terms of the confidentiality agreement attached hereto as Schedule J.

Section 16.19 Delivery of Reports, Notices, Certificates and Other Documents.

For any purpose hereunder, no report, notice or certificate, a form of which is attached as an Exhibit in any Operative Document, shall be deemed provided hereunder unless such report, notice or certificate is substantially in the form required thereby and duly executed by each signatory thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed on its behalf as of the date first written above.

THERMO NO. 1 BE-01, LLC, a Delaware limited liability company, as Owner

By:	Intermountain Renewable Power, LLC
Its:	Managing Member

	By:	/s/ Richard D. Clayton
	Name:	Richard D. Clayton
	Title:	Manager

RASER TECHNOLOGIES, INC., a Delaware corporation, as Contractor

By:	/s/ Richard D. Clayton
Name:	Richard D. Clayton
Title:	Executive Vice President and General Counsel

EPC Agreement Signature Page

Final Version

SCHEDULE Z

Unless the context otherwise requires, the following terms shall have the following respective meanings for all purposes, and the following definitions are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined. Any term defined below by reference to any Operative Document shall have such meaning whether or not such Operative Document has been terminated or otherwise remains in effect on the date of usage. This Schedule Z is comprised of three parts: (i) General Definitions; (ii) Parties; and (iii) Documents.

GENERAL DEFINITIONS

“Account(s)” means all “accounts” as defined in Article 9 of the UCC. [ASA, CA]

“Account Bank” means Deutsche Bank Trust Company Americas, in its capacity as bank with respect to the Deposit Accounts and within the meaning of Section 9-102 of the UCC. [ASA]

“Account Debtor” means each Person who is obligated on a Receivable or any Supporting Obligation related thereto. [ASA]

“Accounting Firm” means any of Company’s primary independent accounting firm which shall be Hein & Associates LLP or such other nationally or regionally recognized firm certified public accountants, in each case, selected by the Manager and approved by a Class Majority Vote. [LLCA]

“Actual Availability Rating” means the net electrical output of the Facility during full operation, represented as a percentage of the Actual Capacity Rating, demonstrated pursuant to the Availability Prove-Out and set forth on the Notice of Facility Substantial Completion. [EPC, Schedule Z]

“Actual Capacity Rating” means lesser of (i) Demonstrated Operational Capacity and (ii) Demonstrated Geothermal Capacity. [EPC, Schedule Z]

“Actual Debt Investment” means the amount identified as “Term Loan” in the Recalculated Equity Base Case Model. [Schedule Z]

“Actual Efficiency” means the product of (i) the Actual Capacity Rating, multiplied by (ii) the Actual Availability Rating, reflected as a numerical value. [Schedule Z]

Schedule Z

“Actual Equity Investment” means the amount identified as “Tax Equity Prepayment” in the Recalculated Equity Base Case Model. [Schedule Z]

“Actual Facility Characteristics” means the following characteristics actually achieved by the Facility upon Facility Substantial Completion: (i) the Actual Capacity Rating, (ii) the Actual Availability Rating, and (iii) the Actual PIS Turbines. [EPC]

“Actual PIS Turbines” means the number of Turbines comprising the Facility that achieve Turbine Substantial Completion on or before the Required Turbine Substantial Completion Date. [EPC, Schedule Z]

“Additional Operative Document” means (a) any agreement replacing or superseding an existing Operative Document, (b) any agreement for the sale of energy, capacity or ancillary services, or (c) any other agreement (i) relating to obligations in excess of $500,000 for any single fiscal year and $2,000,000 over the term of such agreement, and (ii) relating to the development of the Project entered into by the Company and any other Person subsequent to the Effective Date. [CA]

“Adjusted Capital Account” means the Capital Account of a Member (a) increased by the amount of potential deficit that the Member is deemed obligated to restore, calculated as described in the last sentence of Treasury Regulation Section 1.704-2(g)(1) and the last sentence of Treasury Regulation Section 1.704-2(i)(5) and (b) decreased by expected items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). [LLCA]

“Administrative Agent’s Account” means a non-interest bearing trust account established by the Administrative Agent on behalf of the Lenders for the purpose of receiving Debt Service payments from the Company for the further payment to the Agents and the Lenders. [CA]

“Advance” has the meaning specified in Section 2.1 of the Credit Agreement. [ASA, CA, Schedule Z]

“Advance Date” means the time and Business Day on which all the conditions precedent set forth in Section 3.1 and 3.2 of the Credit Agreement are satisfied or waived and the Company receives an Advance under the Credit Agreement. [CA]

“Advance Request” has the meaning specified in Section 2.2.1 of the Credit Agreement. [ASA, CA]

“Affected Lender” has the meaning specified in Section 2.12.3. of the Credit Agreement. [CA]

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person. For purposes of any Transaction Document, (i) the Company shall not be deemed to be an Affiliate of the Lenders or the Lenders’ Affiliates and (ii) solely for purposes of Section 9.1.2 of the Credit Agreement, the Company shall not be deemed an Affiliate of Raser and Raser’s Affiliates. The Company shall be deemed to be an Affiliate of IRP prior to the Closing

(for purposes of representations and warranties in the Equity Capital Contribution Agreement), but shall not be deemed to be an Affiliate of any Member from and after the Closing. [ASA, CA ECCA, EPC, LLCA, O&M, Schedule Z]

“After-Tax Payout” means (A) the Class A Investors reaching an Internal Rate of Return equal to the Target IRR on the same date as in the Equity Base Case Model originally agreed when the Equity Capital Contribution Agreement was signed, (B) the Class A Investors reaching a pre-tax return through the assumed 20- year useful life of the Project of at least 2%, treating the Production Tax Credits the Class A Investors are expected to be allocated as equivalent to cash (the “Target Pre-Tax Return”), and (C) the allocations and distributions of the Class A Investors after the Flip Date decreasing to no less than 5% or such greater percentage as is necessary for the Class A Investors to achieve the Target Pre-Tax Return. [Schedule Z]

“Agent Parties” has the meaning specified in Section 14.3 of the Credit Agreement. [CA]

“Agents” means, collectively, the Administrative Agent and the Collateral Agent, as applicable, together with their successors and assigns to the extent permitted by the terms of the Credit Agreement. [ASA, CA, Schedule Z]

“Agreement” means, as used in any agreement, instrument or other document, such agreement, instrument or other document. [ASA, CA, ECCA, EPC, LLCA, O&M Schedule Z]

“Annual Operating Plan and Budget” means the Facility Plan and Budget and Wellfield Plan and Budget; provided, that with respect to the Annual Operating Plan and Budget for any period occurring on or before December 31, 2009, Annual Operating Plan and Budget means the Annual Operating Plan and Budget referenced in Section 6.1.6 of the O&M Agreement. Where “Annual Operating Plan and Budget” is referenced as a numerical quantity, it shall equal the sum of the total budgets set forth in the Facility Plan and Budget and Wellfield Plan and Budget. [ASA, CA, LLCA, O&M, Schedule Z]

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended. [CA]

“Applicable Law” means, as used in any Transaction Document or with respect to any Party to such Transaction Document, means all common laws, customary laws, constitutional laws, statutes, directives, codes, resolutions, enactments, treaties, ordinances, judgments, decrees, injunctions, writs and orders of any Governmental Authority and rules, regulations, orders, interpretations and Governmental Approvals of any Governmental Authority, in each case, having jurisdiction over or with respect to such Transaction Document, such Party or the transactions contemplated thereby and the performance thereunder. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Applied Drilling Escrow Amount” has the meaning set forth in Section 3.8 of the Account and Security Agreement. [ASA, EPC]

“Appraisal Method” means an appraiser selected jointly by the Class A Investors and the Class B Investors. However, if they cannot agree on an appraiser within 15 days of a party invoking the procedure described in this definition, then the Class A Investors and the Class B Investors will each appoint its own appraiser; provided, that if either the Class A Investors or the Class B Investors fail to appoint an appraiser within five days after the end of such fifteen (15) day period, the determination of the appraiser appointed by the other class of Members (if so appointed within such period) shall be conclusive and binding on the Members. If the appraisers appointed by the Class A Investors and the Class B Investors are unable to agree upon the fair market value within 30 days after the appointment of the second of such appraisers, the fair market value will be the average of the market values reported by each appraiser. The fair market value determined by this Appraisal Method will be conclusive and binding on the Members. [LLCA]

“Appraisal Notice” has the meaning set forth in Section 9.7 of the LLC Operating Agreement. [LLCA]

“Approved Reserve Letter of Credit” means a letter of credit issued by a bank or other financial institution and containing terms and conditions satisfactory to the Required Lenders in their sole discretion, which letter of credit shall at all times be in the stated amount equal to at least the Minimum Debt Service Reserve and shall not expire until the Final Maturity Date (giving effect to any automatic renewal periods contained therein). [Schedule Z]

“Approved Transferee” means, in the case of a Transfer of a Class A Interest, any Person that is (i) either (A) an Affiliate of such transferring Class A Investors, (B) an institutional investor with a tangible net worth of at least $50,000,000 at the time of such Transfer, or (C) a Person whose obligations under this Agreement are guaranteed by an institutional investor with a tangible net worth of at least $50,000,000 at the time of such Transfer, (ii) not a Competitor, and (iii) not a Disqualified Transferee; and, in the case of a Transfer of a Class B Interest, any Person that is (i) an experienced geothermal company with a national or international reputation with experience owning and operating commercial geothermal plants with an aggregate capacity of at least 50 megawatts (or undertakes to engage such an experienced geothermal company to manage the Company), (ii) either (A) an Affiliate of such transferring Class B Investors, or (B) a Person with a tangible net worth of at least $50,000,000 or whose obligations as Class B Investors are guaranteed by an entity having such a tangible net worth, and (iii) is not a Disqualified Transferee. [LLCA]

“ASA Intellectual Property” means, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses. [ASA, Schedule Z]

“Asset Manager” has the meaning set forth in Section 4.2 of the O&M Agreement. [O&M]

“Assets” means all right, title and interest of the Company in land, properties, buildings, improvements, fixtures, foundations, assets and rights of any kind, whether tangible or intangible, real, personal or mixed, including contracts, equipment, systems, books, data, reports, studies and records, proprietary rights, intellectual property, the Leases, Interconnection Asset, easements, Licenses and Permits, rights under or pursuant to all warranties, representations and guarantees, cash, accounts receivable, deposits and prepaid expenses, including the Project and any and all of the foregoing pertaining thereto. [LLCA, Schedule Z]

“Assigned Agreements” means all agreements and contracts to which (a) the Company is a party as of the effective date of the Credit Agreement, including, without limitation, each Project Document and each Operative Document, or to which (b) the Company becomes a party after the effective date of the Credit Agreement, as each such agreement may be amended, supplemented or otherwise modified from time to time to the extent permitted by the terms of the Credit Agreement. [ASA, Schedule Z]

“Authorized Representative” means, as used in any Agreement, the natural Person appointed by each Party to such Agreement pursuant to the terms thereof to act on such Party’s behalf with respect to such Party’s rights and obligations under such Agreement. [EPC, LLCA, O&M]

“Availability Period” means the period beginning on the Effective Date of the Credit Agreement and ending on the Final Completion Date. [CA]

“Availability Prove-Out” has the meaning set forth in Section 7.1 of the EPC Agreement. [EPC, Schedule Z]

“Available Contingency Amount” means, as of any date, the sum of (i) the product of (x) the Contingency Amount, multiplied by (y) the result of (A) the aggregate amount of Milestone Payments requested prior to and including on such date, divided by (B) the Contract Price, minus (ii) the aggregate amount of the Contingency Amount paid to Contractor by Owner pursuant to Section 5.1.3 of the EPC Agreement prior to such date. [EPC]

“Bankruptcy” means, with respect to any Person, a situation in which (i) such Person shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, moratorium, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Applicable Laws relating to bankruptcy, insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce”, as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within fifteen (15) calendar days after entry of such order, judgment or decree); (ii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, moratorium, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Laws relating to bankruptcy, insolvency or other relief for debtors, and such Person shall acquiesce and such decree shall remain unvacated and unstayed for an aggregate period of sixty (60) calendar days (whether or not consecutive) from the date of entry thereof, or a trustee, receiver, conservator or liquidator of such Person shall be appointed with the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate period of sixty (60) calendar days, whether or not consecutive; (iii) such Person shall admit in writing its inability to pay its debts as they mature; (iv) such Person shall give notice to any Governmental Authority of insolvency or pending insolvency, or suspension or pending suspension of operations; or (v) such Person shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors. [ECCA, EPC, LLCA, O&M, Schedule Z]

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time. [ASA, Schedule Z]

“Base Fee” has the meaning set forth in Section 7.2 of the O&M Agreement. [O&M, Schedule Z]

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority. [CA, Schedule Z]

“Bonus Payments” means bonus, incentive or similar special payments required to be made by the Company under the EPC Agreement, O&M Agreement or any other Project Document (other than payments with respect to a Borrower Indemnification Event).

“Book-Entry Security” means a security maintained in the form of entries (including, without limitation, the security entitlements in, and the financial assets based on, such security) in the commercial book-entry system of the Federal Reserve System. [ASA, Schedule Z]

“Borrower Indemnification Event” means any event or occurrence or directly related series of events or occurrences giving rise to the obligation of the Company to make payments in respect of damages or indemnifications under any of the Project Documents. [Schedule Z]

“Budget Commitment” means the amount identified as the “Budget Commitment” on Schedule E to the EPC Agreement. [EPC, Schedule Z]

“Business Day” means any calendar day, except Saturdays, Sundays and days on which the Federal Reserve Bank in New York are closed or authorized to be closed. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Buy-Down CA Redemption Amount” means the sum of (i) the Buy-Down Debt Overage, plus (ii) any interest accrued but unpaid under the Credit Agreement, as of the Guaranteed Final Completion Date, applicable to an aggregate principal amount of Advances equal to the Buy-Down Debt Overage, plus (iii) the Make-Whole Amount with respect to an aggregate principal amount of Advances equal to the Buy-Down Debt Overage. [CA, Schedule Z]

“Buy-Down Debt Overage” means the sum of (i) the Target Debt Investment, minus (ii) the Actual Debt Investment. [CA, Schedule Z]

“Buy-Down Equity Overage” means the sum of (i) the Target Equity Investment, minus (ii) the Actual Equity Investment. [ECCA, Schedule Z]

“Buy-Down Liquidated Damages” means the sum of (i) the Buy-Down CA Redemption Amount, plus (ii) the Buy-Down LLC Redemption Amount. [ASA, EPC]

“Buy-Down LLC Redemption Amount” means the sum of (i) the Buy-Down Equity Overage, plus, (ii) an amount sufficient to achieve the After-Tax Payout on an amount of Class A Interests equal to the Buy-Down Equity Overage for the period to the Guaranteed Final Completion Date, plus (iii) 2% of the Buy-Down Equity Overage. [LLCA, Schedule Z]

“Buy-Down Trigger Event” has the meaning set forth in Section 6.4.1 of the EPC Agreement. [ASA, CA, EPC, Schedule Z]

“Called Principal” means, with respect to any Advance, the principal amount of such Advance that is to be prepaid pursuant to Section 2.5 or 2.6 of the Credit Agreement or has become or is declared to be immediately due and payable pursuant to Section 8 of the Credit Agreement, as the context requires. [Schedule Z]

“Capacity Prove-Out” has the meaning set forth in Section 7.2 of the EPC Agreement. [EPC, Schedule Z]

“Capital Account” means an account for each Member established and maintained as described in Section 4.2 of the LLC Operating Agreement. [LLCA]

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property contributed to the Company with respect to the Interests in the Company held or acquired by such Member. [ECCA, Schedule Z]

“Capital Contribution Commitment” means, with respect to the Class A Investors, $24,500,000. [ECCA, Schedule Z]

“Capital Investment Proceeds” means the proceeds received by Owner in connection with the sale of equity to Contractor or other capital investments made by Contractor to Owner in connection with Contractor’s membership interests therein. [EPC]

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. [CA, Schedule Z]

“Cash Equivalent Investments” means, at any time, (a) any evidence of Debt, maturing not more than one year after the acquisition thereof, issued or guaranteed by the United States Government, or any agency thereof, (b) any evidence of Debt, maturing not more than one year after the acquisition thereof, issued or guaranteed by any state, any political subdivision thereof, or any public instrumentality thereof, rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (d) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after the acquisition thereof, or any overnight Federal Funds transaction that is issued or sold by any Lender (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (e) any repurchase agreement with a term of not more than seven (7) days entered into with any Lender (or commercial banking institution of the nature referred to in clause (d) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (d) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (f) money market accounts or mutual funds which invest exclusively in assets in securities of the types described in clauses (a) through (e) above. [ASA, CA]

“Cash Difference” has the meaning set forth in Section 6.5(d) of the LLC Operating Agreement. [LLCA]

“Cash Proceeds” means, collectively, all proceeds of any Collateral received by the Company consisting of cash, checks and other near-cash items. [ASA]

“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Company. [ASA, CA, EPC, O&M, Schedule Z]

“Certificate of Formation” has the meaning set forth in the preliminary statements of the LLC Operating Agreement. [LLCA]

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Effective Date, or (c) a request, guideline or directive (whether or not having the force of law) of a Governmental Authority made or issued after the Effective Date which requires compliance by the affected Party. [CA]

“Change of Control” means the occurrence of any of the following events:

(a) before the Facility Substantial Completion Date:

(i) the consummation of a merger or consolidation of Raser with any other company, other than a merger or consolidation which would result in the voting securities of Raser outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Raser or such surviving entity outstanding immediately after such merger or consolidation;

(ii) the consummation of a plan of liquidation of Raser;

(iii) the consummation of the sale or disposition by Raser of all or substantially all of Raser’s assets;

(iv) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Raser representing more than fifty percent (50%) of the total voting power represented by Raser’s then outstanding voting securities;

(v) Raser shall cease to own, directly or indirectly, 100% of the Equity Interests of IRP;

(vi) Raser shall cease to possess, directly or indirectly, the power to Control and direct the management of the Company pursuant to the LLC Operating Agreement; provided, however, no Change of Control shall be deemed to occur under this clause (vi) if (A) (1) the Class A Investors replace IRP as the managing member pursuant to the exercise of remedies by such Class A Investors under the LLC Operating Agreement and (2) the Class A Investors have and continue to have experience reasonably acceptable to the Required Lenders in the management of entities owning geothermal energy generating facilities in the United States or retain the services of an Affiliate or Person to act as managing member having and continuing to have such experience; provided that in the case of a Person which is not an Affiliate of the Class A Investors, such Person shall be reasonably acceptable to the Required Lenders, (B) solely as a result of the Class A Investors having exercised their cure rights under Section 4.4 under the LLC Operating Agreement and receiving Class C Interests in accordance with the LLC Operating Agreement, or (C) solely as a result of UTC exercising its rights to direct Raser and Company in accordance with Section 2 of the UTC Step-In Agreement; or

(b) before or after the Facility Substantial Completion Date:

(i) IRP shall cease to own, directly or indirectly, one hundred percent (100%) of the Class B Interests, except in the case of a transfer to an Approved Transferee or a transferee that has been approved by the Class A Investors and, in each case which transferee has executed and delivered a pledge agreement substantially in the form of the Class B Pledge Agreement, or as otherwise acceptable to the Required Lenders, and, after giving effect to such transfer, IRP shall own, directly or indirectly, at least fifty percent (50%) of the Class B Interests; or

(ii) IRP shall cease to possess the power, directly or indirectly, to Control and direct the management of the Company pursuant to the LLC Operating Agreement; provided, however, no Change of Control shall be deemed to occur under this clause (ii) if (A) (1) the Class A Investors replace IRP as the managing member pursuant to the exercise of remedies by such Class A Investors under the LLC Operating Agreement and (2) the Class A Investors have and continue to have experience reasonably acceptable to the Required Lenders in the management of entities owning geothermal energy generating facilities in the United States or retain the services of an Affiliate or Person to act as managing member having and continuing to have such experience; provided that in the case of a Person which is not an Affiliate of the Class A Investors, such Person shall be reasonably acceptable to the Required Lenders or (B) solely as a result of the Class A Investors having exercised their cure rights under Section 4.4 under the LLC Operating Agreement and receiving Class C Interests in accordance with the LLC Operating Agreement. [CA]

“Change of Member Control” means with respect to any Member, an event (such as a transfer of voting securities, liquidation or merger) that causes such Member to cease to be Controlled by such Member’s Parent; provided, however, that an event that causes a Member’s Parent to be Controlled by another Person is not a Change of Member Control unless such event causes a termination of the Company pursuant to Section 708(b)(1)(B) of the Code or could require the Company to pay the Redemption Amount under Section 2.6.2 of the Credit Agreement. [LLCA]

“Chattel Paper” means all “chattel paper” as defined in Article 9 of the UCC. [ASA, Schedule Z]

“Claims” means, with respect to any Person, any and all suits, actions, sanctions, notices of violation, legal proceedings, claims, losses, judgments, settlements, demands, injury, obligation, liabilities, out-of-pocket costs, direct damages, liquidated damages, expenses, fines and penalties of whatsoever kind or character, including reasonable attorneys’ fees, civil fines or penalties or other expenses incurred, assessed, asserted or sustained by or against such Person, whether based on contract, warranty, guarantee, indemnity, tort (including negligence), strict liability, breach of statute or otherwise. [ASA, EPC, O&M, Schedule Z]

“Class A Interests” means membership interests in the Company that are held initially by MLE and have the rights described in the LLC Operating Agreement. [ECCA, EPC, LLCA, Schedule Z]

“Class B Interests” means membership interests in the Company that are held initially by IRP and have the rights described in the LLC Operating Agreement. [ECCA, LLCA, Schedule Z]

“Class C Interests” means membership interests in the Company that initially are authorized, but not issued, and that may be issued to MLE in exchange for additional Capital Contributions as described in Section 4.4 of the LLC Operating Agreement. [LLCA, Schedule Z]

“Class Majority Vote” means approval by a majority of the Class A Investors and the Class B Investors, with each voting separately as a class. [LLCA, Schedule Z]

“Closing” means the time at which all the conditions precedent set forth in Section 3.1 of the Credit Agreement are satisfied or waived in accordance with the terms of the Credit Agreement and the initial Advance has been made to the Company. [CA, Schedule Z]

“Closing Date” means the date on which Closing occurs or has occurred, as the case may be. [CA, Schedule Z]

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute. [CA, ECCA, EPC, LLCA, Schedule Z]

“Collateral Parcels” has the meaning specified in Article XI of the Account and Security Agreement. [ASA]

“Collateral” has the meaning assigned in Section 4.1 of the Account and Security Agreement. [ASA, CA, Schedule Z]

“Collateral Assignment Agreements” means the Class A Consent, Class B Consent, Class B Guarantor Consent, PPA Consent, Raser Consent, Raser Power Consent, SITLA Consent and UTC Consent. [ASA]

“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property. [ASA, Schedule Z]

“Commercial Tort Claims” means all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 6.7 of the Account and Security Agreement (as such schedule may be amended or supplemented from time to time). [ASA]

“Commitment” means, with respect to each Lender, the commitment of such Lender to make the Advances, as such commitment may be modified from time to time pursuant to assignments by or to such Lender pursuant to Section 16 of the Credit Agreement. [CA]

“Commodities Accounts” (a) means all “commodity accounts” as defined in Article 9 of the UCC and (b) includes, without limitation, all of the accounts listed on Schedule 6.4 of the Account and Security Agreement under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time). [ASA, Schedule Z]

“Communications” has the meaning specified in Section 14.2 of the Credit Agreement. [CA]

“Company Items” has the meaning set forth in Section 7.10(b) of the LLC Operating Agreement. [LLCA]

“Company Minimum Gain” means the amount of minimum gain there is in connection with nonrecourse liabilities of the Company, calculated in the manner described in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d). [LLCA]

“Competitor” means any Person that directly or indirectly, through one or more subsidiaries, Affiliates or joint ventures, actively operates, manages or develops geothermal power plants or other renewable energy projects with an aggregate capacity of more than 50 MW in the geographic area of the regional transmission organizations or the NERC control area, or their equivalent, in which the Facility participates; provided, that notwithstanding the foregoing, banks, insurance companies and other financial institutions and Affiliates or joint ventures thereof (i) regularly involved in making passive investments in alternative energy facilities similar to an investment in the Class A Interest or (ii) that do not regularly actively operate, manage or develop geothermal power plants, shall not be deemed a “Competitor.” [ECCA, LLCA]

“Completion Certificate” means a Facility Substantial Completion Certificate or a Final Completion Certificate. [EPC, Schedule Z]

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 5.1.3 of the Credit Agreement. [ASA, CA]

“Consent of the Class A Investors” means the consent or approval of the Class A Investors who own in the aggregate more than fifty percent (50%) of the Class A Interests in the Company. [LLCA]

“Consents” means, collectively, the SITLA Consent, UTC Consent and the PPA Consent. [CA, LLCA]

“Consistent Return” has the meaning set forth in Section 7.9 of the LLC Agreement. [LLCA]

“Contingency Amount” means the amount identified as the “Contingency Amount” in Schedule E of the EPC Agreement. [EPC, Schedule Z]

“Contract Price” means the sum of the Milestone Payments paid and to be paid pursuant to the EPC Agreement. [EPC, Schedule Z]

“Contractor Event of Default” has the meaning set forth in Section 13.1.2 of the EPC Agreement. [EPC]

“Contractor Indemnitees” means, collectively, Contractor and its respective shareholders, partners, Affiliates, employees, Subcontractors, representatives and agents, together with their successors and assigns. [EPC]

“Contractor Termination Payment” has the meaning set forth in Section 13.2.2 of the EPC Agreement. [EPC]

“Contractor’s Personnel” means, collectively, Contractor, its employees, agents, Affiliates, any Person acting under or at the direction of the Contractor and any Subcontractors and their respective employees, agents and subcontractors, together with their successors and assigns. [EPC]

“Contractor’s Taxes” has the meaning set forth in Section 2.2.13 of the EPC Agreement. [EPC]

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 50% (provided, that with respect to Section 6.14 of the Credit Agreement, Section 3.2.1.5, Section 3.2.1.6 and Section 3.2.2.5 of the Account and Security Agreement and the definition of Required Lenders, 10%) or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto. [CA, Schedule Z]

“Controlled Foreign Corporation” means “controlled foreign corporation” as defined in the United States Internal Revenue Code of 1986, as amended from time to time. [ASA]

“Consultation” or “Consult” means to confer with, and reasonably consider and take into account the reasonable suggestions, comments or opinions of another Person. [LLCA]

“Consistent Return” shall have the meaning specified in Section 7.9 of the LLC Operating Agreement. [LLCA]

“Construction Account” means the Construction Account set forth in Section 2.1.1 of the Account and Security Agreement. [ASA, Schedule Z]

“Copyright Licenses” means any and all agreements providing for the granting of any right in or to Copyrights (whether the Company is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 6.6 of the Account and Security Agreement (as amended or supplemented from time to time). [ASA, Schedule Z]

“Copyrights” means all United States, state and foreign copyrights, all mask works fixed in semi-conductor chip products (as defined under 17 U. S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, now or hereafter in force throughout the world, all registrations and applications therefore including, without limitation, the applications referred to in Schedule 6.6 of the Account and Security Agreement (as amended or supplemented from time to time), all rights corresponding thereto throughout the world, all extensions and renewals of any thereof, the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit. [ASA, Schedule Z]

“Cost Overrun” means, as of the Termination Payment Date, the amount by which (i) the sum of (w) the Budget Commitment, plus (x) the Contract Price, plus (y) the aggregate amount of any Contingency Amounts requested and received by Contractor pursuant to Section 5.1.3 of the EPC Agreement, plus (z) the aggregate amount of all other capitalized fees, costs and expenses of constructing and completing the Facility (without duplication of any amounts), in each case, as of such date, exceeds (ii) the Project Budget. [EPC]

“CPI” means the nonseasonally adjusted Consumer Price Index for urban wage earners and clerical workers as published by the United States Bureau of Labor Statistics. [Schedule Z]

“CPI Adjustment” means the sum of: (i) one; plus (ii) the percentage change (expressed in decimal form) from the prior year in the CPI or such other equivalent index as may be mutually agreed upon by the parties from time to time. [O&M, LLC]

“Credit Agreement Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, becomes a Credit Agreement Event of Default; provided, that to the extent that such event or condition expressly provides for a specified period of time or time for performance or completion under the Credit Agreement (excluding any grace periods), such event or condition shall not be a Credit Agreement Default until such specified time period has expired or time has passed. [ASA, CA, ECCA, Schedule Z]

“Credit Agreement Event of Default” has the meaning specified in Section 7 of the Credit Agreement. [ASA, CA, Schedule Z]

“Curative Flip Allocation” has the meaning set forth in Section 6.5(e) of the LLC Operating Agreement. [LLCA]

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others (other than purchases of materials and equipment in the ordinary course of business); (i) obligations to deliver commodities, goods or services in consideration of one or more advance payments; (j) any Debt (as defined in other clauses of this definition) of a partnership for which such Person is liable either by agreement, by operation of law or by requirement of a Governmental Authority but only to the extent of such liability; (k) Disqualified Capital Stock; and (l) any purchase money security interest in any property, or interest therein created or; assumed contemporaneously with the purchase of such property, or interest therein, to secure or provide for the payment or financing of any part of the purchase price thereof. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. [ASA, CA, EPC, LLCA, Schedule Z]

“Debt Service” means, with respect to any measurement period, the aggregate amount of scheduled principal, interest and fees required to be paid on or in connection with the Obligations during such measurement period. [ASA, CA, Schedule Z]

“Debt Service Account” means the Debt Service Account set forth in Section 2.1.1 of the Account and Security Agreement. [ASA, Schedule Z]

“Debt Service Reserve Account” means the Debt Service Reserve Account set forth in Section 2.1.1 of the Account and Security Agreement. [ASA, Schedule Z]

“Default Rate” has the meaning specified in Section 2.9 of the Credit Agreement. [CA]

“Defense Election” has the meaning set forth in Section 7.3(b) of the Equity Capital Contribution Agreement. [ECCA]

“Delivery” or “Delivering” means delivery in a form and manner pursuant to which the intended recipient thereof is capable of readily receiving, distributing or otherwise utilizing the subject matter of such delivery for its intended purpose. [CA, EPC, Schedule Z]

“Delivery Point” means the PacifiCorp substation at Mona, Utah or such other location where the electric energy generated by the Facility is to be Delivered in order for the Facility to generate revenues. [EPC, Schedule Z]

“Demonstrated Geothermal Capacity” means the lesser of 10.35 and the maximum generating capacity of the Facility (measured in MW) as supported by a Geothermal Resource and Energy Assessment Certificate. [Schedule Z]

“Demonstrated Operational Capacity” means the greatest amount of aggregate net MW of electrical output demonstrated by the Facility during full operation pursuant to the Capacity Prove-Out and set forth on the Notice of Facility Substantial Completion. [Schedule Z]

“Deposit Accounts” (a) means all “deposit accounts” as defined in Article 9 of the UCC and (b) includes, without limitation, all of the accounts listed on Schedule 6.4 of the Account and Security Agreement under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time). [ASA, Schedule Z]

“Development Account” means the Development Account set forth in Section 2.1.1 of the Account and Security Agreement. [ASA, CA, Schedule Z]

“Development Account Overage” means, as of any date, the amount by which the balance of the Development Account as of such date exceeds the Development Account Minimum Balance. [EPC]

“Development Account Minimum Balance” means the Development Account Target Balance; provided, that if a Buy-Down Trigger Event occurs, then Development Account Minimum Balance shall mean the product of (i) the Development Account Target Balance, multiplied by (ii) a fraction, the numerator of which is the Actual Efficiency and the denominator of which is 9.614. [ASA, Schedule Z]

“Development Account Target Balance” means $5,000,000. [Schedule Z]

“Discounted Value” means, with respect to the Called Principal of any Advance, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Obligations is payable) equal to the Reinvestment Yield with respect to such Called Principal. [Schedule Z]

“Disputes” has the meaning specified in the applicable Agreement in which such term is used. [EPC, O&M]

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Final Maturity Date and (b) the date on which there are no obligations outstanding under the Credit Agreement. [CA, Schedule Z]

“Disqualified Transferee” means any Person, which is, or whose Affiliate is, then (a) a party adverse in any pending or threatened action, suit or proceeding to the Company or any Member or an Affiliate thereof, if (i) the Company (with the Consent of the Members) or such Member (in its sole and absolute discretion), as applicable, shall not have consented to the Transfer to such Person and (ii) the matter at stake in such action, suit or proceeding is material to the Company or Member, as applicable, or (b) a Person to whom electricity is sold prior to the end of the PTC Period or is not an Unrelated Person. [LLCA]

“Distributable Cash” means, as of any date, all cash, cash equivalents and liquid investments (excluding Capital Contributions) held by the Company as of such date less all reserves that, in the reasonable judgment of the Managing Member, are necessary or appropriate for the operation of the Company or the Facility consistently with the Annual Operating Plan and Budget and Prudent Practices, less amounts necessary to repay Working Capital Loans, and less the Management Fee. Reasonable reserves shall consist of any combination of the following reserves as reasonably determined by the Managing Member: (i) necessary for payment of expenses included in the Annual Operating Plan and Budget, (ii) necessary to prevent or mitigate an emergency situation, (iii) established with the prior written consent of the Members (by Class Majority Vote), (iv) necessary to allow the Company to meet expenses that are clearly identified and expected with reasonable certainty to become due, but that are not included in the Annual Operating Plan and Budget, or (v) necessary to ensure sufficient spare parts or the payment of operational and maintenance costs for the Facility. [LLCA]

“Distribution Conditions” means:

(a) no Credit Agreement Default or Credit Agreement Event of Default has occurred and is continuing;

(b) the Final Completion Date has occurred;

(c) (x) the Debt Service Reserve Account is funded in an amount not less than the Minimum Debt Service Reserve and (y) the Maintenance Reserve Account is funded in an amount not less than the Maintenance Reserve Required Balance; and

(d) the Historical DSCR that corresponds to the Payment Quarterly Transfer Date on which such distribution is being contemplated under Section 3.2.1.8 of the Account and

Security Agreement (as calculated under Section 5.2 of the Credit Agreement) is no less than the Minimum DSCR; and provided, however, that the Distribution Conditions set forth in clause (d) and (e) above shall not be deemed to have been satisfied if the Company has exercised the option to make an equity payment pursuant to Section 5.2.2 of the Credit Agreement. [ASA, CA]

“Distribution Date” means dates selected by the Managing Member at least monthly. [LLCA]

“Documents” means all “documents” as defined in Article 9 of the UCC. [ASA, EPC, LLCA, O&M, Schedule Z]

“Dollars” or “$” refers to the lawful currency of the United States of America. [CA, EPC, O&M]

“Drilling Account” means the Drilling Account set forth in Section 2.2.3 of the Account and Security Agreement. [ASA, CA, EPC, LLCA]

“Drilling Deposit” means the Capital Contributions as required under Section 2.2.3 of the Equity Capital Contribution Agreement and as may be made pursuant to Section 4.4 of the LLC Operating Agreement. [ASA, CA]

“Drilling Reserve Target” means, as of any date, the greater of (i) the amount identified as the “Required Drilling Escrow” set forth in the most recent Drilling Plan and Budget as of such date in accordance with Section 4.3 of the Equity Capital Contribution Agreement, and (ii) the amount identified as the “Drilling Reserve Amount” set forth in the most recently issued Drilling Escrow Certificate as of such date in accordance with Section 4.4 of the Equity Capital Contribution Agreement. [Schedule Z]

“Drilling Services” means all Services that are necessary or appropriate for the purpose of production and reinjection of the geothermal resource to be obtained and maintained in connection with the operation of the Facility. [EPC, Schedule Z]

“Drilling Shortfall” means, as of any date, the amount by which (i) the Drilling Reserve Target as of such date, exceeds (ii) the aggregate amount of capital contributions made by the Class B Investors immediately prior to such date. [ECCA]

“DSCR” means for any period, the ratio of (a) Gross Project Revenues received by the Company during such period, less the aggregate amount of the sum of (i)Reimbursable Costs, plus (ii) Base Fee, plus (iii) Owner Maintenance Agreement Payments, plus (iv) O&M Site Document Payments, plus (v) O&M Other Payments, during such period to (b) Fixed Charges required to be paid during such period. [CA, LLCA, Schedule Z]

“Effective Date” means, as used in any Agreement, the Effective Date as defined in such Agreement. [ASA, ECCA, EPC, LLCA, O&M, Schedule Z, CA]

“Effective Date Capital Contributions” means the capital contributions by the Class A Investors on the Effective Date, as determined in accordance with Section 2.1 of the Equity Capital Contribution Agreement. [CA, LLCA]

“EHS Permits” has the meaning specified in Section 4.6.2 of the Credit Agreement. [CA, ECCA]

“Eligible Assignee” means (a) any Lender, and any Affiliate of any Lender; (b) a Person that is (i) a commercial bank organized under the laws of the United States of America, or any state thereof, and having a combined capital and surplus of at least $100,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided, that such bank is acting through a branch or agency located in the United States, (iii) a finance company, insurance company or other financial institution or fund which is engaged in making, purchasing or otherwise investing in commercial loans for its own account in the ordinary course of business, (iv) a Person (other than a natural person) that is engaged in the business of commercial banking or lending and that is (A) a Subsidiary of a Lender, (B) a Subsidiary of a Person of which a Lender is a Subsidiary, (C) a Person of which a Lender is a Subsidiary or (v) that is administered or managed by (A) a Lender, (B) an Affiliate of a Lender or (C) an entity or an Affiliate of an entity that administers or manages a Lender; provided, that notwithstanding any of the foregoing, none of the Company nor any of its Affiliates shall qualify as an Eligible Assignee under this definition. In addition, unless an Credit Agreement Event of Default has occurred and is continuing, no Energy Company may be an Eligible Assignee unless approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed). [CA, Schedule Z]

“Eligible Facility” means an “eligible facility” as that term has the meaning set forth under 18 C.F.R. § 366.1 (2007). [ECCA]

“Emergency Condition” means the occurrence or significant risk of imminent occurrence of an event that materially adversely affects the safety or protection of Persons or materially adversely affects, in whole or in part, the Facility, the Facility Site or other property located at or adjacent to the Facility Site or materially adversely affects, in whole or in part, any natural resources located on or adjacent to the Facility Site. [O&M]

“Energy Company” means any Person, including such Person’s Affiliates and Subsidiaries that is engaged in the development, ownership, operation or management of renewable energy production and facilities. [Schedule Z]

“Environmental Claim” means, with respect to any Person, any and all Claims by or against such Person arising under, pursuant to or with respect to any violation, including alleged violations, of an Environmental Law or the Release, or alleged Release, of any Hazardous Material. [CA, EPC, O&M]

“Environmental Law” means any Applicable Laws, including all rules and regulations, relating to the environment, pollution, protection of life, health or safety as affected by the environment or natural resources or any Hazardous Material, in each case, as may be in effect from time to time, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j-26; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. [CA, ECCA, O&M, Schedule Z]

“EPC Assets” means all Equipment and Materials comprising the Facility, satisfying the technical specifications set forth in the Project Design Book with respect thereto, other than the Owner-Supplied Assets; provided, that if any Equipment and Materials could be deemed to be both EPC Assets and Owner-Supplied Assets, such Equipment and Materials shall be deemed EPC Assets for any purposes under the EPC Agreement. [EPC, Schedule Z]

“EPC Other Payment” has the meaning set forth in Section 5.2.3 of the EPC Agreement. [EPC]

“EPC Site Document Payment” has the meaning set forth in Section 5.2.2 of the EPC Agreement. [EPC]

“Equipment” means: (a) all “equipment” as defined in the UCC, (b) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (c) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures. [ASA, EPC, Schedule Z]

“Equipment and Materials” means all equipment, machinery, apparatus, materials, articles, components, raw materials, supplies, parts, systems, structures and any other equipment or items comprising or otherwise necessary or appropriate to be incorporated or integrated into, based on the design, engineering, construction, development, operation and maintenance of, as applicable, a geothermal power plant facility of a similar nature, size and complexity as the Facility, in each case, based on the technical specifications and requirements set forth in the Project Design Book. [EPC, O&M, Schedule Z]

“Equity Base Case Model” means the Original Equity Base Case Model; provided, that if a Buy-Down Trigger Event occurs, then “Equity Base Case Model” means the Recalculated Equity Base Case Model. [ECCA, EPC, LLCA, Schedule Z]

“Equity Interests” means shares of capital stock in a corporation, partnership interests in a partnership, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest. [CA, ECCA, Schedule Z]

“Equity Investors” means collectively, the Class A Investors, the Class B Investors and the Class C Investor. [O&M, Schedule Z]

“Equity Transactions” the transactions contemplated by the Equity Capital Contribution Agreement. [ECCA]

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute. [CA, LLCA, Schedule Z]

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Company would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code. [Schedule Z, CA]

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, except for any such events for which the 30-day notice to the PBGC has been waived, (b) the withdrawal of the Company or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA or (f) any other event or condition which is likely to result in the termination of, or the appointment of a trustee to administer, any Plan under section 4042 of ERISA. [CA]

“Event of Abandonment” means the cessation of operation of the Project or abandonment of development and/or construction of the Project for more than thirty (30) consecutive days, (which period (a) shall be measured from the first occurrence of a work stoppage and continuing until work of a substantial nature is resumed and thereafter diligently continued and (b) shall be extended to the extent any cessation of operations or other abandonment results from any Force Majeure Event, a Casualty Event, Prudent Practice or pursuant to Section 4.3 or Section 4.4 of the EPC Agreement). [CA]

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in accordance with the requirements of the Credit Agreement; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP and are bonded or pledged or enforcement of which could not reasonably be expected to have a Material Adverse Effect; (d) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided, that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Company to provide collateral to the depository institution; (e) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Company for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal, geothermal water or steam or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Company or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (g) judgment and attachment Liens not giving rise to a Credit Agreement Event of Default; (h) matters identified in that certain title policy as such policy has been approved by the Required Lenders, and (i) Capital Leases to the extent permitted by Section 6.1.7 of the Credit Agreement; provided, that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further, that Liens described in clauses (a) through (d) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced. [ASA, CA]

“Excess Distributable Cash” means Distributable Cash for any given quarter (before taking into account the Management Fee Bonus for such quarter) above the amount of Distributable Cash set forth for said quarter in Schedule Y to the LLC Operating Agreement.

“Excluded Taxes” means, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder or under any Financing Document, (a) sales, capital gain, income or franchise taxes imposed on it by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located, and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to the Credit Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.13.7 of the Credit Agreement except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.13 of the Credit Agreement. [CA, Schedule Z]

“Expert” has the meaning set forth in Section 6.5.2 of the EPC Agreement. [EPC, LLCA]

“Extended Expiration Date” has the meaning set forth in Section 8.1 of the O&M Agreement. [O&M, Schedule Z]

“Facility” means a geothermal electricity generating plant with a net nameplate capacity rating of at least the Minimum Capacity Rating and all components related thereto, including fifty (50) PureCycle© 225 System geothermal power system turbines, components for the extraction and gathering of geothermal resources used in the operation of the Facility and components for the Delivery of electricity generated by the Facility to the Delivery Point. For the avoidance of doubt, the Facility shall be comprised of the Equipment and Materials included within the EPC Assets and the Owner-Supplied Assets. [CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Facility Objectives” means (i) having at all times, in all material respects, the capacity and functional ability to perform, on a continuing basis, the functions for which the Facility was designed and in accordance with the Project Design Book and Prudent Practices, (ii) satisfying the performance criteria set forth on Schedule C to the O&M Agreement, as may be amended from time to time, (iii) having, procuring or otherwise obtaining the geothermal resources necessary to operate the Facility in accordance with the performance criteria set forth on Schedule C to the O&M Agreement, and (iv) Delivering the electric energy generated by the Facility to the Delivery Point. [O&M]

“Facility Plan and Budget” means, with respect to the applicable Operating Year, an annual operating budget and capital budget, broken down on a monthly basis, setting forth in detail the following matters related to the Facility: (A) anticipated operations, repairs and capital improvements (including any teardowns and major overhauls as separate budget items), (B) routine maintenance and overhaul schedules (including major maintenance), (C) procurement (including equipment acquisitions and spare parts and consumable inventories indicating a breakdown of capital items and expense items), (D) staffing, personnel and labor activities (including unit rates for labor, hourly rates for consultants who are not employees of the Operator or its Affiliates, and holidays to be observed), (E) administrative activities, and (F) data regarding other work proposed to be undertaken by Operator, together with an itemized estimate, in detail reasonably acceptable to Owner, of all Reimbursable Costs to be incurred in connection therewith, together an annual operating plan setting forth underlying assumptions and implementation plans. [O&M]

“Facility Site” means the Permanent Parcels. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Facility Substantial Completion” has the meaning set forth in Section 6.2.1 of the EPC Agreement. [ASA, CA, EPC, Schedule Z]

“Facility Substantial Completion Certificate” means the certificate substantially in the form attached to the EPC Agreement as Exhibit D, as may be amended, restated or supplemented from time to time. [EPC, Schedule Z]

“Facility Substantial Completion Date” means the date upon which Facility Substantial Completion occurs in accordance with the requirements of the EPC Agreement. [CA, EPC, Schedule Z]

“Federal Book-Entry Regulations” means (a) the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)” governing Book-Entry Securities consisting of U.S. Treasury bonds, notes and bills) and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.10 through § 357.14 and § 357.41 through § 357.44 (including related defined terms in 31 C.F.R. § 357.2); and (b) to the extent substantially identical to the federal regulations referred to in clause (a) above (as in effect from time to time), the federal regulations governing other Book-Entry Securities. [ASA]

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if that rate is not so published for any day that is a Business Day, Deutsche Bank Trust Company Americas Federal funds broker rate of recognized standing selected by it. [CA]

“FERC” means the Federal Energy Regulatory Commission or any successor thereto. [ECCA, LLCA, Schedule Z, CA]

“Final Completion” has the meaning set forth in Section 6.3.1 of the EPC Agreement. [ASA, ECCA, EPC, O&M, Schedule Z, CA]

“Final Completion Certificate” means the certificate substantially in the form attached to the EPC Agreement as Exhibit E, as may be amended, restated or supplemented from time to time. [EPC, Schedule Z]

“Final Completion Date” means the date upon which Final Completion occurs in accordance with the requirements of the EPC Agreement. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Final Development Account Distribution Date” has the meaning assigned in Section 3.9.3.5 of the Account and Security Agreement. [ASA, CA]

“Final Maturity Date” means December 31, 2026 or such earlier date on which a Credit Agreement Event of Default occurs and the Obligations are accelerated pursuant to Section 8.1 of the Credit Agreement. [CA, Schedule Z]

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references in the Credit Agreement to a Financial Officer means a Financial Officer of the Company. [CA, Schedule Z]

“Financing Conversion Date” means the date on which the Lenders obtain all right, title and interest of the Class B Investors in the membership interests of the Company pursuant to the Class B Investors Pledge Agreement. [EPC, O&M]

“Financing Expiration Date” means (a) when used in the EPC Agreement and the O&M Agreement, the later of (i) the date on which the aggregate principal amount, together with any accrued and unpaid interest thereon, and any other amount due and payable under the

Credit Agreement has been repaid in accordance with the terms and conditions thereof and the Commitments and the Financing Documents have been terminated and (ii) the Flip Date and (b) when used in the Financing Documents, the date on which the aggregate principal amount, together with any accrued and unpaid interest thereon, and any other amount due and payable under the Credit Agreement has been repaid in accordance with the terms and conditions thereof and the Commitments. [ASA, EPC, O&M]

“Fiscal Quarter” means any of the fiscal quarterly accounting periods of the Company, ending March 31, June 30, September 30, and December 31. [CA, Schedule Z]

“Fixed Charges” means, for any period, the sum, for the Company, of the following items during such period: (a) Interest Expense to the extent actually paid in cash, (b) scheduled payments of principal of Debt, including under the Credit Agreement and (c) the portion of payments, other than optional payments, made under Capital Leases that should be treated as payment of principal in accordance with GAAP. [Schedule Z]

“Fixed Tax Assumptions” means the following assumptions: (1) the Class A Investors are and will be fully taxable at a thirty five percent (35%) federal income tax rate (and any state, local, foreign or other income taxes are inapplicable) and will be able to utilize fully all regular federal income tax benefits allocated to them from the Company, (2) the Company is and will be the sole owner of the Project for federal income tax purposes, (3) the applicable depreciation periods, methods and conventions are as set forth in the Equity Base Case Model; provided that such depreciation periods, methods and conventions shall not include the amounts allocated to particular assets, (4) the Company is classified as a partnership for federal income tax purposes for all periods after the Effective Date, (5) so long as it is still a Member, the Class A Investors will be treated as partners for federal income tax purposes for all periods after the Effective Date and will be subject to tax as partners, under Code Section 702 and subchapter K of Chapter 1 of the Code, upon their distributive shares of Company income, gain, loss, deduction and credit, and (6) the allocation of items of income, gain, loss, deduction and credit among the Members shall be respected for federal income tax purposes; provided that this is an assumption only that the allocations in Article V of the LLCA will be respected under subchapter K of the Code and not an assumption about the actual amounts and timing of income, gain, loss, deduction and credit, not an assumption about the opening Capital Account balances of the Members, not an assumption about how payments or distributions by the Company will be characterized for tax purposes and their resulting effects on the Capital Accounts and outside bases of the Members, and not an assumption about the proper book recovery methods in cases where there is a book-tax disparity. [LLCA]

“Flip Date” means the last day of the month in which the Class A Investors achieve an Internal Rate of Return equal to or greater than the Target IRR. [LLCA]

“Flip Purchase Option” means the purchase option under Section 9.7 of the LLC Operating Agreement.

“Force Majeure” or “Force Majeure Event” means, with respect to any Agreement, an event or circumstance that affects a Party’s ability to perform its obligations under such Agreement to the extent such event or circumstance (a) intentionally omitted, (b) was beyond the reasonable control of such Party, (c) the effects of which are incapable of being prevented, overcome or mitigated by the reasonable efforts of such Party and (d) did not result from the fault or negligence of the Party claiming Force Majeure. Such events or circumstances may include, but are not limited to, action or inaction of a governmental authority, acts of nature, drought, flood, earthquake, tornado, hurricane, storm, fire, lightning, or other unusually severe weather, epidemic, war, riot, civil disturbance, unavailability of or disruption to transportation or transportation systems, or other natural disasters, embargo, blockade, sabotage, terrorism, or the threat of such acts, explosions, strikes, boycotts, work slowdowns, or other labor disputes (it is understood that a strike, boycott, work slowdown, or other labor dispute directed at a Party shall not be deemed a Force Majeure Event with respect to such Party), the existence of Hazardous Substance not caused by the Party claiming Force Majeure (which existence is not otherwise a violation or breach of such Agreement, including a breach of the representations and warranties made herein), order or judgments of any governmental authority (other than the granting of Governmental Approvals), the absence, suspension, termination, interruption, delay, denial, or failure of renewal of any Governmental Approval the procurement of which was or is not the responsibility of the Party claiming Force Majeure or for which application was duly and timely made by the responsible Party and in respect of which the affected Party is otherwise in compliance, if applicable, a change of Applicable Law that materially prevents the affected Party from performing its obligations under the relevant Agreements, or other similar event, which, in each case, to the extent that such event materially adversely affects or prevents a Party’s ability to perform its obligations under such Agreement and was not reasonably preventable or in the control of the Party claiming Force Majeure. Force Majeure Event includes, but is not limited to, the failure of a contractor or supplier (other than the Contractor) to furnish labor, services, materials, or equipment in accordance with its contractual obligations; provided, that such failure is itself due to a Force Majeure Event. In no instance shall any of the following be considered or constitute a Force Majeure Event: (i) availability of, or price levels or fluctuations with respect to labor, materials, services, supplies, equipment or other components related to items to be procured, supplied or constructed by Contractor; (ii) economic hardship; (iii) lightning strikes that adversely affect the operation of Equipment and Materials powered by electricity; (iv) any delay or failure of Contractor to obtain supplies, materials, equipment or other components for the Facility due to the delay or failure of any Person to perform any obligation owed to Contractor, unless such delay or failure is caused by an event of Force Majeure materially adversely affecting such Person; (v) equipment failure unless such failure is caused by an independent event of Force Majeure; (vi) domestic and/or foreign transportation delays unless such delays are caused by an independent event of Force Majeure, or (vii) Excluded Changes of Law. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction. [CA, Schedule Z]

“Former Real Property” has the meaning specified in Section 4.6.1 of the Credit Agreement. [CA]

“Full Revenue QTD” means the first Quarterly Transfer Date immediately following the first full Fiscal Quarter occurring after the Final Completion Date. [ASA]

“Funding Failure” means the failure of the Lenders to make Advances in non-compliance with the Credit Agreement. [EPC]

“FPA” means the Federal Power Act and the regulations of the FERC thereunder. [ECCA, LLCA]

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.3 of the Credit Agreement. [CA, ECCA, LLCA, Schedule Z]

“General Intangibles” (a) means all “general intangibles” as defined in Article 9 of the UCC and (b) includes, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements, all ASA Intellectual Property and all Payment Intangibles (in each case, regardless of whether characterized as general intangibles under the UCC). [ASA, Schedule Z]

“Geothermal Resource and Energy Assessment Certificate” means a certificate issued by the Geothermal Engineer substantially in the form attached to the EPC Agreement as Exhibit C, as may be amended, restated or supplemented from time to time by the Geothermal Engineer. [EPC]

“Goods” (a) means all “goods” as defined in Article 9 of the UCC and (b) includes, without limitation, all Inventory and Equipment and any computer program embedded in the goods and any supporting information provided in connection with such program if (x) the program is associated with the goods in such a manner that is customarily considered part of the goods or (y) by becoming the owner of the goods, a Person acquires a right to use the program in connection with the goods (in each case, regardless of whether characterized as goods under the UCC). [ASA]

“Governmental Approval” as used in any Agreement means any license, consent, permit, authorization, requirement, environmental plan, certificate, waiver, franchise, variance, order, decision, registration, ruling and other approval or permission necessary or appropriate, including as to zoning, environmental protection, pollution, sanitation, energy regulation, safety, siting or building, to be obtained from any Governmental Authority having jurisdiction over or with respect to the applicable Party to such Agreement, the transactions contemplated by such Agreement and the performance of the Parties thereunder. [CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Governmental Authority” as used in any Agreement means, with respect to any matter, any federal, state or local government or any political subdivision thereof, taxing authority, instrumentality, regulatory body, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state or local court, tribunal or arbitrator, including but not limited to any environmental agency, in each case, having jurisdiction over or with respect to the applicable Party to such Agreement, the transactions contemplated by such Agreement and the performance of the Parties thereunder. [CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted tax basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company will be the Gross Fair Market Value of such asset as of the date of contribution; provided, that the initial Gross Asset Value of the assets deemed contributed to the Company by IRP on the Effective Date will be the value agreed to by IRP and MLE and reflected in Schedule 4.2(d) to the LLC Operating Agreement;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values at the times listed in Section 4.2(c) of the LLC Operating Agreement;

(c) the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the Gross Fair Market Value of such asset on the date of distribution;

(d) the Gross Asset Values of all Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Managing Member determines that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e) if the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset. [LLCA]

“Gross Project Revenues” means all payments to the benefit of the Company (determined on an actual receipts basis), including (a) all payments made under the Project Documents, (b) interest, dividend and other income in respect of sums standing to the credit of the Security Accounts, (c) any proceeds of any business interruption, delay-in-start-up or loss of profit insurance, (d) any refunds of tax of any kind, and (e) any other income, receipts or gains (including any such income, receipts or gains as are of a non-recurring or extraordinary nature) from whatever source (other than pursuant to the Financing Documents except as provided in clause (b) hereof) and whether or not attributable to the Project; provided, that notwithstanding the foregoing, (i) interest, dividends and other income paid or deposited into the Distribution Account shall not constitute “Gross Project Revenues”, and (ii) equity investments in the Company other than (A) the Capital Contribution Commitment and (B) equity investments made in accordance with the proviso of Section 5.2.2 of the Credit Agreement shall not constitute “Gross Project Revenues.” [ASA, CA, Schedule Z]

“Guaranteed Final Completion Date” means the earlier of (i) one hundred and eighty (180) calendar days after the Facility Substantial Completion Date and (ii) June 15, 2009. [ASA, CA, EPC, O&M, Schedule Z]

“Hazardous Material” means any petroleum or petroleum product (including but not limited to waste petroleum), contaminant, chemical product or intermediate, chemical by-product, flammable material, explosive, radioactive substances, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls, or other chemicals defined in Environmental Laws as hazardous substances, hazardous wastes, extremely hazardous wastes, solid wastes, toxic substances, pollutants or contaminants. [CA, ECCA, EPC, O&M, Schedule Z, CA]

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such Applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws allow as of the Effective Date. [CA]

“Historical DSCR” means, with respect to any Quarterly Transfer Date, the DSCR for the four Fiscal Quarter periods ending on the last day of the full Fiscal Quarter immediately preceding such Quarterly Transfer Date; provided, that (a) for the first full Fiscal Quarter occurring after the Final Completion Date, “DSCR” shall mean the “DSCR” for such Fiscal Quarter then ending multiplied by four, (b) for the second full Fiscal Quarter occurring after the Final Completion Date, “DSCR” shall mean the “DSCR” for such two Fiscal Quarters then ending multiplied by 2, and (c) for the third full Fiscal Quarter after the Final Completion Date, “DSCR” shall mean the “DSCR” for such three Fiscal Quarters then ending multiplied by  4/3. [CA, Schedule Z]

“Indemnified Claims” has the meaning set forth in Section 7.1 of the Equity Capital Contribution Agreement. [ECCA]

“Indemnification Notice” has the meaning set forth in Section 7.3(a) of the Equity Capital Contribution Agreement. [ECCA]

“Independent Accounting Firm” means an accounting firm that is acceptable to a majority of the Class A Investors and the Class B Investors.

“Independent Engineer Reports” means the reports and certifications delivered by the Independent Engineer pursuant to Article VI of the EPC Agreement. [CA]

“Initial Expiration Date” has the meaning set forth in Section 8.1 of the O&M Agreement. [O&M, Schedule Z]

“Instruments” means all “instruments” as defined in Article 9 of the UCC. [ASA]

“Insurance” means: (a) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (b) any key man life insurance policies. [ASA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Insurance Consultant’s Report” means the report of the Insurance Consultant which confirms that the insurance coverages for both the construction and operation periods of the

Project comply with the insurance requirements of Section 5.12 of the Credit Agreement. [Schedule Z]

“Intellectual Property” means, as to the Company, the Company’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under Applicable Law with respect to the Company’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship; software and contract rights relating to computer software programs, in whatever form created or maintained. [ASA, CA, ECCA, Schedule Z]

“Interconnection Assets” has the meaning set forth in Article XI of the Account and Security Agreement. [ASA]

“Interest” means the interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, and to vote, consent or approve, if any. [CA]

“Interest Expense” means, for any period, the aggregate interest expense for the Company. [Schedule Z]

“Internal Rate of Return” means the discount rate that sets A equal to B, where A is the present value of (a) the Production Tax Credits allocated to the Class A Investors, plus (b) the tax savings from tax losses or deductions allocated to the Class A Investors (excluding any such losses or deductions that are suspended under section 704(d) of the Code but only for the period that the losses or deductions are suspended), plus (c) the cash distributed to the Class A Investors, including any Buy-Down LLC Redemption Amount, plus (d) any indemnity payments by IRP to MLE under Article VII of the Equity Capital Contribution Agreement that compensate for loss of any item listed in the foregoing clauses (a), (b) and (c), minus (e) the tax detriment from any taxable income or gain allocated to the Class A Investors by the Company and from any gain recognized by the Class A Investors under section 731(a) of the Code (including after a deemed cash distribution caused by a shift in how liabilities are shared in the outside bases of the Members on the Flip Date), and B is the present value of the Capital Contributions made by MLE on the both the Effective Date and the Second Funding Date. However, if the Flip Purchase Option is exercised, when the parties calculate the minimum Purchase Price the Class A Investors require to reach or maintain the Target IRR, the tax detriment taken into account under clause (e) will include taxes on gain on the sale of the Class

A Interests. Section 6.5(c) of the LLC Operating Agreement has a list of other assumptions and conventions that will be used when calculating the Internal Rate of Return. [LLCA, Schedule Z]

“Inventory” means, with respect to the Company: (a) all “inventory” as defined in the UCC and (b) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in the Company’s business; all goods in which the Company has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by the Company, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC). [ASA, Schedule Z]

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with (other than deposits to Deposit Accounts in the ordinary course of business), or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. [ASA, CA, EPC, Schedule Z]

“Investment Related Property” means: (a) all “investment property” (as such term is defined in Article 9 of the UCC) and (b) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Collateral Account, Securities Accounts, Commodities Accounts, Deposit Accounts and certificates of deposit. [ASA, Schedule Z]

“IRS” means the Internal Revenue Service or any successor agency. [ECCA, LLCA, Schedule Z]

“Knowledge” of Raser, IRP or the Company means the actual knowledge of Brent M. Cook, Martin F. Petersen, Richard D. Clayton and Sean McBride. [ECCA]

“kW” means kilowatt, a unit of measurement of electric energy output that is equivalent to one-thousand watts.

“Late Payment Rate” means the Prime Rate plus 2.0%. [O&M]

“Leases” means, collectively as of any date, the Permanent Parcels, the Collateral Parcels and the Resource Support Parcels, but excluding the Released Assets as of such date. [ECCA, Schedule Z]

“Lender Indemnitees” means, collectively, Lenders and their respective shareholders, partners, Affiliates, employees, representatives and agents, together with their successors and assigns. [CA]

“Lenders” means each of the lenders that is an initial signatory to the Credit Agreement or that, pursuant to Section 16.2 of the Credit Agreement, becomes a “Lender” under the Credit Agreement. [ASA, CA, ECCA, O&M, Schedule Z]

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule A to the Credit Agreement or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent. [CA]

“Letter of Credit Right” has the meaning specified in Article 9 of the UCC. [ASA]

“Liability” means, with respect to any Person, any liability, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise. [ECCA, LLCA, O&M]

“Lien” means any security interest, community or other material property interest, pledge, mortgage, option, lien (including environmental and Tax liens), assessment, lease, charge, encumbrance, claim, preferential arrangement, condition, equitable interest, license, right-of-way, easement, encroachment, right of first refusal, buy/sell agreement or any other restriction of any kind, including any restriction or covenant with respect to, or condition governing, the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. Code §§ 18.101 et. seq., as amended from time to time, and any successor to such Act. [ECCA, LLCA]

“Loss Proceeds” means (a) any proceeds from insurance (other than business interruption, delay-in-startup or loss of profit insurance) or other funds paid to compensate the Company for damage or loss to the Project or any portion thereof including, without limitation , in connection with any Casualty Event. [ASA, CA]

“Loss Proceeds Withdrawal Request” has the meaning specified in Section 2.6.1.2(7) of the Credit Agreement. [CA]

“Maintenance Reserve Account” means the Maintenance Reserve Account set forth Section 2.1.1 of the Account and Security Agreement. [ASA].

“Maintenance Reserve Required Balance” means in respect of a Fiscal Quarter, the amount corresponding to such Fiscal Quarter as set forth on Schedule 2B of the Account and Security Agreement. [ASA, Schedule Z]

“Maintenance Reserve Withdrawal Request” means a Maintenance Reserve Withdrawal Request substantially in the form of Exhibit I of the Account and Security Agreement, duly executed and delivered by all required signatories thereto. [ASA]

“Maintenance Standards” means with respect to any O&M Services (i) compliance with all terms and conditions of the O&M Agreement and the Project Documents, including the warranty provisions relating to the Facility and the components thereof, (ii) compliance with the Annual Operating Plan and Budget, (iii) compliance with all Applicable Laws, including Environmental Laws, and Governmental Approvals, (iv) the provision and performance all O&M Services in conformity with Prudent Practices and causing the Facility to be in good working order in compliance with Prudent Practices, (v) compliance with the O&M Manual and all technical and operational guidelines and specifications relating to the Facility and the components thereof, (vi) compliance with the terms and conditions of all insurance policies relating to the Facility and the Facility Site, (vii) performing such O&M Services in a manner to cause the Facility to be in at least as good a condition and working order upon termination of the O&M Agreement as when the Facility and Facility Site were delivered to Operator under the O&M Agreement, ordinary wear and tear excepted, (viii) performing such O&M Services in a manner to optimize of the useful life of the Facility, (ix) minimization of damage to the Facility and Facility downtime, (x) performing such O&M Services in a manner to minimize Reimbursable Costs under the O&M Agreement and (xi) performing such O&M Services in the best interests of Owner and the Facility Objectives. [O&M]

“Major Decisions” means:

With respect to the Pre-Flip Period, any of the following:

(a) Except for Debt under the Financing Document and customary unsecured trade payables incurred in the ordinary course of business, incurring in any single transaction or in any series of related transactions Debt (including any Working Capital Loans made pursuant to Section 4.5 of the LLC Operating Agreement) such that the amount of such Debt (excluding Debt under the Financing Documents and customary unsecured trade payables incurred in the ordinary course of business) outstanding at any point of time is in excess of $2,500,000;

(b) Entering into any (i) transaction between the Company and any Member or any Affiliate of a Member, other than any such transaction expressly provided for in any of the Operative Documents, or (ii) amendment, modification or termination of any transaction between the Company and any Member, or any Affiliate of a Member provided for in any Operative Document;

(c)	Appointment of a new Managing Member or Operator;

(d) Approving any Annual Operating Plan and Budget or any amendments or modifications thereto as provided in Section 6.1 of the O&M Agreement or as required pursuant to Section 7.2 of the LLC Operating Agreement;

(e) Approving expenditures of more than $50,000 in the aggregate in a calendar year under the O&M Agreement, or other similar agreement, that are not otherwise provided for in the Annual Operating Plan and Budget;

(f) Initiating any litigation or arbitration, or settling claims, litigation or arbitration by or with respect to the Company if, as a result of such settlement, the Company would be obligated to pay more than $100,000, in the aggregate;

(g) Assuming, guaranteeing or becoming obligated for the payment of money or the performance of any contract or other obligation of any Person in excess of $250,000 in the aggregate;

(h) Making any tax election, except as expressly provided for in the LLC Operating Agreement;

(i) Causing the Company to be treated other than as a partnership for United States federal income tax purposes (including by electing under Treasury Regulations Section 301.7701-3 to be classified as an association);

(j) Entering into (i) any material amendment, modification, waiver, termination or replacement of the Company’s Certificate of Formation or of any Operative Document (other than this Agreement which requires the consent of all of the Members) or failing to enforce any provision of any Operative Document if such amendment, modification, termination or failure would have a Material Adverse Effect on the Company or the Class A Investors; (ii) any additional Operative Document; or (iii) any new agreement with an Affiliate of a Member or amending any economic provision of any existing contract with any such Affiliate;

(k) Permitting (i) possession of property of the Company by any Member (unless such action is taken pursuant to the express terms of any Operative Document), (ii) the assignment,

transfer or pledge of rights of the Company in specific property of the Company for other than a Company purpose or other than for the benefit of the Company, or (iii) any commingling of the funds of the Company with the funds of any other Person;

(l) Amending, modifying, terminating or permitting the expiration of, any material license and permit required for the operation, ownership, management or maintenance of the Facility or the sale or transmission of power therefrom;

(m) Making any distribution to any Member except as specified in the LLC Operating Agreement;

(n) Making any advance payment of compensation or other consideration to the Managing Member or any of its Affiliates;

(o)(i) Merging or consolidating the Company with any Member or other Person, (ii) changing the Company’s legal form; or recapitalizing, liquidating, winding up or dissolve the Company, (iii) agreeing to an exchange of interests with any other Person, or (iv) acquiring all or substantially all of the assets or stock of any other Person;

(p) Admitting any additional Member of the Company except as permitted under Article IX of the LLC Operating Agreement;

(q) Except as otherwise specified in LLC Operating Agreement, causing the Company to (i) sell or issue any interest, or any option, warrant or similar right to acquire any interest, of any kind in the Company, or (ii) distribute any Assets of the Company or redeem, purchase or otherwise acquire any interest in the Company,

(r) Causing the Company to engage in any business or activity that is not within the purpose of the Company, as described in Section 2.3 of the LLC Operating Agreement, or to change such purpose;

(s) Allowing any Turbine to be modified or replaced or well to be shut down;

(y) Causing or permitting the Company to receive or use any grant, tax-exempt financing, subsidized energy financing, or other federal credits, each within the meaning of Section 45(b)(3) of the Code;

(t) Causing the Company to file a voluntary petition in bankruptcy, or file any petition or answer or consent seeking any reorganization, arrangement, moratorium, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Applicable Laws relating to bankruptcy, insolvency or other relief for debtors, or seek or consent to the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties;

(u) Causing the Company (i) to admit in writing its inability to pay its debts as they mature, (ii) to give notice to any Governmental Authority of insolvency or pending insolvency, or suspension or pending suspension of operations or (iii) to make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

(v) Selling, leasing or otherwise voluntarily disposing of assets of the Company with an aggregate fair market value in excess of $2,500,000 during any 12-month period, other than sales of energy and related environmental attributes under approved contracts or as part of an approved course of conduct;

(w) Causing or permitting any Encumbrance or grant of any Encumbrance on the assets or rights of the Company, other than Permitted Liens;

(x) Changing the method of tax accounting used by the Company to the extent any such change would have an adverse effect on eligibility to claim Production Tax Credits or on the timing or amount of depreciation allowances;

(y) Causing or permitting the Company to hire any employees or establish or participate in any employee benefit plans;

(z) Causing or permitting the Company to make loans to third parties; and

(aa) Causing or permitting the Company to engage in any speculative energy trading, including trading of financial contracts, such as swaps or derivatives that may be subject to FAS 133 accounting rules.

With respect to the period following the Flip Date, the matters in paragraphs (o), (q), (t) and (v) above. [LLCA]

“Majority Vote” shall have the meaning set forth in Section 3.2(f) of the LLC Operating Agreement. [LLCA]

“Make-Whole Amount” means, with respect to any Advance, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Advance over the amount of such Called Principal; provided, that the Make-Whole Amount may in no event be less than zero. [ASA, CA, Schedule Z]

“Management Fee” means a quarterly fee payable to the Managing Member pursuant to Section 8.3 of the LLC Operating Agreement which will be payable at the end of each quarter in a Fiscal Year to the extent of available funds before any distribution of Distributable Cash for such quarter and cumulative from quarter to quarter. The Management Fee shall be calculated as the sum of: (i) $500,000 per Fiscal Year for the initial Fiscal Year commencing on the Effective Date of the LLC Operating Agreement (or prorated portion thereof if such initial Fiscal Year is less than twelve months), and escalating thereafter by two and a half percent (2.5%) per year; and (ii) the Management Fee Bonus. [ASA, CA, LLCA]

“Management Fee Bonus” the Management Fee Bonus shall be paid to the Managing Member to provide an incentive to the Manager to increase the megawatts generated at the Facility and to decrease the expenses of operating the Facility. The Management Fee Bonus shall be the lesser of (i) $1,000,000 per Fiscal Year or (ii) the sum of (A) the positive difference (if any) between the amount set forth for property taxes on Schedule Y of the LLC Operating Agreement in any given year and the amount of actual property taxes paid for such year, which amount shall be payable in one sum in the quarter in which property taxes are paid or would have been paid had there been a property tax burden; and (B) 75% of the Excess Distributable Cash.

“Material Adverse Effect” means, with respect to the Company, a material adverse change in, or material adverse effect on (a) the business, operations, Property, liabilities (actual or contingent) or financial condition of the Company, (b) the ability of the Company to perform any of its obligations under any Financing Document or Project Document to which it is a party, (c) the validity or enforceability of any Financing Document, (d) the rights and remedies of or benefits available to any Lender under any Financing Document or (e) completion of the Project on a timely basis as contemplated by the Project Budget and the Project Schedule. [CA, ECCA, Schedule Z]

“Material Indebtedness” means Debt (other than the Obligations) of the Company in an aggregate principal amount exceeding $250,000. [CA, ECCA]

“Material Project Party” means any party to an Operative Document, but only, in each case, upon or prior to the expiration or early termination of the relevant Operative Document; provided, however, that the Lenders, Administrative Agent, Class A Investors, Class C Investor and the Collateral Agent shall not be Material Project Parties. [CA, ECCA]

“Material Receivable” means any Receivable with an aggregate value in excess of $100,000. [CA]

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4). An example is where a Member or a person related to the Member makes a loan on a nonrecourse basis to the Company. [LLCA]

“Membership Interests” means the Class A Interests, the Class B Interests and the Class C Interests. [LLCA]

“Milestone(s)” means each event or condition identified as a “Milestone” in the Project Schedule attached as Schedule F to the EPC Agreement. [CA, EPC, Schedule Z]

“Milestone Payment” means each payment amount associated with each Milestone set forth in Schedule F to the EPC Agreement. [EPC, Schedule Z]

“Milestone Payment Request” has the meaning set forth in Section 5.1.2 of the EPC Agreement. [EPC]

“Milestone Payment Schedule” means the integrated schedule setting forth Milestones and the portion of the Contract Price payable with respect thereto, as set forth in Schedule F of the EPC Agreement. [EPC]

“Milestone Progress Report” means a progress report containing the information required by Section 2.3.2 of the EPC Agreement and submitted substantially in the form attached as Exhibit B of the EPC Agreement. [EPC]

“Minimum Capacity Rating” means 6.0 MW. [EPC, Schedule Z]

“Minimum Debt Service Reserve” means, as of the date of determination, an amount equal to the maximum projected debt service payments for the Project over the next immediately succeeding six (6) month period, which amount may be funded by an Approved Reserve Letter of Credit. [ASA, Schedule Z]

“Minimum DSCR” is 1.20:1.0. [CA, Schedule Z]

“Minimum Gain Attributable to Member Nonrecourse Debt” means the amount of minimum gain there is in connection with a Member Nonrecourse Debt, calculated in the manner described in Treasury Regulation Section 1.704(i)(3). [LLCA]

“MLE Indemnified Costs” has the meaning set forth in Section 9.1 of the Equity Capital Contribution Agreement. [ECCA]

“MLE Indemnified Parties” has the meaning set forth in Section 9.1 of the Equity Capital Contribution Agreement. [ECCA]

“Money” means “money” as defined in the UCC. [ASA]

“Moody’s” means Moody’s Investor Services, Inc. [Schedule Z]

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA. [CA]

“MW” means megawatt, a unit of measurement for electric energy output that is equivalent to one million watts. [EPC, ECCA, Schedule Z]

“Net Cash Flow” means, with respect to any measurement period, Gross Project Revenues for such measurement period, less (i) Reimbursable Costs (excluding any Special Project Document Payments), Base Fee, the Owner Maintenance Agreement Payments, O&M Site Document Payments, and O&M Other Payments, for such measurement period, less (ii) Debt Service for such measurement period. [Schedule Z]

“Non-Interference Certificate” means the certificate substantially in the form attached to the LLC Agreement as Exhibit F, as may be amended, restated or supplemented from time to time. [LLCA]

“Nonrecourse Deduction” means a deduction for spending that is funded out of nonrecourse borrowing by the Company or that is otherwise attributable to a “nonrecourse liability” of the Company within the meaning of Treasury Regulation Section 1.704-2. [LLCA]

“Note” means a promissory note evidencing the indebtedness owed to a Lender under the Credit Agreement. [CA]

“Notice” has the meaning set forth in Section 11.1 of the LLC Operating Agreement. [ASA, CA, LLCA, O&M]

“Notice of Dispute” has the meaning set forth in Section 9.7 of the LLC Operating Agreement. [LLCA]

“Notice of Facility Substantial Completion” means the notice substantially in the form attached to the EPC Agreement in Exhibit F, as may be amended, restated or supplemented from time to time. [EPC]

“Notice of Final Completion” means the notice substantially in the form attached to the EPC Agreement in Exhibit G, as may be amended, restated or supplemented from time to time. [EPC]

“O&M Commencement Date” means the earlier of (i) the Facility Substantial Completion Date and (ii) the Required Turbine Substantial Completion Date. [O&M]

“O&M Covered Costs” means those fees, costs and expenses customarily attributed to overhead relating to the Operator’s conduct of its business of operating facilities similar to the Facility, including fees, costs and expenses relating to employees of the Operator that are primarily engaged in business and activities other than on the Facility Site or with respect to the Facility. [O&M]

“O&M Due Date” means the date that is the 15th day of each February, May, August and November, unless such day is not a Business Day, then the Business Day next following commencing with the first O&M Due Date occurring after the O&M Commencement Date. [O&M]

“O&M Liability Cap” means, with respect to any Operating Year, an amount equal to the Base Fee for such Operating Year. [O&M]

“O&M Manual” has the meaning set forth in Section 2.2.24 of the EPC Agreement. [CA, EPC, Schedule Z]

“O&M Other Payment” has the meaning set forth in Section 7.6 of the O&M Agreement. [O&M]

“O&M Services” mean all services and other obligations required to be provided by Operator under the O&M Agreement as described in Section 2.1 of the O&M Agreement. [O&M]

“O&M Site Document Payment” has the meaning set forth in Section 7.5 of the O&M Agreement. [O&M]

“O&M Subcontract” means any contract for the provision or performance of any part of the O&M Services or the supply of any supplies, equipment, materials or other components in connection with the same, other than the O&M Agreement. [O&M, Schedule Z]

“O&M Subcontractor” means each counterparty to an O&M Subcontract other than the Operator. [O&M, Schedule Z]

“O&M Termination Payment” means $90,000. [O&M]

“Obligations” means, without double counting, all present and future obligations and liabilities of the Company to the Agents and the Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, in each case arising under any of the Financing Documents, including, without limitation, interest, all applicable fees, charges and expenses or all amounts paid or advanced by the Agents or the Lenders on behalf of or for the benefit of the Company for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person or its properties. [ASA, CA, EPC, O&M, Schedule Z]

“Officers” has the meaning set forth in Section 8.7 of the LLC Operating Agreement. [LLCA]

“Operating Year” means (i) in the case of the calendar year in which the O&M Commencement Date occurs, the period from and including the O&M Commencement Date to and including December 31st of such year, (ii) in the case of each succeeding calendar year, the period from and including January 1st of each such calendar year to and including December 31st of each such succeeding calendar year and (iii) in the case of the calendar year in which termination or expiration of the O&M Agreement occurs, the period from and including January 1st of such calendar year to the date upon which the O&M Agreement terminates or expires. [CA, O&M, Schedule Z]

“Operations Report” means the reports described in Section 2.7 of the O&M Agreement. [LLCA]

“Operator Event of Default” shall have the meaning set forth in Section 8.2 of the O&M Agreement. [O&M]

“Operator Indemnitees” means, collectively, Operator and its respective shareholders, partners, Affiliates, employees, representatives and agents, together with their successors and assigns. [O&M]

“Operator’s Personnel” means, collectively, Operator, its employees, agents, Affiliates, any Person acting under or at the direction of the Operator and any O&M Subcontractors and their respective employees, agents and subcontractors, together with their successors and assigns. [O&M]

“Ordinary Cash Trap Amount” means, with respect to a Quarterly Transfer Date, the amount of Net Cash Flow set forth in the below chart: [ASA, CA]

Level	DSCR Range (for historic and projected DSCR)	Ordinary Cash Trap Amount
Level I	Less than 1.40:1.00, but greater than 1.30:1.00	50% of Net Cash Flow for the Fiscal Quarter immediately preceding such Quarterly Transfer Date

Level II	Less than or equal to 1.30:1.00, but greater than 1.20:1.00	75% of Net Cash Flow for the Fiscal Quarter immediately preceding such Quarterly Transfer Date

Level III	Less than or equal to 1.20:1.00	100% of Net Cash Flow for the Fiscal Quarter immediately preceding such Quarterly Transfer Date

“Ordinary Cash Trap Period” means any Fiscal Quarter after Final Completion for which (a) the Historical DSCR that corresponds to the Quarterly Transfer Date occurring during such Fiscal Quarter (as calculated under Section 5.2 of the Credit Agreement) is less than the Target DSCR, or (b) the Projected DSCR that corresponds to the Quarterly Transfer Date occurring during such Fiscal Quarter (as calculated under Section 5.2 of the Credit Agreement) is less than the Target DSCR, and for each consecutive Fiscal Quarter thereafter for which any of the conditions set forth in clauses (a) or (b) are in effect. [ASA, CA, Schedule Z]

“Original Equity Base Case Model” means the Equity Base Case Model attached as Schedule I to the EPC Agreement as of the Effective Date in electronic form. [Schedule Z]

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity. [CA, ECCA]

“Other Taxes” has the meaning specified in Section 2.13.2 of the Credit Agreement. [CA]

“Owner Construction Agreements” means all documents, agreements or other arrangements relating to the provision, procurement or construction of any Owner-Supplied Assets, as the same may be amended, modified, supplemented or restated from time to time in accordance with their terms, which Owner Construction Agreements entered into as of the Effective Date of the EPC Agreement are set forth on Schedule C of the EPC Agreement; provided, that the EPC Agreement shall not be deemed an Owner Construction Agreement for any purpose hereunder. [EPC, O&M, Schedule Z]

“Owner Construction Agreement Payment” has the meaning set forth in Section 5.2.1 of the EPC Agreement. [EPC]

“Owner Construction Agreement Shortfall” means, prior to Final Completion, the amount by which the aggregate amount then due and payable as of such date under all of the Owner Construction Agreements (other than with respect to indemnity and liability obligations thereunder for which Owner has procured insurance) exceeds the Budget Commitment. [EPC]

“Owner Indemnitees” means, collectively, Owner and its respective shareholders, partners, Affiliates, employees, representatives and agents, together with their successors and assigns. [EPC, O&M]

“Owner Maintenance Agreements” means those documents, agreements or other arrangements relating to the performance and provision of Owner-Supplied Maintenance Services which Owner enters into directly with the provider thereof, as the same may be amended, modified, supplemented or restated from time to time in accordance with their terms, which Owner Maintenance Agreements are identified on Schedule A to the O&M Agreement, as such schedule may be amended from time to time in accordance with the O&M Agreement; provided, that the O&M Agreement shall not be deemed an Owner Maintenance Contract for any purpose hereunder. [O&M, Schedule Z]

“Owner Maintenance Agreement Payment” has the meaning set forth in Section 7.4 of the O&M Agreement. [O&M]

“Owner-Supplied Assets” means all Services and Equipment and Materials identified or otherwise described in Exhibit C to the EPC Agreement. [EPC, O&M, Schedule Z]

“Owner-Supplied Maintenance Services” means all services relating to the operation, maintenance and administration of the Facility performed or provided pursuant to Owner Maintenance Agreements; provided, that the services provided under the O&M Agreement shall not be deemed Owner-Supplied Maintenance Services for any purpose hereunder. [O&M, Schedule Z]

“Owner Termination Payment” has the meaning set forth in Section 13.2.1 of the EPC Agreement. [EPC]

“Parent” means, if applicable to a Member, the Person or Persons that directly or indirectly control such Member. [Schedule Z]

“Party” means, with respect to any Agreement as used therein, each signatory to such Agreement, together with its successors and assigns. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Patent Licenses” means all agreements providing for the granting of any right in or to Patents (whether the Company is licensee or licensor) including, without limitation, each agreement referred to in Schedule 6.6(D) of the Account and Security Agreement (as amended or supplemented from time to time). [ASA, Schedule Z]

“Patents” means all United States, state and foreign patents and applications for letters patent throughout the world, including, but not limited to each patent and patent application referred to in Schedule 6.6(C) of the Account and Security Agreement (as amended or supplemented from time to time), all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations of any of the foregoing, all rights corresponding hereto throughout the world, and all proceeds of the foregoing including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit and the right to sue for past, present and future infringements of any of the foregoing. [ASA, Schedule Z]

“Payment Intangible” has the meaning specified in Article 9 of the UCC. [ASA, Schedule Z]

“Percentage Interest” means the Capital Account of a Member as a percentage of the sum of all Capital Accounts of the Members in the same membership class. [LLCA]

“Permanent Parcels” has the meaning set forth in Article XI of the Account and Security Agreement; provided, that if the Development Account Release Certificate is not delivered to the Geothermal Engineer within 36 months of the Effective Date of the Account and Security Agreement, then Permanent Parcels shall also include the Resource Support Parcels. [ASA]

“Permitted Liens” has the meaning specified in Section 6.2 of the Credit Agreement. [ASA, CA, ECCA]

“Person” means any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Placed in Service” means, with respect to a Turbine, that such Turbine qualifies for production tax credits under section 45 of the Code. [EPC, Schedule Z]

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Company or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the Effective Date, sponsored, maintained or contributed to by the Company or an ERISA Affiliate. [CA, Schedule Z]

“Plant Manager” has the meaning set forth in Section 4.1.1 of the O&M Agreement. [O&M]

“Platform” has the meaning specified in Section 14.2 of the Credit Agreement. [CA]

“Pledge Supplement” means any supplement to the Account and Security Agreement in substantially the form of Exhibit A of the Account and Security Agreement. [ASA]

“Pledged Debt” means, with respect to the Company, all Debt owed to the Company, including, without limitation, all Debt described on Schedule 6.4 of the Account and Security Agreement under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Debt, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Debt. [ASA, Schedule Z]

“Pledged Equity Interests” means all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests. [ASA, Schedule Z]

“Pledged LLC Interests” means, with respect to the Company, all interests in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 6.4 of the Account and Security Agreement under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of the Company on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests. [ASA, Schedule Z]

“Pledged Partnership Interests” means, with respect to the Company, all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 6.4 of the Account and Security Agreement under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of the Company on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests. [ASA, Schedule Z]

“Pledged Stock” means, with respect to the Company, all shares of capital stock owned by the Company, including, without limitation, all shares of capital stock described on Schedule 6.4 of the Account and Security Agreement under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of the Company in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares. [ASA, Schedule Z]

“Pledged Trust Interests” means, with respect to the Company, all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 6.4 of the Account and Security Agreement under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of the Company on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests. [ASA, Schedule Z]

“Pre-Completion Interest Payment Date” means the last Business Day of each December, March, June and September occurring before or on the Final Completion Date. [CA]

“Pre-Flip Period” means the period commencing on the Effective Date and ending on the Flip Date. [Schedule Z]

“Prime Rate” means, for any day, the “PRIME RATE” as published from time to time in ‘The Money Rates’ section of the Wall Street Journal (U.S. Edition), as such “PRIME RATE” may change from time to time. In the event the Wall Street Journal ceases to publish the “PRIME RATE,” then the Parties shall agree as to a substitute reference which represents the base rate on corporate loans posted by major banks having one or more lending offices in New York, New York. [EPC, Schedule Z]

“Pro Forma Basis” means for purposes of calculating the financial covenant set forth in Section 5.2 of the Credit Agreement in connection with any event or transaction, or proposed event or transactions, such event or transaction shall be deemed to have occurred as of the first day of the most recent twelve (12) month period preceding the date of such event or transaction for which the Administrative Agent has received financial statements pursuant to Section 5.1.1 or Section 5.1.2 of the Credit Agreement, and including (a) with respect to the sale or other disposition of assets, (i) income statement and cash flow statement items (whether positive or negative) attributable to the assets disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Obligations which are retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any acquisition, (i) income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in the Credit Agreement and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Lender (it being understood that the Administrative Lender’s reasonable satisfaction shall apply only to the inclusion of the income statement items attributable to the Person or property acquired, including applicable adjustments and synergies, and not to the acquisition itself) and (ii) any Obligation incurred or assumed by the Company (including the Person or property acquired) in connection with such transaction and any Obligation of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Obligation has a floating or formula rate, shall have an average rate of interest for the applicable period for purposes of this definition. [CA]

“Pro-Forma Owner’s Policy” means the Pro-Forma Owner’s Policy in the form attached hereto as Schedule 3.19. [Schedule Z]

“Proceeds” means: (a) all “proceeds” as defined in Article 9 of the UCC, (b) payments or distributions made with respect to any Investment Related Property and (c) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary. [ASA]

“Production Tax Credits” or “PTC” means production tax credits under Section 45 of the Internal Revenue Code as in effect from time-to-time during the Term or any successor or other provision providing for a federal tax credit determined by reference to renewable electric energy produced from geothermal or other renewable energy resources for which the Facility is eligible. [EECA, LLCA]

“Project” means, collectively, the design, engineering, drilling, excavating, permitting, procurement, construction, civil works, installation, integration, commissioning, start-up, testing, completion and any items or matters similar to any of the foregoing, all of which as are necessary and appropriate for the construction, testing and commissioning of the Facility. [CA, EPC, O&M, Schedule Z]

“Project Budget” shall means the amount set forth in Schedule F of the EPC Agreement. [ASA, CA, EPC, Schedule Z]

“Project Costs” means, without duplication all (a) amounts payable to Contractor under the EPC Agreement; (b) amounts payable under any Owner Construction Agreement; (c) costs related to the Lease Agreements, rights of way and other real estate rights necessary for the Project before Facility Substantial Completion; (d) insurance costs related to the design, development, construction, start-up, testing and commissioning of the Project; (e) all taxes, assessments or charges payable by the Company under Applicable Law with respect to the Project; and (f) all fees, commissions and out-of-pocket expenses payable by the Company to all professional advisors, consultants and other experts in relation to the Project and all other costs relating to the design, development, engineering, procurement, construction, permitting, installation, start-up, testing and commissioning of the Project. [CA, Schedule Z]

“Project Design Book” means, collectively, the diagrams, drawings, documents and other information setting forth in detail the comprehensive engineering, construction and technical and operational specifications for engineering, designing, developing, constructing and operating all Equipment and Materials comprising the Facility on the Facility Site, including as to transmission, wells and Wellfield components, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms, which diagrams, drawings, documents and other information are set forth in Schedule H to the EPC Agreement. [EPC, O&M, Schedule Z]

“Project Objectives” means (i) achieving Turbine Substantial Completion by the December 31, 2008, and (ii) achieving Facility Substantial Completion and Final Completion by the Guaranteed Final Completion Date, in each case, in accordance with the terms and conditions of the EPC Agreement. [EPC, Schedule Z]

“Project Party” means each Person (other than an Agent, a Lender or the Company) from time to time a party to a Project Document. [CA]

“Project Schedule” means the Project Schedule set forth in Schedule B to the EPC Agreement. [ASA, CA, EPC, O&M, Schedule Z]

“Project Standards” means, with respect to any Work or Services to be performed in accordance with the EPC Agreement or O&M Agreement, as applicable, such Work and Services are performed: (i) in a professional, prudent, good and workmanlike manner, (ii) only with supplies, materials and equipment that are new (or refurbished but which otherwise comply with Prudent Practices), operating properly and of utility-grade quality, (iii) in accordance with the Project Design Book, including applicable engineering, environmental, construction, safety, and electrical generation codes and standards as required under or listed in the Project Design Book, (iv) in the best interests of the Owner (which shall not be construed as creating a fiduciary obligation) (v) with the purpose of successfully achieving the Project Objectives, (vi) in a manner that is approved as to form, use and content by public entities authorized under Applicable Laws to administer or enforce any building or construction code or standard and whose approval of the final design of the Facility, or any portion thereof, is necessary for the design, engineering and construction and operation of the Facility in accordance with the Project Standards; and (vii) in compliance with Applicable Laws, Governmental Approvals and Prudent Practices and exercising the professional care and skill to be expected of a qualified contractor experienced in the engineering, design and construction of facilities of a similar nature, size and complexity of the Facility. [EPC]

“Projected DSCR” means, with respect to any Quarterly Transfer Date, the DSCR projected for the four Fiscal Quarter periods beginning on the first day of the Fiscal Quarter in which such Quarterly Transfer Date occurs. [CA, Schedule Z]

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights. [CA, ECCA, EPC, O&M, Schedule Z]

“Prove-Out” means the Availability Prove-Out and the Capacity Prove-Out which are set forth on Schedule D of the EPC Agreement. [EPC, Schedule Z]

“Prudent Electric Power Industry Practices” means the practices, methods, techniques and standards that (i) are generally accepted in the electric power industry in the United States for use in connection with the design, procurement, engineering, construction, testing, operation and maintenance of geothermal power stations of the same or similar size and type as the Facility all in a manner consistent with Applicable Laws, Governmental Approvals, Prudent Electrical Practices, reliability, safety, environmental protection, economy and expediency and (ii) conform in all material respects to the manufacturer’s design, engineering, construction, testing, operation and maintenance guidelines applicable to the equipment in question. Prudent Electric Power Industry Practices are not limited to the optimum practice or method to the exclusion of others, but rather refer to commonly used and reasonable practices and methods. [Schedule Z]

“Prudent Electrical Practices” means those practices, methods, standards, and equipment commonly used, from time to time, in electrical engineering and operations to operate electrical equipment with safety, dependability and efficiency and in accordance with the National Electrical Safety Code, the National Electrical Code and the standards of the Institute of Electrical and Electronic Engineers, the National Electrical Manufacturers Association, the North American Electric Reliability Council, and the American National Standards Institute and any other applicable statutes, codes, regulations and/or standards. [Schedule Z]

“Prudent Practices” means, collectively, Prudent Electric Power Industry Practices and Prudent Electrical Practices. [CA, O&M, Schedule Z]

“PTC Period” means the Tax Years during which the Facility generates electrical energy that qualifies for PTC”s under Section 45 of the Code. [LLCA]

“PUHCA” means the Public Utility Holding Company Act of 2005, 42 U.S.C. sec. 16451 et seq. (2006) and the regulations of the FERC thereunder. [ECCA, LLCA]

“Punch-List” means the list prepared by Owner and Contractor, which shall list all items of work that remain to be performed after achieving Facility Substantial Completion in order to ensure that the Facility achieves Final Completion and fully complies with all of the standards and requirements set forth in the EPC Agreement. The Punch List shall not include any items of work, alone or in the aggregate, the noncompletion of which prevents the Facility from reaching Facility Substantial Completion and being legally, safely and reliably placed in commercial operation in accordance with Applicable Laws and Governmental Approvals. [EPC]

“Purchase Option Notice” has the meaning set forth in Section 9.7 of the LLC Operating Agreement. [LLCA]

“Purchase Price” has the meaning set forth in Section 9.7 of the LLC Operating Agreement. [LLCA]

“PURPA” means the Public Utility Regulatory Policies Act of 1978 and all rules and regulations adopted thereunder. [Schedule Z]

“Qualifying Facility” or “Qualifying Facilities” means a facility which is a qualifying facility within the meaning of PURPA and which meets the criteria defined in Title 18, Code of Federal Regulations, Section 292.201 through 292.207. [CA, LLCA]

“Quarterly Disbursement Request” means a quarterly disbursement request substantially in the form of Exhibit J of the Account and Security Agreement, duly executed and delivered by all required signatories thereto. [ASA, CA]

“Quarterly Transfer Date” means the last Business Day in each January, April, July, and October occurring after the Final Completion Date. [ASA, Schedule Z]

“Real Estate Rights” means all rights in or to real estate or sub-surface mineral rights (including title to or other rights to use or access the Facility Site, leases, contracts, permits,

easements, licenses, and rights of way) required to be obtained or maintained in connection with construction of the Facility on the Facility Site, performance of the Work, or operation of the Facility (including the transportation of all necessary materials, equipment and other items to the Facility Site, access for the construction, and the startup and testing of the Facility). [EPC]

“Recalculated Equity Base Case Model” means the Equity Base Case Model, as recalculated in accordance with Section 6.4 of the EPC Agreement. [EPC, Schedule Z]

“Receivables” shall mean, with respect to the Company, all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property together with all of the Company’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records. [ASA, CA, Schedule Z]

“Receivables Records” shall mean, with respect to the Company, (a) all original copies of all documents, instruments or other writings or electronic records or other records evidencing the Receivables, (b) all books, correspondence, credit or other files, records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of the Company or any computer bureau or agent from time to time acting for the Company or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto, and (e) all other written or non-written forms of information related in any way to the foregoing or any Receivable. [ASA, Schedule Z]

“Record” has the meaning specified in Article 9 of the UCC or any successor provision thereto. [Schedule Z]

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto. [CA]

“Redemption Amount” means (a) aggregate outstanding principal amount of all Advances, plus (b) any interest accrued but unpaid under the Credit Agreement to the date of the prepayment, plus (c) in the case of prepayment under Section 2.6.2 of the Credit Agreement, the Make-Whole Amount in respect of all Advances not previously prepaid. [CA]

“Register” has the meaning specified in Section 16.2.4 of the Credit Agreement. [CA]

“Regulated Holder” means any holder of membership interests that is (or that is a subsidiary of a bank holding company that is) subject to the various provisions of Regulation Y of the Board of Governors of the Federal Reserve Systems, 12 C.F.R., Part 225 (or any successor to Regulation Y). [LLCA]

“Regulatory Problem” means, with respect to the Class A Investors, (i) any set of facts or circumstances wherein it has been asserted by any Governmental Authority (or the Class A Investors reasonably believe based on advice of their counsel or regulators that there is a reasonable risk of such assertion) that such Person (or any bank holding company or other regulated bank entity that controls such Person) is not entitled to hold, or exercise any material right with respect to, all or any portion of the membership interests of the Company that such Person holds or (ii) such Person and its Affiliates does or would own, control or have power (including voting rights) over a greater quantity of membership interests of the Company than is permitted under any law or regulation or any requirement of any Governmental Authority applicable to such Person or to which such Person is subject. [LLCA]

“Reimbursable Costs” means those costs described as such in Sections 7.1.1.1 and 7.1.1.2 of the O&M Agreement. [ASA, CA, O&M, Schedule Z]

“Reinvestment Yield” means, with respect to the Called Principal of any Advance, 50 basis points above the yield to maturity as quoted on the Reference Page of actively traded U.S. Treasury Notes or Bonds three (3) Business Days before the Settlement Date with a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. [Schedule Z]

“Related Fund” means, with respect to any Lender, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such Lender, the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor. [CA]

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates. [CA]

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) of Hazardous Materials in, at, on or under the property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property. [CA, EPC, O&M, Schedule Z]

“Released Assets” means, as of any date, those parcels or assets permitted to be released as of such date in accordance with Article XI of the Account and Security Agreement. [Schedule Z]

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment. [Schedule Z]

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Advance, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided, that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Credit Agreement, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 2.5, 2.6 or Section 8 of the Credit Agreement. [Schedule Z]

“Remedial Work” has the meaning specified in Section 5.15.1 of the Credit Agreement. [CA]

“Replacement Lender” has the meaning specified in Section 2.12.3 of the Credit Agreement. [CA]

“Reports” means, collectively, the Independent Engineer’s Report and the Insurance Consultant’s Report. [ECCA, Schedule Z]

“Representatives” means, with respect to any Person, the managing member(s), the officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers and other advisors) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person. [LLCA]

“Required Lenders” means, at any time, the Lenders comprising at least 51% of the Commitments (exclusive of Commitments held by the Company or any of its Affiliates) or, if the Commitments have terminated, Lenders comprising at least 51% of the outstanding principal amount of the Advances. [ASA, CA, Schedule Z]

“Required Turbine Substantial Completion Date” means December 31, 2008 or such other date permitted by Applicable Law by which the Turbines may still qualify as Placed in Service. [EPC, Schedule Z]

“Requisite Expert Consultation” means, with respect to any matter, such Consultation (which may be oral or in writing) with the Independent Engineer, the Insurance Consultant, or such other expert advisors as may be engaged in connection with such matter as the Administrative Agent or the Administrative Lender shall reasonably deem appropriate under the particular circumstances. In the event that the Administrative Lender shall reasonably require a written report of the Independent Engineer, the Insurance Consultant, the Geothermal Engineer or any such other expert advisor with respect to any matter that requires a determination, consent or approval of the Administrative Lender shall not make such determination or delivery such consent or approval until such report or reports have been delivered and approved by the Administrative Lender. [CA]

“Resource Period” means the period commencing on the Effective Date and ending on the 20th anniversary thereof. [Schedule Z]

“Resource Support Parcels” has the meaning set forth in Article XI of the Account and Security Agreement. [ASA]

“Responsible Officer” means as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer in the Credit Agreement shall mean a Responsible Officer of the Company. [CA, Schedule Z]

“Restoration Plan” has the meaning specified in Section 2.6.1.2(5) of the Credit Agreement. [CA]

“Restoration Work” means any repair or restoration (including, but not limited to, designing, engineering, constructing and completing such repair or restoration) of affected Property following any Casualty Event. [CA, ASA]

“Restore” has the meaning specified in Section 2.6.1.2(3) of the Credit Agreement. [CA]

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Company, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company, or (b) any payment of a development, management, advisory consulting or similar fee, or the payment of any expenses or other amounts of or to, the Company or its Affiliates other than fees payable under the O&M Agreement. [CA]

“Revenue Account” means the Revenue Account set forth in Section 2.1.1 of the Account and Security Agreement. [ASA, CA]

“Sales Tax” means all sales and use taxes that are properly payable by Contractor in connection with the Work. [EPC]

“SEC” means the United States Securities and Exchange Commission and any successor thereto. [ASA]

“Second Funding Date” means the earlier of: (i) the date upon which the balance of funds in the Construction Account is less than $1 million and all Advances under the Credit Agreement have been drawn, (ii) the date upon which a EPC Funding Request has been made and Advances under the Credit Agreement are insufficient to satisfy the amount stated therein, (iii) the Facility Substantial Completion Date, (iv) December 15, 2008 and (v) the date upon which a Credit Agreement Event of Default occurs. [ECCA, LLCA, Schedule Z]

“Second Funding Date Capital Contributions” means the capital contributions by the Class A Investors on the Second Funding Date, as determined in accordance with Section 2.2 of the Equity Capital Contribution Agreement. [ASA]

“Secured Obligations” has the meaning assigned in Section 5.1 of the Account and Security Agreement. [ASA]

“Secured Parties” means the Agents, the Security Agent, the Account Bank, the Securities Intermediary and the Lenders and shall include, without limitation, all former Agents and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents and Lenders and such Obligations have not been paid or satisfied in full. [ASA, LLCA]

“Securities Accounts” (i) means all “securities accounts” as defined in Article 9 of the UCC and (ii) includes, without limitation, all of the accounts listed on Schedule 6.4 of the Account and Security Agreement under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time). [ASA, Schedule Z]

“Securities Act” means the Securities Act of 1933, as amended from time to time. [ASA, ECCA]

“Security Accounts” has the meaning assigned in Section 2.1.1 of the Account and Security Agreement. [ASA]

“Security Instruments” means, collectively, (a) the Account and Security Agreement, (b) the Class A Investors Pledge Agreement and Class B Investors Pledge Agreement, (c) the Leasehold Mortgage(s), (d) the UCC-1 financing statements required to be filed under the terms of any of the foregoing documents, (e) each other collateral, account control agreement, pledge, security, mortgage, deed of trust, assignment of leasehold mortgage or guaranty agreement and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Company or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligation pursuant to the Credit Agreement) as security for the payment or performance of the Obligations or the Credit Agreement, as such agreements may be amended, modified, supplemented or restated from time to time. [CA, ECCA, Schedule Z]

“Services” means all engineering, design, drilling, Wellfield development, excavating, installation, civil works, procurement, construction, permitting, management, manufacturing and administrative services and any other services similar to the foregoing, which is or may be necessary or appropriate for the design, engineering, construction, development, operation and maintenance, as applicable, of a geothermal power plant facility and all components relating thereto, including as to procurement of geothermal resources and transmission of electric energy generated thereby, of a similar nature, size and complexity as the Facility, in each case, based on the technical specifications and requirements set forth in the Project Design Book. [EPC, Schedule Z]

“Settlement Date” means with respect to the Called Principal of any Obligation, the date on which such Called Principal is to be prepaid pursuant to Section 2.5 or Section 2.6 of the

Credit Agreement or has become or is declared to be immediately due and payable pursuant to Section 8 of the Credit Agreement, as the context requires. [Schedule Z]

“Special Project Document Payments” means payments due with respect to any Borrower Indemnification Event(s). [ASA]

“Subcontract” means any contract for the provision or performance of any part of the Work or the supply of any supplies, equipment, materials or other components in connection with the EPC Assets, other than the EPC Agreement. [EPC, O&M, Schedule Z]

“Subcontractor” means each counterparty to a Subcontract other than the Contractor. [EPC, O&M, Schedule Z]

“Subject” has the meaning specified in Section 7.6 of the Credit Agreement. [CA]

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the outstanding Equity Interests is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. [Schedule Z]

“Support” means the provision of labor, utilities, machinery, tools, equipment, materials, supplies, transportation, shipping, freighting, storage, waste disposal or any other support similar to the foregoing, whether temporary or permanent and including facilities relating thereto, which is or may be necessary or appropriate for the design, engineering, construction, development, operation and maintenance, as applicable, of a geothermal power plant facility and all components relating thereto, including as to procurement of geothermal resources and transmission of electric energy generated thereby, of a similar nature, size and complexity as the Facility, in each case, based on the technical specifications and requirements set forth in the Project Design Book. [EPC, O&M, Schedule Z]

“Supporting Obligation” means all “supporting obligations” as defined in Article 9 of the UCC. [ASA, Schedule Z]

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease. [Schedule Z]

“Target Availability Rating” means net electrical output from the Facility during full operation equaling at least 92% of the Target Capacity Rating, as demonstrated pursuant to the Availability Prove-Out. [EPC, Schedule Z]

“Target Capacity Rating” means a net electrical output of the Facility during full operation equaling at least 10.35 MW, as demonstrated pursuant to the Capacity Prove-Out. [ECCA, EPC, Schedule Z]

“Target Debt Investment” means $31,175,092, as indicated in the Original Equity Base Case Model. [Schedule Z]

“Target Economics” means, with respect to the Equity Base Case Model, the intent of the Parties to the Financing Documents and the Tax Equity Documents to achieve the following objectives: (i) that the Flip Date occur on the Target Flip Date, (ii) that the Class A Investors receive the After-Tax Payout, and (iii) that the DSCR equal Target DSCR. [EPC, Schedule Z]

“Target Equity Investment” means $24,500,000, as indicated in the Original Equity Base Case Model. [Schedule Z]

“Target Facility Characteristics” means the following characteristics to be achieved by the Facility upon Facility Substantial Completion: (i) the Target Capacity Rating, (ii) the Target Availability Rating, and (iii) the Target Turbine Substantial Completion Quantity. [EPC, Schedule Z]

“Target Flip Date” means December 31, 2018. [Schedule Z]

“Target Turbine Substantial Completion Quantity” means 50. [EPC, Schedule Z]

“Target DSCR” means a DSCR of 1.5:1.0. [LLCA, Schedule Z]

“Target IRR” means an Internal Rate of Return of fifteen percent (15%). [ECCA, LLCA]

“Target Pre-Tax Return” has the meaning set forth in Section 2.3(c) of the Equity Capital Contribution Agreement. [ECCA, LLCA]

“Tax Matters Member” means the Member that is designated as the “tax matters partner” as defined in Section 6231 of the Code. [ECCA]

“Tax Matters Partner” has the meaning set forth in Section 7.10(a) of the LLC Operating Agreement. [LLCA]

“Tax Returns” means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any taxes or the administration of any laws, regulations or administrative requirements relating to any taxes, including after the Closing any IRS Form K-1 issued to Members by the Company, information return, claim for refund, amended return or declaration of estimated tax. [ECCA, LLCA]

“Taxes” means all taxes, charges, fees and levies imposed under Applicable Law by any Governmental Authority, including any gross or net income, gross receipts, capital gains,

franchise, premium, retaliatory or reciprocal, profits, sales, use, value-added, transfer, employment or payroll, ad valorem, environmental, excise, license, occupation, real or personal property, intangible property, minimum, alternative minimum, severance, stamp, withholding, or windfall profits tax, guaranty fund assessments, custom duty or other charge, fee or tax, together with any interest, charge, penalty, addition to tax or additional amount related thereto. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Tax Year” means the calendar year or such other year the Company is required by Section 706 of the Code to use as its tax year. [LLCA]

“Term” means the period from the Closing Date through the Termination Date. [LLCA, Schedule Z]

“Termination Date” has the meaning set forth in Section 2.4 of the LLC Operating Agreement. [ASA, LLCA, Schedule Z]

“Termination Payment Date” has the meaning set forth in Section 13.2.6.1 of the EPC Agreement. [EPC]

“Third Party Claims” means, with respect to any Agreement, any claim, action, cause of action or suit, litigation, controversy, assessment, arbitration, investigation, inquiry, hearing, charge, complaint, demand, notice or proceeding initiated by any Person other than a Party to such Agreement by or before any Governmental Authority. [EPC, ECCA, O&M]

“Three-Month LIBOR” shall have the meaning specified in Exhibit D of the LLC Operating Agreement. [LLCA]

“Total Loss” has the meaning specified in Section 2.6.1.2(2) of the Credit Agreement. [CA]

“Trade Secret Licenses” means any and all payments providing for the granting of any right in or to Trade Secrets (whether the Company is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 6.6(G) of the Account and Security Agreement (as amended or supplemented from time to time). [ASA]

“Trade Secrets” means, with respect to the Company, all trade secrets and all other confidential or proprietary information and know-how now or hereafter owned or used in, or contemplated at any time for use in, the business of the Company (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit. [Schedule Z]

“Trademark Licenses” means any and all agreements providing for the granting of any right in or to Trademarks (whether the Company is licensee or licensor thereunder) including,

without limitation, each agreement referred to in Schedule 6.6(F) of the Account and Security Agreement (as amended or supplemented from time to time). [ASA, Schedule Z]

“Trademarks” means all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to the registrations and applications referred to in Schedule 6.6(E) of the Account and Security Agreement (as amended or supplemented from time to time), all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit. [ASA, Schedule Z]

“Transaction Expenses” means (i) the reasonable legal fees, expenses and disbursements of the Lenders, the Company and IRP incurred in connection with the Equity Capital Contribution Agreement and the transactions contemplated hereby; (ii) other reasonable, documented out of pocket expenses of the Company and IRP incurred in connection with the Equity Capital Contribution Agreement and the transactions contemplated hereby; (iii) intentionally omitted; (v) the reasonable fees, out-of-pocket costs and expenses of the Class A Investors (including reimbursement of any such amounts previously paid) incurred in connection with the Equity Capital Contribution Agreement and the transactions contemplated hereby, including the reasonable fees and expenses of counsel and consultants to the Class A Investors; and (vi) the reasonable fees and out of pocket expenses of the Independent Engineer, the Geothermal Engineer and the Insurance Consultant incurred in connection with the preparation of the Reports. [ECCA]

“Transactions” means, with respect to the Company, the execution, delivery and performance by the Company of each Transaction Document to which it is a Party, the use of the proceeds thereof and otherwise the consummation of the transactions contemplated thereby, and the granting by the Company of any Liens pursuant to the provisions of the Security Instruments. [CA, ECCA, O&M, Schedule Z]

“Transfer” has the meaning set forth in Section 9.1 of the LLC Operating Agreement. [LLCA]

“Transfer Taxes” has the meaning set forth in Section 6.2 of the Equity Capital Contribution Agreement. [ECCA]

“Transmission Line” has the meaning specified in Article XI of the Account and Security Agreement. [ASA]

“Treasury Regulations” means regulations written by the IRS interpreting the Code. [LLCA]

“Turbine” means each PureCycle© 225 System geothermal heat-to-electricity power system turbine generator contemplated to be sold to the Company pursuant to the UTC Purchase Contract. [ECCA, EPC, LLCA]

“Turbine Substantial Completion” has the meaning set forth in Section 6.1.1 of the EPC Agreement. [EPC]

“Turnover Package” means the documentation (including the Project Design Book, start-up procedures, log sheets, settings, and other items) in content, form and substance reasonably acceptable to Owner, submitted by Contractor to Owner that demonstrates that the Project has met Facility Substantial Completion in accordance with the EPC Agreement and may be operated safely in accordance with the O&M Manual and for its intended purposes. [EPC]

“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York or, when the context requires, the Uniform Commercial Code as en effect from time to time in any other applicable jurisdiction. [ASA, CA, LLCA, Schedule Z]

“Underrun Bonus” has the meaning set forth in Section 5.7 of the EPC Agreement. [ASA, EPC]

“Unrelated Persons” means a Person that is not “related,” within the meaning of Section 45(e)(4) of Code, to any Person to whom the Company sells electricity during the period the Company is entitled to Production Tax Credits on such electricity.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect. [ASA, CA]

“Warranty” has the meaning set forth in Section 9.1 of the EPC Agreement. [EPC]

“Warranty Claim” has the meaning set forth in Section 9.3 of the EPC Agreement. [EPC]

“Warranty Period” has the meaning set forth in Section 9.2 of the EPC Agreement. [EPC]

“Wellfield” means the array of extraction and injection wells, together with interconnected piping and related materials, providing geothermal resources to the Facility. [Schedule Z]

“Wellfield Plan and Budget” means, with respect to the applicable Operating Year, an annual operating budget and capital budget, broken down on a monthly basis, setting forth in detail the following matters with respect to the wells and Wellfield: (A) anticipated operations (including the drilling of new wells), (B) routine maintenance on existing wells (including major maintenance), (C) procurement (including equipment acquisitions and spare parts indicating a breakdown of capital items and expense items), (D) staffing, personnel and labor activities

(including unit rates for labor, hourly rates for consultants who are not employees of the Operator or its Affiliates, and holidays to be observed), (E) administrative activities, and (F) data regarding other work proposed to be undertaken by Operator, together with an itemized estimate, in detail reasonably acceptable to Owner, of all Reimbursable Costs to be incurred in connection therewith, together an annual operating plan setting forth underlying assumptions and implementation plans. [O&M]

“Work” has the meaning set forth in Section 2.2 of the EPC Agreement. [EPC, LLCA, O&M, Schedule Z]

“Working Capital Loan” has the meaning set forth in Section 4.5 of the LLC Operating Agreement.

PARTIES

“Account Bank” means Deutsche Bank Trust Company Americas and its permitted successors and assigns. [ASA, Schedule Z]

“Administrative Agent” means Deutsche Bank Trust Company Americas, together with its successors and assigns to the extent permitted by the Credit Agreement. [CA, ASA, ECCA, O&M, Schedule Z]

“Administrative Lender” means Merrill Lynch Credit Products, LLC or any successor as may be appointed in accordance with Section 15.8 of the Credit Agreement provided that in no event shall there be more than one Administrative Lender at any given time. [ASA, CA, O&M, EPC, Schedule Z]

“Anaheim” means the City of Anaheim, California, a municipal corporation organized and existing under the laws of the State of California. [CA, Schedule Z]

“Class A Investors” means one or more Members holding one or more Class A Interests. Initially the Class A Investors will be MLE. [CA, ASA, LLCA, Schedule Z]

“Class B Investors” means one or more Members holding one or more Class B Interests. Initially the Class B Investors will be IRP. [ASA, CA, ECCA, LLCA, Schedule Z]

“Class C Investor” means a Member holding one or more Class C Interests. [LLCA]

“Collateral Agent” means Deutsche Bank Trust Company Americas, together with its successors and assigns to the extent permitted by the Account and Security Agreement. [ASA, CA, ECCA, Schedule Z]

“Company” means Thermo No. 1 BE-01, LLC, a Delaware limited liability company, together with its successors and assigns. [ASA, CA, ECCA, LLCA, Schedule Z]

“Contractor” means Raser Technologies, Inc., a Delaware corporation, together with its successors and assigns. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Financing Parties” means, collectively, the Lenders, the Administrative Agent and the Collateral Agent under the Financing Documents.

“GE” means GE Consumer & Industrial, together with its successors and assigns. [Schedule Z]

“Geothermal Engineer” means, initially, GeothermEx, or, if no longer GeothermEx, such geothermal engineers as may be selected by the Class A Investors from time to time, subject to the prior written consent of the Company, so long as the Company is not subject to a Credit Agreement Event of Default, and the Administrative Lender, such consent not to be unreasonably withheld, conditioned or delayed, in each case, as the geothermal engineer for the Project and any successors and assigns thereto. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Goulds” means ITT Corporation, an Indiana Corporation, together with its successors and assigns. [Schedule Z]

“Independent Engineer” means initially, R.W. Beck, or, if no longer R. W. Beck, such independent engineers as may be selected by the Class A Investors from time to time, subject to the prior written consent of the Company , so long as the Company is not subject to a Credit Agreement Event of Default, and the Administrative Lender, such consent not to be unreasonably withheld, conditioned or delayed, in each case, as the independent engineer for the Project and any successors and assigns thereto. [ASA, CA, EPC, O&M, Schedule Z]

“Insurance Consultant” means Moore-McNeill, LLC, or, if no longer Moore-McNeill, LLC, such insurance consultant as may be selected by the Class A Investors from time to time, subject to the prior written consent of the Company, so long as the Company is not subject to a Credit Agreement Event of Default, and the Administrative Lender, such consent not to be unreasonably withheld, conditioned or delayed, in each case, as the insurance consultant for the Project and any successors and assigns thereto. [CA, ECCA, Schedule Z]

“Interconnection Construction Provider” means Pine Valley, together with its successors and assigns. [Schedule Z]

“Interconnection Service Provider” means PacifiCorp, together with its successors and assigns. [EPC, Schedule Z]

“IRP” means Intermountain Renewable Power, LLC, a Delaware limited liability company, together with its successors and assigns. [ECCA, LLCA]

“Managing Member” has the meaning set forth in Section 8.1 of the LLC Operating Agreement. [LLCA, Schedule Z]

“Member(s)” means any Person who owns an equity interest in the Company. [ECCA, LLCA]

“Minersville” means Minersville Land and Livestock Company, together with its successors and assigns. [Schedule Z]

“MLE” means Merrill Lynch L.P. Holdings Inc., a Delaware Corporation, together with its successors and assigns. [ECCA, LLCA, Schedule Z]

“Operator” means the operator of the Facility and a party to the O&M Agreement, or any successor thereto. [ECCA, LLCA, O&M, Schedule Z]

“Owner” means Thermo No. 1 BE-01, LLC, a Delaware limited liability company, together with its successors and assigns. [ECCA, EPC, LLCA, O&M, Schedule Z]

“Parent” means, if applicable to a Member, the Person or Persons that directly control such Member. [ECCA, Schedule Z]

“Patterson” means Patterson-UTI Drilling Company, LP, LLP, together with its successors and assigns. [Schedule Z]

“PBGC” means the Pension Benefit Guaranty Corporation, together with its successors and assigns. [CA, Schedule Z]

“Pine Valley” means Pine Valley Power, Inc., a Utah corporation, together with its successors and assigns. [Schedule Z]

“Raser” means Raser Technologies, Inc., a Delaware corporation, together with its successors and assigns. [CA, ECCA, EPC, LLCA, Schedule Z]

“Raser Entities” means Owner, Raser, Raser Power and IRP. [CA]

“Raser Power” means Raser Power Systems, LLC, a Delaware limited liability company, together with its successors and assigns. [Schedule Z]

“Securities Intermediary” means Deutsche Bank Trust Company Americas, in its capacity as securities intermediary with respect to the Security Accounts and within the meaning of Article 8 of the UCC. [ASA, Schedule Z]

“Security Agent” means Deutsche Bank Trust Company Americas.

“SITLA” means the State of Utah, acting by and through the School and Institutional Trust Lands Administration. [Schedule Z]

“SPX” means SPX Cooling Technologies, Inc, a Delaware corporation, together with its successors and assigns. [Schedule Z]

“UTC” means UTC Power Corporation, together with its successors and assigns. [ASA, ECCA, EPC, O&M, Schedule Z]

DOCUMENTS

“Account and Security Agreement” means the Account and Security Agreement, dated as of the Closing Date, entered into by and between Owner and the Collateral Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [ASA, CA, ECCA, EPC, LLCA]

“Ancillary Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 16.2 of the Credit Agreement or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 16.2 of the Credit Agreement and in substantially the form of Exhibit 16 to the Credit Agreement or any other form approved by the Administrative Agent. [CA]

“Assignment of SITLA Lease” means the Partial Assignment of State Lands Lease, dated as of August 27, 2008, entered into by and between IRP and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Class A Consent” means the Consent and Agreement, dated as of the Effective Date, by and between MLE and the Administrative Agent.

“Class A Investors Pledge Agreement” means the Pledge and Security Agreement, dated as of the Effective Date, by and between the Class A Investors and the Collateral Agent.

“Class B Consent” means the Consent and Agreement, dated as of the Effective Date, by and between IRP and the Administrative Agent.

“Class B Guaranty” means that certain guaranty issued by Raser dated as of the Effective Date of the Equity Capital Contribution Agreement.

“Class B Guarantor Consent” means the Consent and Agreement, dated as of the Effective Date, by and between Raser, and the Administrative Agent.

“Class B Investors Pledge Agreement” means the Pledge and Security Agreement, dated as of the Effective Date, by and between each of the Class B Investors and the Collateral Agent.

“Condensing Water Pump Contract” means the Purchase Order for an ITT Goulds Model #3180XL, amongst other items, dated as of March 20, 2008, entered into by and between Goulds and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Conditional Lien Waiver” means the Conditional Lien Waiver substantially in the form attached to the EPC Agreement as Exhibit A-2.

“Construction Disbursement Request” means the EPC Payment Request.

“Construction Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Cooling Tower Purchase Contract” means the Purchase Order, dated as of March 20, 2008, entered into by and between SPX and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Credit Agreement” means the Credit Agreement, dated as of the Closing Date, entered into by and between Owner, the Lenders and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Development Account Release Certificate” means a certificate substantially in the form of Exhibit K of the Account and Security Agreement, duly executed and delivered by all required signatories thereto.

“Drilling Contract” means the Drilling Bid Proposal and Daywork Drilling Contract – U.S., dated as of April 8, 2008, entered into by and between Patterson and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Drilling Escrow Certificate” means the Drilling Escrow Certificate substantially in the form attached to the Equity Capital Contribution Agreement as Exhibit B.

“Drilling Plan and Budget” means the Drilling Plan and Budget described in Section 4.3 of the Equity Capital Contribution Agreement.

“Drilling Reserve Disbursement Request” means a Drilling Reserve Disbursement Request substantially in the form of Exhibit H of the Account and Security Agreement, duly executed and delivered by all required signatories thereto.

“EPC Agreement” means the Engineering, Procurement and Construction Agreement by and between Contractor and Owner, dated as of the Closing Date, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“EPC Funding Request” means the EPC Funding Request substantially in the form attached to the EPC Agreement as Exhibit H, duly executed and delivered by the signatories thereto.

“EPC Payment Request” means the EPC Payment Request substantially in the form attached to the EPC Agreement as Exhibit I, duly executed and delivered by the signatories thereto.

“Equity Commitment Letters” means that certain letter agreement dated January 16, 2008 by and between Merrill, Lynch, Pierce, Fenner and Smith, Inc. and Raser.

“Equity Capital Contribution Agreement” means the Equity Capital Contribution Agreement, dated as of the Closing Date, entered into by and among Owner, the Class A Investors and the Class B Investors, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Final Lien Release” means the Final Lien Release substantially in the form attached to the EPC Agreement as Exhibit A-3.

“Financing Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Forbearance Agreement” means an agreement among the Administrative Agent, the Company and the Class A Investors in which the Administrative Agent, on behalf of the Lenders, agrees to, among other things, forbear from foreclosing on the Class A Interests before the end of the PTC Period.

“Independent Engineer Funding Certificate” means the Independent Engineering Funding Certificate substantially in the form attached to the EPC Agreement as Exhibit J, duly executed and delivered by the signatories thereto.

“Independent Engineer Payment Certificate” means the Independent Engineering Payment Certificate substantially in the form attached to the EPC Agreement as Exhibit K, duly executed and delivered by the signatories thereto.

“Interconnection Agreement” means the Interconnection Agreement, dated as of June 17, 2008, entered into by and between PacifiCorp and IRP, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Leasehold Mortgage” means the Leasehold Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Production, dated as of August 31, 2008, entered into by the Owner in favor of the Collateral Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Letter Agreement concerning Deposits” means the Letter Agreement, dated as of August 31, 2008, entered into by and between Contractor and UTC, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Lien Release” means the Lien Release substantially in the form attached to the EPC Agreement as Exhibit A-1.

“LLC Operating Agreement” means the LLC Operating Agreement, dated as of September 1, 2006, entered into by Owner, as sole member, as amended by the Amended and Restated Limited Liability Company Agreement, dated as of August 31, 2008, entered into by and between Owner and the Class A Investors, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Maintenance Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Minersville Lease” means the Geothermal Resources Lease, dated as of September 25, 2007, entered into by and between Minersville and IRP, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“O&M Agreement” means the Operation and Maintenance Agreement, dated as of August 31, 2008, entered into by and between Raser Power and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [CA, LLCA]

“O&M Funding Request” means the O&M Funding Request substantially in the form attached to the O&M Agreement as Exhibit B.

“O&M Payment Request” means the O&M Payment Request substantially in the form attached to the O&M Agreement as Exhibit C, duly executed and delivered by the signatories thereto.

“Off-Take Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Operative Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Original Operating Agreement” has the meaning set forth in the preliminary statements of the LLC Operating Agreement.

“Power Purchase Agreement” means the Renewable Power Purchase and Sale Agreement, dated as of March 10, 2008, entered into by and between Anaheim and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Powerhouse Contract” means the Purchase Order for a custom powerhouse, amongst other items, dated as of March 20, 2008, entered into by and between GE and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“PPA Consent” means the Collateral Assignment Agreement, dated as of August 31, 2008, entered into by and between Anaheim, the Collateral Agent and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Project Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Raser Consent” means the Consent and Agreement, dated as of August 31, 2008, entered into by and between Contractor, Owner and the Collateral Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Raser Power Consent” means the Consent and Agreement, dated as of August 31, 2008, entered into by and between Raser Power, the Collateral Agent and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Schedule Z Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Site Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“SITLA Consent” means the Certificate, Consent and Agreement, dated as of August 31, 2008, entered into by and between SITLA and the Collateral Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [Schedule Z]

“SITLA Lease” means the Utah State Mineral Lease Form – Geothermal Energy Lease, dated as of July 1, 2007, entered into by and between SITLA and IRP, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [Schedule Z]

“Switchboard Contract” means the Purchase Order for a transformer switchboard, dated as of March 20, 2008, entered into by and between GE and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Tax Equity Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Transaction Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Transformer Contract” means the Purchase Order for GE Prolec 2000 KVA substation transformers, dated as of March 20, 2008, entered into by and between GE and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Transmission Construction Agreement” means the Engineering, Procurement and Construction Contract, dated as of April 7, 2008, entered into by and between Pine Valley and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“UTC Consent” means the Consent and Agreement, dated as of August 31, 2008, entered into by and between UTC, the Collateral Agent and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“UTC Intercreditor Agreement” means the Intercreditor Agreement, dated as of August 31, 2008, entered into by and between the Administrative Agent, on behalf of the Lenders, Owner and UTC, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“UTC Purchase Contract” means the Purchase Contract, dated as of August 31, 2008, entered into by and between Owner and UTC, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [EPC, ASA]

“UTC Services Agreement” means the Amended and Restated Services Agreement, dated as of August 31, 2008, entered into by and between UTC and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [O&M]

“UTC Step-In Agreement” means the side letter between Owner and UTC, dated August 31, 2008. [EPC]